UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Dollar General Corporation

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DEAR FELLOW SHAREHOLDERS,
On behalf of the Board of Directors, we look forward to welcoming you to the 2024 Annual Meeting of Shareholders of Dollar General Corporation, which will be held on Wednesday, May 29, 2024, at 9:00 a.m., Central Time, at Dollar General Corporation, Turner One Building, 100 Mission Ridge, Goodlettsville, Tennessee.
We would like to thank you for your continued investment in Dollar General. It has been my privilege to serve as Chairman of the Board over the last 8 years, and I look forward to the year ahead.
Our objectives and actions are informed by your feedback, and we appreciate the opportunity to speak with many of you over the past year. In 2023, we engaged with shareholders comprising approximately 55% of shares outstanding as part of our focused annual shareholder outreach program. As Chairman, I led the engagement with shareholders representing approximately 38% of shares outstanding. The information we received from shareholders helped to inform decisions regarding the enhanced disclosures in this Proxy Statement and in our Serving Others report for 2023, as well as our recently published report on the findings of the employee safety and well-being audit. Below are several areas of particular importance to the Board that we discussed with our shareholders this past year:
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CEO Succession. CEO succession is a key component of our long-term business strategy and is a top priority for the Board. On October 12, 2023, we announced the re-appointment of Todd Vasos, our former CEO and existing Board member, as our CEO. Todd’s deep expertise and familiarity with Dollar General continues to be an asset to our Company, and the strong relationships and respect he has built with the investment community, vendors, our executive team and the broader employee base over his tenure have supported a seamless transition. We are confident Todd is the right leader to refocus our Company’s strategic direction and priorities to stabilize the business.

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Workplace Safety. Dollar General has a long-standing commitment to addressing matters that can affect our workplace experience, including employee safety and well-being. Our safety program includes standardized policies and procedures, training, and other proactive measures combined with monitoring and use of data analytics to drive preventative strategies and evolve employee safety strategies and initiatives. At the 2023 Annual Meeting of Shareholders, a majority of our shareholders voted in favor of a shareholder proposal requesting an employee safety and well-being audit. At the direction of our General Counsel and with oversight by the Board, we subsequently engaged an independent third party to conduct the audit and published a related report in April 2024. For further details, please refer to our Report on Audit of Dollar General Safety Policies and Practices published at https://www.dollargeneral.com/about-us/corporate-social-responsibility.

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Board Composition. Our Board represents a diversity of experience, backgrounds, viewpoints, tenure, age, gender, and race. We have robust corporate governance measures to foster shareholder participation and Board responsiveness and accountability, including strong director refreshment and evaluation practices. Approximately 38% of our independent directors have joined the Board within the last five years, including most recently the appointment of David Rowland on August 5, 2023. David is the former Executive Chairman of Accenture, where his career spanned nearly four decades. He brings to our Board a deep knowledge of the global marketplace and vast experience in finance, operations, strategy and risk management.

We would like to thank our shareholders, employees, customers, and business partners for their continued support and contributions to Dollar General’s success. We remain confident in our path forward under Todd’s leadership and in our ability to continue to build momentum with the Board’s active oversight.
SINCERELY, MICHAEL M. CALBERT CHAIRMAN OF THE BOARD APRIL 5, 2024
We will begin mailing to shareholders printed copies of this document and the form of proxy or the Notice of Internet Availability on or about April 5, 2024.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	TIME	LOCATION

Wednesday, May 29, 2024	9:00 a.m. Central Time	Dollar General Corporation, Turner One Building 100 Mission Ridge Goodlettsville, Tennessee

ITEMS OF BUSINESS:
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To elect as directors the nine nominees listed in the Proxy Statement

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To hold an advisory vote to approve our named executive officer compensation as disclosed in the Proxy Statement

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To ratify the appointment of our independent registered public accounting firm for fiscal 2024

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To vote upon a shareholder proposal, as described in the Proxy Statement, if properly presented at the annual meeting

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To transact any other business that may properly come before the annual meeting and any adjournments of that meeting

WHO MAY VOTE:
Shareholders of record at the close of business on March 20, 2024
By Order of the Board of Directors,

Goodlettsville, Tennessee April 5, 2024	Christine L. Connolly Corporate Secretary

Please vote your proxy as soon as possible even if you expect to attend the annual meeting in person. You may vote your proxy via the internet or by phone by following the instructions on the Notice of Internet Availability or proxy card, or if you received a paper copy of these proxy materials by mail, you may vote by mail by completing and returning the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke your proxy by following the instructions listed on page 2 of the Proxy Statement.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in the proxy statement or about Dollar General. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.
WHO WE ARE
We are today’s neighborhood general store, serving the needs of our customers by providing convenience, value and service—Every day!
(1)
As of March 1, 2024.

   2024 Proxy Statement

PROXY STATEMENT SUMMARY
BOARD OF DIRECTORS COMPOSITION (pp. 5 - 9, 14 - 15 and 19)
2024 Proxy Statement

PROXY STATEMENT SUMMARY
BOARD OF DIRECTORS GROUP DIVERSITY (pp. 4 - 9)
BOARD-LEVEL STRATEGY AND RISK OVERSIGHT (pp. 12 - 15)
Our Board of Directors actively oversees our corporate strategy and related risks and further coordinates risk oversight with its three fully independent committees, each with a different set of responsibilities:

AUDIT COMMITTEE Oversees financial reporting matters and enterprise risk management, including cybersecurity
COMPENSATION AND HUMAN CAPITAL MANAGEMENT COMMITTEE
Oversees significant human capital management matters, including diversity and inclusion; employee recruitment, retention and engagement; labor matters; and compensation
NOMINATING, GOVERNANCE AND CORPORATE RESPONSIBILITY COMMITTEE Oversees corporate governance and significant corporate social responsibility and sustainability matters

SHAREHOLDER ENGAGEMENT (pp. 11 - 12)
Our Board of Directors appreciates and proactively seeks the viewpoints of our shareholders. Our focused outreach in the fall of 2023 encompassed a broad base of shareholders and discussion topics and helped inform our approach to the safety and well-being audit and report that shareholders requested at the 2023 Annual Meeting of Shareholders, as well as various other disclosure enhancements in this proxy statement and in our Serving Others report for 2023.
   2024 Proxy Statement

PROXY STATEMENT SUMMARY

PAY FOR PERFORMANCE (pp. 21 - 31)
The primary elements of our 2023 annual executive compensation program are summarized in the chart below and reflect significant alignment with our shareholders’ interests.

Pay Element	Vehicle	2023 Metrics
Base Salary	Cash	Reflects comparable positions in the competitive marketplace, recognizing performance, responsibilities and experience
Short-Term Incentive	Cash	Adjusted EBIT **(100%)**
Long-Term Incentive	Options **(50%)** *Vest 25% annually over 4 years*	Stock price
	PSUs **(50%)** *3-year ratable vest (Adj. EBITDA)* *3-year cliff vest (Adj. ROIC)*	1-Year Adjusted EBITDA **(50%)** 3-Year Adjusted ROIC **(50%)**

Consistent with our philosophy,
and as illustrated to the right, a
significant portion of annualized
total target compensation for
our named executive officers in
2023 was variable/at-risk as a
result of being performance-based (dependent on our financial performance, linked to changes in our stock price, or both).

The most recent shareholder advisory vote on our named executive officer compensation was held on May 31, 2023. Excluding abstentions and broker non-votes, 90.9% of total votes were cast in support of the program.

2024 Proxy Statement

PROXY STATEMENT SUMMARY
VOTING MATTERS (pp. 1 - 10, 54, 59 and 60 - 62)
2024 PROPOSALS	Board Recommendation
Proposal 1: Election of Directors	For
Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation	For
Proposal 3: Ratification of Appointment of Auditors	For
Proposal 4: Shareholder Proposal	Against
HOW TO VOTE (p. 2)

MAIL	PHONE	INTERNET	IN PERSON

Complete, sign, date and mail your proxy card or voting instruction form	1-800-690-6903	www.proxyvote.com	May 29, 2024 9:00 a.m., CT Dollar General Corporation Turner One Building 100 Mission Ridge Goodlettsville, Tennessee

   2024 Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 29, 2024
This Proxy Statement, our 2023 Annual Report and a form of proxy card are available at www.proxyvote.com. You will need your Notice of Internet Availability or proxy card to access the proxy materials.
As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials over the Internet to some of our shareholders. This means that some shareholders will not receive paper copies of these documents but instead will receive only a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet and how to request a paper copy of our proxy materials, including the Proxy Statement, our 2023 Annual Report, and a proxy card. Shareholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail, unless they have previously requested delivery of proxy materials electronically.

2024 Proxy Statement

PROXY STATEMENT
This document is the proxy statement of Dollar General Corporation that we use to solicit your proxy to vote upon certain matters at our Annual Meeting of Shareholders to be held on Wednesday, May 29, 2024. We will begin mailing to shareholders printed copies of this document and the form of proxy or the Notice of Internet Availability on or about April 5, 2024.
We include website addresses and references to our Serving Others report and our Report on Audit of Dollar General Safety Policies and Practices in this proxy statement for reference only. The information contained in these websites and reports is not incorporated by reference into, and does not form a part of, this proxy statement.
SOLICITATION, MEETING AND VOTING INFORMATION
What is Dollar General Corporation and where is it located?
Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of March 1, 2024, the Company’s 20,022 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands. Our principal executive offices are located at 100 Mission Ridge, Goodlettsville, Tennessee 37072.
We also refer to our company as “we,” “us” or “Dollar General.” Unless otherwise noted or required by the context, “2024,” “2023,” “2022,” and “2021” refer to our fiscal years ending or ended January 31, 2025, February 2, 2024, February 3, 2023, and January 28, 2022, respectively.
What is a proxy and who is asking for it and paying for the cost to solicit it?
A proxy is your legal designation of another person, called a “proxy,” to vote your stock. The document designating someone as a proxy is also called a proxy or a proxy card.
Our directors, officers and employees are soliciting your proxy on behalf of our Board of Directors and will not be specially paid for doing so. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements, personal solicitation, news releases issued by Dollar General, postings on our website or otherwise. Dollar General will pay all expenses of this solicitation. We have retained Innisfree M&A Incorporated to act as a proxy solicitor for a fee estimated to be $17,500, plus reimbursement of out of pocket expenses.
Will the annual meeting be webcast?
Yes. A live webcast of the annual meeting, including the question and answer session, will be available on https://investor.dollargeneral.com under “News and Events—Events and Presentations” at 9:00 a.m., Central Time, on May 29, 2024. Within 24 hours following the meeting, a recording of the webcast will be available on our website for at least 30 days. The information on our website, however, is not incorporated by reference into, and does not form a part of, this proxy statement.
Who may attend the annual meeting?
Only shareholders as of the record date, March 20, 2024 (the “Record Date”), their duly appointed proxy holders, and our invited guests may attend the annual meeting. To be admitted to the meeting, you must present a government-issued photo identification and proof of share ownership as of the Record Date. To prove ownership, we will verify shareholders of record against our list of registered shareholders, while street name shareholders must show: an account statement bearing their name and showing their share ownership as of the Record Date; a valid legal proxy from the broker, trustee, bank or nominee holding the shares; a letter from a broker, trustee, bank or nominee holding the shares confirming the beneficial owner’s ownership as of the Record Date; or other similar evidence of ownership. We reserve the right to deny admittance to anyone who does not comply with these requirements or with the Rules of Conduct for the meeting.
We will decide in our sole discretion whether your documentation meets the admission requirements. If you hold shares in a joint account, both owners can be admitted to the meeting if proof of joint ownership is provided and you both provide the required identification.
Where can I find directions to the annual meeting?
Directions to the annual meeting are posted on our website at https://investor.dollargeneral.com.

   2024 Proxy Statement1

SOLICITATION, MEETING AND VOTING INFORMATION

Who may vote at the annual meeting?
You may vote if you owned shares of Dollar General common stock at the close of business on the Record Date (March 20, 2024). As of that date, there were 219,670,239 shares of Dollar General common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter.
How many votes must be present to hold the annual meeting?
A quorum, consisting of the presence in person or by proxy of the holders of a majority of shares of our common stock outstanding on the Record Date, must exist to conduct business at the annual meeting. If a quorum is not present, the presiding officer at the meeting may adjourn the meeting from time to time until a quorum is present.
What am I voting on?
You will be asked to vote on:
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the election of the 9 nominees listed in this proxy statement (Proposal 1);

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the approval on an advisory basis of our named executive officer compensation as disclosed in this proxy statement (Proposal 2);

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the ratification of the appointment of our independent registered public accounting firm (the “independent auditor”) for 2024 (Proposal 3); and

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the shareholder proposal described in this proxy statement (Proposal 4) if properly presented.

We are unaware of other matters to be acted upon at the annual meeting. Under Tennessee law and our governing documents, no other non-procedural business may be raised at the meeting unless proper notice has been given to shareholders.
How do I vote?
If you are a shareholder of record, you may vote your proxy over the telephone or Internet or, if you received printed proxy materials, by marking, signing, dating and returning the printed proxy card in the enclosed envelope. Please refer to the Notice of Internet Availability or proxy card, as applicable, for the telephone number, Internet address and other instructions. Alternatively, you may vote your shares in person at the annual meeting. Even if you plan to attend the meeting, we recommend that you vote in advance so that your vote will be counted if you later decide not to attend the meeting.
If you are a street name holder, your broker, trustee, bank or other nominee will provide materials and instructions for voting your shares. You also may vote in person at the meeting if you obtain and bring to the meeting a legal proxy from your broker, banker, trustee or other nominee giving you the right to vote the shares.
In either case, shareholders wishing to attend the meeting must also comply with the requirements described above under “Who may attend the annual meeting.”
What is the difference between a “shareholder of record” and a “street name” holder?
You are a “shareholder of record” if your shares are registered directly in your name with EQ Shareowner Services, our transfer agent. You are a “street name” holder if your shares are held in the name of a brokerage firm, bank, trust or other nominee as custodian.
What if I receive more than one Notice of Internet Availability or proxy card?
You will receive multiple Notices of Internet Availability or proxy cards if you hold shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. Street name holders will receive the Notice of Internet Availability or proxy card or other voting information, along with voting instructions, from their brokers. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all your shares are voted.
How will my proxy be voted?
The persons named on the proxy card will vote your proxy as you direct. If you return a signed proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares, the persons named on the proxy card will vote your shares in accordance with the recommendations of our Board of Directors. If business other than that described in this proxy statement is properly raised, your proxies have authority to vote as they think best, including to adjourn the annual meeting.
Can I change my mind and revoke my proxy?
Yes. A shareholder of record may revoke a proxy given pursuant to this solicitation by:
•
signing a valid, later-dated proxy card and submitting it so that it is received before the annual meeting in accordance with the instructions included in the proxy card;

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at or before the meeting, submitting to our Corporate Secretary a written notice of revocation dated later than the date of the proxy;

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submitting a later-dated vote by telephone or Internet no later than 11:59 p.m. Eastern Time on May 28, 2024; or

•
attending the meeting and voting in person.

Note that attendance at the meeting, by itself, will not revoke your proxy.

22024 Proxy Statement

SOLICITATION, MEETING AND VOTING INFORMATION

A street name holder may revoke a proxy given pursuant to this solicitation by following the instructions of the bank, broker, trustee or other nominee who holds his or her shares.
How many votes are needed to elect directors?
To be elected at the annual meeting, a nominee must receive the affirmative vote of a majority of votes cast by holders of shares entitled to vote at the meeting. Under our Charter, the “affirmative vote of a majority of votes cast” means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against his or her election. You may vote in favor of or against the election of each nominee, or you may elect to abstain from voting your shares.
What happens if a director fails to receive the required vote for election?
An incumbent director who does not receive the required vote for election at the annual meeting must promptly tender a resignation as a director for consideration by our Board of Directors pursuant to our Board-approved director resignation policy. Each director standing for election at the meeting has agreed to resign, effective upon the Board’s acceptance of such resignation, if he or she does not receive a majority vote. If the Board rejects the offered resignation, the director will continue to serve until the next annual shareholders’ meeting and until his or her successor is duly elected or his or her earlier resignation or removal in accordance with our Bylaws. If the Board accepts the offered resignation, the Board, in its sole discretion, may fill the resulting vacancy or decrease the Board’s size.
How many votes are needed to approve other matters?
Proposal 2 (to approve on an advisory basis our named executive officer compensation), Proposal 3 (to ratify the appointment of our independent auditor for 2024), and Proposal 4 (a shareholder proposal described in this proxy statement) will be approved if the votes cast in favor of the applicable proposal exceed the votes cast against it. The vote on the compensation of our named executive officers is advisory and, therefore, not binding on Dollar General, our Board of Directors, or its Compensation Committee. With respect to each of these proposals, and any other matter properly brought before the annual meeting, you may vote in favor of or against the proposal, or you may elect to abstain from voting your shares.
How will abstentions and broker non-votes be treated?
Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present but will not be counted as votes cast either in favor of or against a particular proposal and will have no effect on the outcome of the particular proposal.
What are broker non-votes?
Although your broker is the record holder of any shares that you hold in street name, it must vote those shares pursuant to your instructions. If you do not provide instructions, your broker may exercise discretionary voting power over your shares for “routine” items but not for “non-routine” items. All matters described in this proxy statement, except for the ratification of the appointment of our independent auditor, are considered to be non-routine matters.
“Broker non-votes” occur when shares held of record by a broker are not voted on a matter because the street name holder of the shares has not provided voting instructions and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.
How can I ask questions or view the list of shareholders entitled to vote at the annual meeting?
You may submit pertinent questions in advance of the annual meeting from May 15, 2024 through May 24, 2024, by visiting www.proxyvote.com and entering your Control Number, which is a 16-digit number that you can find in the Notice of Internet Availability or the proxy card (in each case if you are a shareholder of record), as applicable, or in the voting instruction form (if you are a street name holder). If you attend the meeting in person and meet the additional requirements set out in the Rules of Conduct for the meeting, you also may submit pertinent questions at the meeting. Rules of Conduct for the meeting, including without limitation rules pertaining to submission of questions, will be available prior to the meeting on www.proxyvote.com and at the meeting. We encourage you to review in advance the Rules of Conduct for the meeting.
During the meeting, shareholders of record may examine the list of shareholders entitled to vote at the meeting, which list will be available at the meeting. To inspect such shareholder list prior to the meeting, please contact our Investor Relations department at 615-855-5529 or investorrelations@dollargeneral.com.

   2024 Proxy Statement3

PROPOSAL 1: Election of Directors
What is the structure of the Board of Directors?
Our Board of Directors must consist of 1 to 15 directors, with the exact number set by the Board. The Board size is currently fixed at 9. All directors are elected annually by our shareholders.
How are directors identified and nominated?
The Nominating, Governance and Corporate Responsibility Committee (the “Nominating Committee”) is responsible for identifying, evaluating and recommending director candidates, including the slate to be presented to shareholders for election at the annual meeting, to our Board of Directors, which makes the ultimate election or nomination determination, as applicable. The Nominating Committee may use a variety of methods to identify potential director candidates, such as recommendations by our directors, management, shareholders or third-party search firms. The Nominating Committee has retained a third-party search firm to assist in identifying potential Board candidates who meet our qualification and experience requirements and, for any such candidate identified by such search firm, to compile and evaluate information regarding the candidate’s qualifications and experience and to conduct reference checks. Mr. David Rowland, a nominee for election at the annual meeting, was identified as a candidate by a third-party search firm.
Does the Board consider diversity when identifying director nominees?
Yes. Our Board of Directors values diversity in its broadest sense (including gender and race) and has adopted a written policy to endeavor to achieve a mix of members that represents a diversity of background and experience in areas that are relevant to our business. Similar to the “Rooney Rule,” this policy further provides that the Nominating Committee should seek to include qualified women and individuals from underrepresented groups in the pool from which candidates are selected and to direct any search firm accordingly. The Committee periodically assesses this policy’s effectiveness as part of its annual performance evaluation. The matrix included below illustrates the diverse experience and composition of our Board and reflects the key skills, qualifications and experience that our Board has determined to be important in light of our current and expected business needs.

Board of Directors Experience and Composition Matrix

	Bryant	Calbert	Chadwick	Fili-Krushel	McGuire	Rowland	Sandler	Santana	Vasos	Total
Skills and Experience										
Retail Industry Experience	✓	✓			✓		✓	✓	✓	6
Senior Leadership (C-Suite) Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	9
Strategic Planning/M&A Experience	✓	✓	✓	✓	✓	✓	✓			7
Other Public Board Service (current or former)	✓	✓		✓		✓	✓		✓	6
Financial Expertise or Experience	✓	✓	✓			✓	✓			5
General Independence	✓	✓	✓	✓	✓	✓	✓	✓		8
Global/International Experience (Sourcing or Operations)	✓	✓	✓		✓	✓			✓	6
Branding/Marketing/Consumer Behavior Experience	✓			✓	✓		✓	✓	✓	6
Human Capital Experience			✓	✓		✓				3
E-commerce/Digital/Technology Experience			✓	✓		✓	✓	✓		5
Risk Management Experience	✓	✓	✓	✓	✓	✓		✓	✓	8
Diverse Composition										
Racially Diverse			✓				✓	✓		3
Female			✓	✓			✓			3
Born Outside the U.S.					✓		✓			2

42024 Proxy Statement

PROPOSAL 1: Election of Directors

How are nominees evaluated; what are the threshold qualifications?
The Nominating Committee is charged with recommending to our Board of Directors only those candidates that it believes are qualified to serve as Board members consistent with the director selection criteria established by the Board.
The Nominating Committee assesses a candidate’s independence, background, experience and time commitments, as well as our Board’s skill needs. With respect to incumbent directors, the Committee also assesses the meeting attendance record and suitability for continued service. The Committee determines whether each nominee is in a position to devote adequate time to the effective performance of director duties and possesses the following threshold characteristics: integrity and accountability, informed judgment, financial literacy, a cooperative approach, a record of achievement, loyalty, and the ability to consult with and advise management. The Committee recommends candidates, including those submitted by shareholders, only if it believes a candidate’s knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing our shareholders’ long-term interests. While our focus and priorities may change from time to time, the Board of Directors Experience and Composition Matrix above summarizes the key skills, qualifications and experience that our Board has determined to be important in light of our current and expected business needs.
Who are the nominees this year?
All nominees standing for election as directors at the annual meeting were nominated by our Board of Directors upon the recommendation of the Nominating Committee. The nominees include 8 incumbent directors who were elected at the 2023 annual meeting of shareholders, as well as Mr. Rowland who was appointed to our Board effective August 5, 2023. Our Board believes that each of the nominees can devote an adequate amount of time to the effective performance of director duties, is in compliance with our overboarding policy detailed in our Corporate Governance Guidelines, and possesses all of the threshold qualifications identified above.
If elected, each nominee would hold office until the 2025 annual meeting of shareholders and until his or her successor is elected and qualified, subject to any earlier resignation or removal.
The following lists the nominees, their ages at the date of this proxy statement and the calendar year in which they first became a director, along with their biographies and the experience, qualifications, attributes or skills that led our Board to conclude that each nominee should serve as a director of Dollar General.

WARREN F. BRYANT Age: 78 Director Since: 2009
Biography:
Mr. Bryant served as the President and Chief Executive Officer of Longs Drug Stores Corporation from 2002 through 2008 and as its Chairman of the Board from 2003 through his retirement in 2008. Prior to joining Longs Drug Stores, he served as a Senior Vice President of The Kroger Co. from 1999 to 2002. Mr. Bryant served as a director of Loblaw Companies Limited from May 2013 to May 2022, OfficeMax Incorporated from 2004 to 2013, and Office Depot, Inc. from November 2013 to July 2017.

Specific Experience, Qualifications, Attributes and Skills:
Mr. Bryant has over 40 years of retail experience, including experience in marketing, merchandising, operations, and finance. His substantial experience in leadership and policy-making roles at other retail companies, together with his former experience as a board member for other retailers, provides him with an extensive understanding of our industry, as well as with valuable executive management skills, global, strategic planning, and risk management experience, and the ability to effectively advise our CEO.

   2024 Proxy Statement5

PROPOSAL 1: Election of Directors

MICHAEL M. CALBERT Age: 61 Director Since: 2007
Biography:
Mr. Calbert has served as our Chairman of the Board since January 2016. He joined the private equity firm KKR & Co. L.P. in January 2000 and was directly involved with several KKR portfolio companies until his retirement in January 2014, after which he served as a consultant to KKR until June 2015. Mr. Calbert led KKR’s Retail industry team prior to his retirement. He also served as the Chief Financial Officer of Randall’s Food Markets from 1997 until it was sold in September 1999 and worked as a certified public accountant and consultant with Arthur Andersen Worldwide from 1985 to 1994, where his primary focus was the retail and consumer industry. Mr. Calbert has served as a director of PVH Corp. since May 2022 and served as a director of Executive Network Partnering Corporation from September 2020 to October 2022 and AutoZone, Inc. from May 2019 to December 2021. He previously served as our Chairman of the Board from July 2007 until December 2008 and as our lead director from March 2013 until his re-appointment as our Chairman of the Board in January 2016.

Specific Experience, Qualifications, Attributes and Skills:
Mr. Calbert has considerable experience in managing private equity portfolio companies and is experienced with corporate finance and strategic business planning activities. Mr. Calbert has a strong background and extensive experience in advising and managing companies in the retail industry, including evaluating business strategies and operations, financial plans and structures, risk, and management teams. His former service on various company boards in the retail industry further strengthens his knowledge and experience within our industry. Mr. Calbert also has a significant financial and accounting background evidenced by his prior experience as the chief financial officer of a retail company and his 10 years of practice as a certified public accountant.

ANA M. CHADWICK Age: 52 Director Since: 2022
Biography:
Ms. Chadwick has served as Executive Vice President and Chief Financial Officer of Pitney Bowes Inc., a global shipping and mailing company providing technology, logistics, and financial services to small and medium sized businesses, large enterprises, retailers and government clients, since January 2021, and she has announced her resignation from Pitney Bowes effective April 21, 2024. Effective April 22, 2024, Ms. Chadwick will become Executive Vice President, Chief Financial Officer and Treasurer of Insulet Corporation, a medical device company. She previously served for 28 years in various roles at General Electric Company, including President and Chief Executive Officer of GE Capital Global Legacy Solutions (March 2019 to January 2021); Chief Financial Officer and Chief Operating Officer of GE Capital Global Legacy Solutions (February 2016 to February 2019); Controller of GE Capital Americas (September 2014 to January 2016); Chief Financial Officer of GE Capital Energy Financial Services (July 2010 to August 2014); Chief Operating Officer of GE Capital Global Banking—GE Money Bank Latin America (February 2009 to June 2010); Chief Financial Officer of GE Capital Consumer Finance—Latin America (December 2005 to January 2009); Chief Financial Officer of GE Capital Consumer Finance—GE Capital Bank Switzerland (December 2003 to November 2005); and a variety of finance and audit positions of increasing responsibility since joining the company in June 1993.

Specific Experience, Qualifications, Attributes and Skills:
Ms. Chadwick has significant financial and risk management expertise and over 30 years of experience in various financial planning, audit, banking, and accounting roles. Through these various roles, she has led large global teams of employees and played a critical role in various joint ventures, divestitures and restructurings. These experiences bring deep and disciplined perspective to our Audit Committee and Board. In addition, having lived and worked in several Latin American countries, including growing businesses in Latin America, she brings valuable perspective to our Board as the Company works to expand its operations into Mexico and to further serve its diverse customer base in the United States.

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PROPOSAL 1: Election of Directors

PATRICIA D. FILI-KRUSHEL Age: 70 Director Since: 2012
Biography:
Ms. Fili-Krushel served as Chairperson of the Board of Coqual, a non-profit think tank that focuses on global talent strategies, from February 2021 through June 2023 and as its Chief Executive Officer from September 2018 until January 2021. She previously was Executive Vice President (April 2015 to November 2015) of NBCUniversal, serving as a strategist and key advisor to the CEO; Chairman of NBCUniversal News Group (July 2012 to April 2015); and Executive Vice President of NBCUniversal (January 2011 to July 2012) overseeing the operations and technical services, business strategy, human resources and legal functions. She was Executive Vice President of Administration at Time Warner Inc. (July 2001 to December 2010) overseeing philanthropy, corporate social responsibility, human resources, worldwide recruitment, employee development and growth, compensation and benefits, and security; Chief Executive Officer of WebMD Health Corp. (April 2000 to July 2001); and President of ABC Television Network (July 1998 to April 2000). Ms. Fili-Krushel has served as a director of Reddit, Inc. since January 2022 and Chipotle Mexican Grill, Inc. since March 2019 and served as a director of I2PO from July 2021 to July 2022.

Specific Experience, Qualifications, Attributes and Skills:
Ms. Fili-Krushel’s background increases the breadth of experience of our Board as a result of her extensive executive experience overseeing the business strategy, philanthropy, corporate social responsibility, human resources, recruitment, employee growth and development, compensation and benefits, and legal functions, along with associated risks, at large public companies in the media industry. She also brings valuable oversight experience in diversity-related workplace matters, as well as digital and e-commerce experience. In addition, her understanding of consumer behavior based on her knowledge of viewership patterns and preferences provides a different perspective to our Board in understanding our customer base, and her other public company board experience brings additional perspective to our Board.

TIMOTHY I. MCGUIRE Age: 63 Director Since: 2018
Biography:
Mr. McGuire served as Chief Executive Officer of Mobile Service Center Canada, Ltd. (d/b/a Mobile Klinik, a business division of TELUS Corporation), a chain of professional smartphone repair stores, from October 2018 through August 2022, and as its Chairman of the Board from June 2017 to October 2018 and director from March 2017 to July 2020. He retired from McKinsey & Company, a worldwide management consulting firm, in August 2017 after serving as a leader of its global retail and consumer practice for almost 28 years, including leading the Americas retail practice for five years. While at McKinsey, Mr. McGuire led consulting efforts with major retail, telecommunications, consumer service, and marketing organizations in Canada, the United States, Latin America, Europe, and Australia. He also co-founded McKinsey Analytics, a global group of consultants bringing advanced analytics capabilities to clients to help make better business decisions. Mr. McGuire also held various positions with Procter & Gamble (1983 to 1989), including Marketing Director for the Canadian Food & Beverage division.

Specific Experience, Qualifications, Attributes and Skills:
Mr. McGuire brings over 30 years of valuable retail experience to our company. He has expertise in strategy, new store/concept development, marketing and sales, operations, international expansion, big data and advanced analytics, as well as risk management experience. In addition, Mr. McGuire’s focus while at McKinsey on use of advanced analytics in retail, developing and implementing growth strategies for consumer services, food, general-merchandise and multi-channel retailers, developing new retail formats, the application of lean operations techniques, the redesign of merchandise flows, supply-chain optimization efforts, and the redesign of purchasing and supplier-management approaches, brings extensive relevant perspectives to our Board as it seeks to consult and advise our CEO and to shape our corporate strategy.

   2024 Proxy Statement7

PROPOSAL 1: Election of Directors

DAVID P. ROWLAND Age: 63 Director Since: 2023
Biography:
Mr. Rowland served as Executive Chairman of the Board of Directors of Accenture plc, a leading global professional services company, from September 2019 to September 2021. Prior thereto, Mr. Rowland served as Accenture’s Interim Chief Executive Officer (January 2019 to September 2019); Chief Financial Officer (July 2013 to January 2019); Senior Vice President, Finance (September 2006 to July 2013); and a variety of consulting and finance leadership roles of increasing responsibility (July 1983 to September 2006). Mr. Rowland served as a director of Accenture plc from January 2019 to September 2021.

Specific Experience, Qualifications, Attributes and Skills:
Mr. Rowland has significant senior leadership experience and financial and risk management expertise. He further provides vast technology experience as a result of leading one of the world’s largest technology and digital service providers and engaging with clients on strategies for driving large, complex technology-based programs. While at Accenture, he played a significant role in all aspects of the company’s strategic planning, in driving the company’s M&A strategy, and in shaping the company’s human capital strategy and managing the company’s global workforce. In addition, Mr. Rowland has extensive international experience as a result of leading a global organization with significant scale that serves many of the largest companies in the world.

DEBRA A. SANDLER Age: 64 Director Since: 2020
Biography:
Ms. Sandler has served as President and Chief Executive Officer of La Grenade Group, LLC, a marketing consultancy that serves packaged goods companies operating in the health and wellness space, since September 2015. She also has served as Chief Executive Officer of Mavis Foods, LLC, a startup she founded that makes and sells Caribbean sauces and marinades, since April 2018. Ms. Sandler previously served seven years with Mars, Inc., including Chief Health and Wellbeing Officer (July 2014 to July 2015); President, Chocolate North America (April 2012 to July 2014); and Chief Consumer Officer, Chocolate (November 2009 to March 2012). She also held senior leadership positions with Johnson & Johnson from 1999 to 2009, where her last position was Worldwide President for McNeil Nutritionals LLC, a fully integrated business unit within the Johnson & Johnson Consumer Group of Companies. She began her career in 1985 with PepsiCo, Inc., where she served for 13 years in a variety of marketing positions of increasing responsibility. Ms. Sandler has served as a director of Keurig Dr Pepper Inc. since March 2021, Archer Daniels Midland Company since May 2016 and Gannett Co., Inc. since June 2015.

Specific Experience, Qualifications, Attributes and Skills:
Ms. Sandler has strong marketing and operating experience and a proven record of creating, building, enhancing, and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson, and PepsiCo. These positions have required an extensive understanding of consumer behavior and the evolving retail environment. In addition, her launch of Mavis Foods has provided her with valuable e-commerce, strategic planning and financial experience, and her other public company board experience brings additional perspective to our Board.

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PROPOSAL 1: Election of Directors

RALPH E. SANTANA Age: 56 Director Since: 2018
Biography:
Mr. Santana has served as Chief Executive Officer of Recteq Grills, a pellet grill company, since June 2022. He previously served as Executive Vice President and Chief Marketing Officer of Harman International Industries, a wholly-owned subsidiary of Samsung Electronics Co., Ltd., from April 2013 until June 2022, with responsibility for Harman’s worldwide marketing strategy and global design group, and as Senior Vice President and Chief Marketing Officer of Samsung Electronics North America (June 2010 to September 2012), where he was responsible for launching Samsung’s U.S. e-commerce business. He also served 16 years at PepsiCo, Inc. (June 1994 to May 2010) in multiple international and domestic leadership roles in marketing, including Vice President of Marketing, North American Beverages, Pepsi-Cola, and held positions with its Frito-Lay’s international and North America operations. Mr. Santana began his career at Beverage Marketing Corporation (July 1989 to June 1992) where he served as a beverage industry consultant designing market entry and expansion strategies.

Specific Experience, Qualifications, Attributes and Skills:
Mr. Santana has almost 30 years of marketing experience spanning multiple technology and food and beverage consumer packaged goods categories. His deep understanding of digital marketing and retail shopper marketing, particularly in the area of consumer packaged goods, and his extensive experience in shaping multi-cultural strategy, executing marketing programs, and making brands culturally relevant further enhances our Board’s ability to provide oversight and thoughtful counsel to management in these important and evolving areas of our business. His previous and current executive positions also provide risk management experience.

TODD J. VASOS Age: 62 Director Since: 2015
Biography:
Mr. Vasos has served as our Chief Executive Officer since October 2023 and as a member of our Board of Directors since June 2015. He previously served as our Chief Executive Officer from June 2015 to November 2022, when he transitioned to Senior Advisor prior to retiring in April 2023. Mr. Vasos joined Dollar General in December 2008 as Executive Vice President, Division President and Chief Merchandising Officer and was promoted to Chief Operating Officer in November 2013. Prior to joining Dollar General, Mr. Vasos served in leadership positions with Longs Drug Stores Corporation, Phar-Mor Food and Drug Inc. and Eckerd Corporation. Mr. Vasos has served as a director of KeyCorp since July 2020.

Specific Experience, Qualifications, Attributes and Skills:
Mr. Vasos has extensive retail experience, including approximately 15 years with Dollar General. He has a thorough understanding of all key areas of our business, which is further bolstered by his former experience overseeing the merchandising, operations, marketing, advertising, global procurement, supply chain, store development, store layout and space allocation functions of other retail companies. In addition, Mr. Vasos’s service in leadership and policy-making positions in the retail business has provided him with additional leadership and strategic planning skills that allow him to effectively guide and oversee the direction of Dollar General and the consensus-building skills required to lead our management team, and his other public company board experience brings additional perspective to his leadership of Dollar General.

   2024 Proxy Statement9

PROPOSAL 1: Election of Directors

Can shareholders recommend or nominate directors?
Yes. Shareholders may recommend candidates to our Nominating Committee by providing the same information within the same deadlines required for nominating candidates pursuant to the advance notice provisions in our Bylaws. Pursuant to its Charter, our Nominating Committee is required to consider such candidates and to apply the same evaluation criteria to them as it applies to other director candidates. Shareholders also can go a step further and nominate directors for election by shareholders at an annual meeting by following the advance notice procedures in our Bylaws.
Whether recommending a candidate for our Nominating Committee’s consideration or nominating a director for election by shareholders at an annual meeting, you must submit a written notice for receipt by our Corporate Secretary at the address and within the deadlines disclosed under “Shareholder Proposals for 2025 Annual Meeting.” The notice must contain all information required by our Bylaws, including without limitation information about the shareholder proposing the nominee and about the nominee.
We also have a “proxy access” provision in our Bylaws which allows eligible shareholders to nominate candidates for election to our Board and include such candidates in our proxy statement and ballot subject to the terms, conditions, procedures and deadlines set forth in Article I,
Section 12 of our Bylaws. Our proxy access bylaw provides that holders of at least 3% of our outstanding shares, held by up to 20 shareholders, holding the shares continuously for at least 3 years, can nominate up to 20% of our Board for election at an annual shareholders’ meeting.
For more specific information regarding these deadlines in respect of the 2025 annual meeting of shareholders, see “Shareholder Proposals for 2025 Annual Meeting” below. You should consult our Bylaws, posted on the “Corporate Governance” section of our website located at https:// investor.dollargeneral.com, for more detailed information regarding the processes summarized above. No shareholder nominees have been submitted for this year’s annual meeting.
What if a nominee is unwilling or unable to serve?
That is not expected to occur. If it does, the persons designated as proxies on the proxy card will vote your proxy for a substitute designated by our Board of Directors, or we may reduce the size of the Board.
Are there any family relationships between any of the directors, executive officers or nominees?
There are no family relationships between any of our directors, executive officers or nominees.

The Board of Directors unanimously recommends that shareholders vote FOR the election of each of the nominees named in this proposal.

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What governance practices are in place to promote effective independent Board leadership?
Our Board of Directors has adopted a number of governance practices to promote effective independent Board leadership, such as:

Independent Board Chairman
Mr. Calbert, an independent director, serves as our Chairman of the Board. In this role, Mr. Calbert serves as a liaison between the Board and our CEO, approves Board meeting agendas, facilitates communication of annual evaluation feedback to the Board and to individual directors, and participates with the Compensation and Human Capital Management Committee (the “Compensation Committee”) in the annual CEO performance evaluation. This decision allows our CEO to focus his time and energy on managing our business, while our Chairman devotes his time and attention to matters of Board oversight and governance. Our Board, however, recognizes that no single leadership model is right for all companies and at all times, and the Board will review its leadership structure as appropriate to ensure it continues to be in the best interests of Dollar General and our shareholders.

Annual Evaluations and Board Succession Planning
Our Board of Directors, each standing committee, and each individual non-employee director are evaluated annually using a process approved by the Nominating Committee. Our Board has adopted a policy to seek input from an independent consultant as part of the annual evaluation process at least once every three years. The evaluation process utilizes written questionnaires and, when deemed appropriate, telephonic interviews to supplement written responses. Results of the Board and committee evaluations are reviewed by the Board and each committee, and each director is provided feedback with respect to his or her performance, all with the goal of enhancing effective Board leadership and oversight and informing director re-nomination decisions and succession planning.

Annual CEO Performance Evaluations
The CEO is annually evaluated under the leadership of the Compensation Committee and the Chairman of the Board. All independent directors are invited to provide input into this discussion.

Regularly Scheduled Non-Management and Independent Director Sessions
Opportunity is available at each quarterly Board meeting for separate executive sessions of the non-management directors (all of whom are currently independent). Mr. Calbert, as Chairman, presides over all executive sessions of the non-management and the independent directors.

Shareholder Engagement
To build and maintain relationships with shareholders and to ensure their perspectives are understood and considered by our Board of Directors, we conduct year-round outreach through our senior management, investor relations and legal teams. In 2023, we also continued to engage in focused shareholder engagement efforts regarding corporate governance, social responsibility and sustainability, inviting shareholders representing approximately 57% of our outstanding shares to discuss their perspectives on these matters. We ultimately held conversations with shareholders comprising approximately 55% of shares outstanding during this outreach. Our Chairman of the Board led the engagement with shareholders representing approximately 38% of shares outstanding. For more information on our focused shareholder outreach efforts, please see “How does shareholder feedback affect decision-making, including decisions about the shareholder proposal approved at last year’s annual meeting” below.

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CORPORATE GOVERNANCE

How does shareholder feedback affect decision-making, including decisions about the shareholder proposal approved at last year’s annual meeting?
Dollar General has a long-standing commitment to addressing matters that can affect our workplace experience, including employee safety and well-being. Our safety program includes standardized policies and procedures, training, and other proactive measures combined with monitoring and use of data analytics to drive preventative strategies and evolve employee safety strategies and initiatives. At the 2023 annual meeting, our shareholders approved a proposal seeking an employee safety and well-being audit and the publication of a related report. We solicited feedback during our focused shareholder outreach meetings held in the fall of 2023 regarding the Board’s proposed approach to implementing this proposal. As mentioned above, we invited shareholders representing approximately 57% of shares outstanding and received input from shareholders representing approximately 55% of shares outstanding as part of this outreach.
Taking into account this shareholder feedback, as well as the language of the resolution approved by shareholders and the viewpoints of the proponents of the proposal expressed during our engagement with them, at the direction of our General Counsel and with oversight by our Board, we engaged an independent third party to conduct the employee safety and well-being audit and published a related report in April 2024.
Other topics discussed this year during the focused shareholder outreach meetings generally centered on our CEO transition and related compensation matters, as well as historical and future CEO succession planning processes; our disclosures and efforts around human capital management, environmental and other social matters, including our efforts towards achieving our Scopes 1 and 2 greenhouse gas emissions reduction goals; the refreshment and composition of our Board of Directors, including the recent addition of Mr. Rowland; and our executive compensation program. Feedback from these meetings was shared with our Board members to inform future decisions pertaining to these matters. In addition, over the last few years, our targeted outreach helped to inform our decisions to (among other things):
•
incorporate portions of the SASB framework into our corporate responsibility and sustainability reporting;

•
publish consolidated EEO-1 data;

•
disclose scopes 1 and 2 GHG emissions and set reduction goals;

•
explore opportunities to advance a renewable energy strategy;

•
participate as a signatory of and responder to the Chemical Footprint Project, expand the coverage of our

Chemicals Policy and more than double the number of chemicals on our Restricted Substance List;
•
enhance disclosures related to cybersecurity and data privacy and employee safety (including incident rates and lost time statistics) and well-being; and

•
enhance disclosures related to our employee DG Voice survey.

What is the Board’s role in risk oversight?
Our Board of Directors and its three standing committees, the Audit Committee, the Compensation Committee and the Nominating Committee, have an important role in our risk oversight process. The entire Board is regularly informed about risks through the committee reporting process, as well as through special reports and updates from management and advisors. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. The Board believes this division of risk management responsibilities effectively addresses the material risks facing Dollar General. The Board further believes that our leadership structure supports the risk oversight function of the Board as it allows our independent directors, through independent Board committees and executive sessions of independent directors, to exercise effective oversight of management’s actions in identifying risks and implementing effective risk management policies and controls.
Strategic Planning Risk Oversight. Our company’s strategy is firmly rooted in our long-standing mission of Serving Others, as we consistently strive to improve our performance while retaining our customer-centric focus. The Board actively oversees our corporate strategy and related risks through both annual strategic planning meetings and discussions and reports on the status of and risks to our strategic initiatives at quarterly meetings.
Enterprise Risk Oversight. We identify and manage our key risks using our enterprise risk management program. This framework evaluates significant internal and external business, financial, legal, reputational, ESG and other risks, identifies mitigation strategies, and assesses any residual risk. The program employs interviews with various levels of management and our Board and reviews of strategic initiatives, recent or potential legislative or regulatory changes, certain internal metrics and other information. The Audit Committee oversees our enterprise risk management program, discussing with management the process by which risk assessment and risk management is undertaken and our major financial and other risk exposures, including without limitation those relating to information systems, information security, data privacy and business continuity, and the steps management has taken to monitor and control such exposures. The Audit Committee reviews enterprise risk evaluation results at least annually and high residual risk categories, along with their mitigation strategies, quarterly. In addition, as part of its regular review of progress versus the strategic plan, our

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Board reviews related material risks as appropriate. Our General Counsel also periodically provides information to the Board regarding our insurance coverage and programs as well as litigation and other legal risks.
Cybersecurity Risk Oversight. In addition to consideration as part of the enterprise risk management program, cybersecurity risk is further evaluated through various internal and external audits and assessments designed to validate the effectiveness of our controls for managing the security of our information assets. Management develops action plans to address select identified opportunities for improvement, and the Audit Committee quarterly reviews reports and metrics, including a dashboard, pertaining to cybersecurity risks and mitigation efforts with our Chief Information Officer and our Chief Information Security Officer to help the Audit Committee understand and evaluate current risks, monitor trends, and track our progress against specific metrics. The Audit Committee also has the responsibility to review with management and the outside auditor any unauthorized access to information technology systems that could have a material effect on the Company’s financial statements. Further, the Audit Committee receives quarterly updates regarding our business continuity and IT disaster recovery plan, as well as any cybersecurity incidents which occurred during the prior quarter.
The Audit Committee has undertaken cybersecurity education in recent years to assist members in overseeing related risks. Such activities included a cyber threat intelligence update focusing on the global impact of ransomware on the retail sector and trends in retail sector compromises; the state of cybersecurity regulation; an overview of methods to perform cyber risk quantification; an update on the evolving retail landscape’s impact on cyber risk to retail organizations; and an overview of Company-specific cyber-related risks considerations.
Human Capital Management/Diversity and Inclusion Oversight. Our Board of Directors has delegated oversight of significant matters pertaining to our human capital management strategy to the Compensation Committee, including diversity and inclusion; recruitment, retention and engagement of employees; labor-related matters; our executive compensation program; and the overall compensation philosophy and principles for the general employee population. As part of this oversight, each quarter the Compensation Committee reviews metrics pertaining to recruitment, retention, engagement and diversity and inclusion efforts and results with the Chief People Officer. However, our Board retains direct oversight of certain human capital management areas, including annual discussions of management succession planning with the Chief Executive Officer and the Chief People Officer, review of significant employee-related litigation and legal matters at least quarterly with our General Counsel, and discussions of various human capital matters with the Chief Executive Officer.
Governance, Corporate Social Responsibility and Sustainability Risk Oversight. In addition to consideration as part of the enterprise risk management program, our Board of Directors has delegated oversight of corporate governance and significant corporate social responsibility and sustainability matters (to the extent not overseen by the full Board or other committee) to the Nominating Committee. Such matters may include significant issues relating to the environment, human rights, health and safety, supply chain, community and governmental relations, charitable contributions, political contributions (if any), and similar matters. As part of this oversight, the Nominating Committee: reviews our sustainability disclosures and practices, including climate-related disclosures, practices, strategy and goals/targets; oversees our annual shareholder outreach program and shareholder proposals; receives regular reports on engagements with and viewpoints provided by shareholders on governance, corporate responsibility and sustainability matters; and reviews detailed information regarding corporate governance trends and practices, which, along with shareholder feedback, informs recommendations to the Board. Some recent examples of changes recommended by the Nominating Committee include: the implementation in 2021 of the right of shareholders meeting certain requirements to request special meetings of shareholders; the removal of the supermajority voting provisions from our Charter and Bylaws in 2020; and the implementation of proxy access in 2017.
What other functions are performed by the Board’s Committees?
The functions of the Board’s three standing committees are described in applicable Board-adopted written charters available on the “Corporate Governance” section of our website located at
https://investor.dollargeneral.com and are summarized below along with each committee’s current membership. In addition to the functions outlined below, each committee periodically reviews and reassesses its charter, evaluates and makes recommendations concerning shareholder proposals that are within the committee’s expertise, and performs the risk oversight roles outlined above. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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CORPORATE GOVERNANCE

Name of Committee & Members	Committee Functions
AUDIT: Ms. Chadwick, Chairperson Mr. Bryant Mr. Rowland Ms. Sandler
•
Selects the independent auditor and periodically considers the advisability of audit firm rotation

•
Annually evaluates the independent auditor’s qualifications, performance and independence, as well as the lead audit partner, and reviews the annual report on the independent auditor’s internal quality control procedures and any material issues raised by its most recent review of internal quality controls

•
Pre-approves audit engagement fees and terms and all permitted non-audit services and fees, and discusses the audit scope and any audit problems or difficulties

•
Sets policies regarding the hiring of current and former employees of the independent auditor

•
Discusses the annual audited and quarterly unaudited financial statements with management and the independent auditor

•
Reviews CEO/CFO disclosures regarding any significant deficiencies or material weaknesses in our internal control over financial reporting, and establishes procedures for receipt, retention and treatment of complaints regarding accounting or internal controls

•
Discusses the types of information to be disclosed in earnings press releases and provided to analysts and rating agencies

•
Oversees our enterprise risk management program, including reports and metrics pertaining to cybersecurity risks

•
Reviews internal audit activities, projects and budget

•
Reviews and oversees any reportable related party transactions (unless a particular transaction is within the purview of another committee) to ensure they are not inconsistent with the interests of the Company and our shareholders

•
Discusses with our general counsel legal matters having an impact on financial statements

•
Furnishes the committee report required in our proxy statement

COMPENSATION AND HUMAN CAPITAL MANAGEMENT: Ms. Fili-Krushel, Chairperson Mr. Bryant Mr. McGuire
•
Oversees significant matters pertaining to human capital management strategy, including diversity and inclusion and recruitment, retention and engagement of employees, and labor-related matters

•
Reviews and approves corporate goals and objectives relevant to CEO compensation

•
Determines executive officer compensation (with an opportunity, if they so choose, for the independent directors to ratify CEO compensation) and recommends Board compensation for Board approval

•
Oversees overall compensation philosophy and principles for the general employee population

•
Establishes short-term and long-term incentive compensation programs for senior officers and approves all equity awards

•
Oversees share ownership guidelines and holding requirements for Board members and senior officers

•
Oversees the performance evaluation process for senior officers

•
Reviews and discusses disclosure regarding executive compensation, including Compensation Discussion and Analysis and compensation tables (in addition to preparing the report on executive compensation for our proxy statement)

•
Selects and determines fees and scope of work of its compensation consultant

•
Oversees and evaluates the independence of its compensation consultant and other advisors

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CORPORATE GOVERNANCE

Name of Committee & Members	Committee Functions
NOMINATING, GOVERNANCE AND CORPORATE RESPONSIBILITY: Ms. Sandler, Chairperson Ms. Fili-Krushel Mr. Santana
•
Develops and recommends criteria for selecting new directors

•
Screens and recommends to our Board individuals qualified to serve on our Board

•
Recommends Board committee structure and membership

•
Recommends persons to fill Board and committee vacancies

•
Develops and recommends Corporate Governance Guidelines and corporate governance practices and oversees corporate governance issues, including the annual shareholder engagement program

•
Oversees the process governing annual Board, committee and director evaluations

•
Oversees management’s efforts pertaining to significant corporate social responsibility and sustainability matters, which may include issues relating to the environment, human rights, health and safety, supply chain, community and governmental relations, charitable and political contributions, and similar matters

•
Evaluates shareholder proposals unless within the subject matter jurisdiction or expertise of another independent Board committee

•
Evaluates the appropriateness of a director’s continued Board and committee membership in light of any changed circumstances that could affect the director’s independence, qualifications or availability

•
Considers requests by directors and executive officers to serve on the board of directors of a for-profit company, taking into account among other factors the overboarding policy set forth in our Corporate Governance Guidelines

Does an audit committee financial expert serve on the Audit Committee?
Yes. Our Board of Directors has determined that Mss. Chadwick and Sandler and Messrs. Bryant and Rowland are audit committee financial experts who are independent as defined in New York Stock Exchange (“NYSE”) listing standards and in our Corporate Governance Guidelines.
How often did the Board and its committees meet in 2023?
During 2023, our Board of Directors, Audit Committee, Compensation Committee and Nominating Committee met 7, 6, 9 and 4 times, respectively. Each incumbent director attended at least 75% of the total of all meetings of the Board and committees on which he or she served which were held during the period for which he or she was a director and a member of each applicable committee.
What is Dollar General’s policy regarding Board member attendance at the annual meeting?
Our Board of Directors has adopted a policy that all directors should attend annual shareholders’ meetings unless attendance is not feasible due to unavoidable circumstances. All persons serving as Board members at the time of the 2023 annual shareholders’ meeting attended the meeting.
Does Dollar General have a management succession plan?
Yes. Our Board of Directors ensures that a formalized process governs long-term management development and succession. Our comprehensive program encompasses not only our CEO and other executive officers but all employees through the front-line supervisory level. The program focuses on key succession elements, including identification of potential successors for positions where internal succession is appropriate, assessment of each potential successor’s level of readiness, diversity considerations, and preparation of individual growth and development plans. Our long-term business strategy is also considered with respect to CEO succession planning. Our Board formally reviews our succession plan for officers, as well as other notable talent, generally annually. In addition, we maintain and review with the Board periodically a confidential procedure for the timely and efficient transfer of the CEO’s responsibilities in the event of an emergency or his sudden incapacitation or departure.
Are there share ownership guidelines and holding requirements for Board members and senior officers?
Yes. Details of our share ownership guidelines and holding requirements for Board members and senior officers are included in our Corporate Governance Guidelines. See “Compensation Discussion and Analysis” and “Director Compensation” for more information on these guidelines

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and holding requirements. The Compensation Committee establishes the related administrative details.
Are any directors or officers involved in litigation with Dollar General?
On January 26, 2024, January 29, 2024, and February 1, 2024, respectively, the following shareholder derivative actions were filed in the United States District Court for the Middle District of Tennessee in which the plaintiff shareholders, purportedly on behalf and for the benefit of Dollar General, allege that certain of our current and former officers and directors (1) violated their fiduciary duties by misrepresenting the impact of alleged store labor, inventory pricing, and other practices on our financial results, prospects, and reputation, as well as creating a risk of adverse regulatory action; (2) wasted corporate assets; and (3) were unjustly enriched: Nathan Silva v. Todd J. Vasos, Michael Calbert, Warren Bryant, Ana Chadwick, Patricia Fili-Krushel, Timothy McGuire, David Rowland, Debra Sandler, Ralph Santana, William Rhodes, III, Kelly M. Dilts, Jeffrey [sic] C. Owen, and John W. Garratt (Case No. 3:24-cv-00083) (“Silva”); Terry Dunn v. Todd J. Vasos, et. al. (Case No. 3:24-cv-00093) (“Dunn”); Kathryn A. Caliguiri Inh Ira Bene Of Catherine Sugarbaker v. Todd J. Vasos, et. al. (Case No. 3:24-cv-00117) (“Caliguiri”) (collectively, the “Shareholder Derivative Litigation”). The named defendants in the Dunn and Caliguiri matters are identical to those named in the Silva complaint except that Mr. Rowland is not a named defendant in the Dunn and Caliguiri matters. The Silva complaint also alleges certain of our current and former officers and directors violated federal securities laws and aided and abetted breach of fiduciary duty and that Mr. Vasos violated his fiduciary duties by misusing material, non-public information. The Dunn and Caliguiri complaints additionally allege that certain of our officers and directors violated their fiduciary duties by recklessly or negligently disregarding workplace safety practices, and that Mr. Vasos, Mr. Garratt and Ms. Fili-Krushel violated their fiduciary duties by misusing material, non-public information. The plaintiffs in the Shareholder Derivative Litigation seek both non-monetary and monetary relief for the benefit of Dollar General. Currently pending is an application to consolidate the Shareholder Derivative Litigation cases and appoint lead counsel.
How can I communicate with the Board of Directors?
We describe our Board-approved process for security holders and other interested parties to contact the entire Board, a particular director, or the non-management directors or independent directors as a group on the “Corporate Governance” section of our website located at https://investor.dollargeneral.com.
Where can I find more information about Dollar General’s governance practices?
Our governance-related information is posted on the “Corporate Governance” section of our website located at https://investor.dollargeneral.com, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, the charter of each of the Audit Committee, the Compensation Committee and the Nominating Committee, and the name(s) of the person(s) chosen to lead the executive sessions of the non-management directors and of the independent directors. This information is available in print to any shareholder who sends a written request to: Investor Relations, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072.

162024 Proxy Statement

DIRECTOR COMPENSATION
Our director compensation program is designed to fairly pay directors for their time and efforts and to align their interests with the long-term interests of our shareholders. At least once every two years, the Compensation Committee reviews with its independent compensation consultant, Pearl Meyer, the form and amount of director compensation in light of these goals and makes related recommendations to the Board of Directors. The Committee considers peer group market data as the primary market reference point, survey data of general industry companies with revenues greater than $10 billion for a general understanding of compensation practices in the broader market context, and recommendations for potential changes to the program in order to preserve its competitiveness, all as presented by Pearl Meyer. More information about our peer group and the Pearl Meyer engagement can be found under “Use of Market Data” and “Use of Outside Advisors,” respectively, in “Compensation Discussion and Analysis.” The Committee has the authority to delegate any of its responsibilities to one or more subcommittees to the extent allowed by applicable law and the NYSE.
The executive compensation team, led by our Chief People Officer, and the legal team, led by our General Counsel, serve in an administrative and support role for the Compensation Committee and Pearl Meyer with respect to director compensation, which may include conducting research, compiling data, providing necessary Company-specific information, drafting equity award agreements, providing legal advice, or otherwise assisting as requested. In addition, Pearl Meyer reviews its analysis and recommendations regarding the amount and form of director compensation with our CEO, Chief People Officer, and General Counsel. The Committee also may seek such executives’ viewpoint on Pearl Meyer’s analysis and recommendations. Ultimately, the Committee retains and exercises sole authority to make director compensation recommendations to the Board.
Each non-employee director receives payment (prorated as applicable) for a fiscal year in quarterly installments of the following cash compensation, as applicable, along with an annual award of restricted stock units (“RSUs”) issued pursuant to our 2021 Stock Incentive Plan, payable in shares of our common stock, having the estimated value listed below:
Fiscal Year	Board Retainer ($)	Audit Committee Chairperson Retainer ($)	Compensation Committee Chairperson Retainer ($)	Nominating Committee Chairperson Retainer ($)	Estimated Value of Equity Award ($)(1)
2023	95,000	25,000	20,000	17,500	190,000

(1)
The RSUs are awarded by the Compensation Committee annually to each non-employee director who is elected or re-elected at the annual shareholders’ meeting and to any new non-employee director appointed thereafter but before February 1 of a given year. The RSUs are scheduled to vest on the first anniversary of the grant date subject to certain accelerated vesting conditions. Directors generally may defer receipt of shares underlying the RSUs.

In addition to the fees outlined above, the Chairman of the Board receives an annual retainer delivered in the form of RSUs, payable in shares of our common stock and scheduled to vest on the first anniversary of the grant date, subject to certain accelerated vesting conditions, having an estimated value of $200,000. Such RSUs are awarded each year by the Compensation Committee on the first business day following the start of our fiscal year.
The forms and amounts of director compensation as outlined above were recommended by the Compensation Committee and approved by the Board after taking into account market data, recommendations of the Committee’s compensation consultant, Pearl Meyer, and, for the additional equity award to the Chairman of the Board, his further responsibilities to the Company.
Up to 100% of cash fees earned for Board services in a fiscal year generally may be deferred under the Non-Employee Director Deferred Compensation Plan. Benefits are payable upon separation from service in the form, as elected by the director at the time of deferral, of a lump sum distribution or monthly payments for 5, 10 or 15 years. Participating directors can direct the hypothetical investment of deferred fees into funds identical to those offered in our 401(k) Plan and will be credited with the deemed investment gains and losses. The amount of the benefit will vary depending on the fees the director has deferred and the deemed investment gains and losses. Benefits upon death are payable to the director’s named beneficiary in a lump sum. In the event of a director’s disability (as defined in the Non-Employee Director Deferred Compensation Plan), the unpaid benefit will be paid in a lump sum. Participant deferrals are not contributed to a trust, and all benefits are paid from Dollar General’s general assets.
Our non-employee directors are subject to share ownership guidelines, expressed as a multiple of the annual cash retainer payable for service on our Board (exclusive of additional amounts paid to each committee chairperson), and holding requirements. The current ownership guideline is five times and should be acquired within five years of election to the Board. When the ownership guideline is increased, incumbent non-employee directors are allowed an additional year to acquire the incremental multiple. Each non-employee director is required to retain ownership of 100% of all net after-tax shares granted by Dollar General until reaching the share ownership target. As of February 2, 2024, each of our current

   2024 Proxy Statement17

DIRECTOR COMPENSATION

non-employee directors was in compliance with our share ownership and holding requirement policy either because he or she met the guideline or was within the allotted grace period.
Fiscal 2023 Director Compensation
The following table and text summarize the compensation earned by or paid to each person who served as a non-employee member of our Board during all or part of 2023, other than Mr. Vasos. During 2023, Mr. Vasos was not separately compensated for his Board service for any period of time in which he was employed by us, including as Senior Advisor through April 1, 2023, and as Chief Executive Officer beginning October 12, 2023. Jeffery Owen, who served as our Chief Executive Officer and as a member of our Board until October 12, 2023, was not separately compensated for Board service. Messrs. Vasos’s and Owen’s executive compensation, as well as Mr. Vasos’s compensation for his Board service for the period of time in which he was not employed by us, are included under “Executive Compensation” below. We have omitted the columns pertaining to “Option Awards,” “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” because they are inapplicable.
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Warren F. Bryant	95,000	177,952	1,985	274,937
Michael M. Calbert	97,308	367,018	3,949	468,275
Ana M. Chadwick	112,033	177,952	2,386	292,371
Patricia D. Fili-Krushel	115,000	177,952	1,985	294,937
Timothy I. McGuire	95,000	177,952	1,985	274,937
William C. Rhodes, III	38,242	—	1,166	39,408
David P. Rowland	47,500	176,379	1,346	225,225
Debra A. Sandler	110,192	177,952	1,985	290,129
Ralph E. Santana	95,000	177,952	1,985	274,937

(1)
Mr. Rhodes served on our Board until May 31, 2023. Mr. Rowland joined our Board on August 5, 2023.

(2)
In addition to the Board retainer, Messrs. Calbert and Rhodes and Mss. Chadwick, Fili-Krushel, and Sandler earned retainers (pro-rated as applicable) for service as committee chairpersons during all or part of fiscal 2023.

(3)
Represents the grant date fair value of RSUs awarded to Mr. Calbert on February 6, 2023 ($189,066) for his annual Chairman of the Board retainer, as well as to each director listed in the table above (including Mr. Calbert), other than Messrs. Rhodes and Rowland, on May 30, 2023 ($177,952) and Mr. Rowland on August 29, 2023 ($176,379) for annual awards, in each case computed in accordance with FASB ASC Topic 718. Mr. Rhodes did not receive an annual RSU award because he did not stand for re-election at the 2023 annual meeting. Information regarding assumptions made in the valuation of these awards is included in Note 9 of the annual consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended February 2, 2024, filed with the SEC on March 25, 2024 (our “2023 Form 10-K”). As of February 2, 2024, each of the persons listed in the table above had the following total unvested RSUs outstanding (including additional unvested RSUs credited as a result of dividend equivalents earned with respect to such RSUs): each of Messrs. Bryant, McGuire, and Santana and Mss. Chadwick, Fili-Krushel, and Sandler (884); Mr. Calbert (1,726); Mr. Rhodes (0); and Mr. Rowland (1,149).

(4)
Represents (a) the dollar value of dividend equivalents paid, accumulated or credited on unvested RSUs for all persons listed in the table above; and (b) for Mr. Rhodes, cash reimbursement of  $733 to offset the estimated federal income tax obligation on a retirement gift. Perquisites and personal benefits, if any, totaled less than $10,000 per director listed in the table and therefore are not included in the table.

182024 Proxy Statement

DIRECTOR INDEPENDENCE
Is Dollar General subject to the NYSE governance rules regarding director independence?
Yes. A majority of our directors must satisfy the independence requirements outlined in the NYSE listing standards. All members of the Audit Committee, the Compensation Committee and the Nominating Committee also must be independent to comply with NYSE listing standards and, in the case of the Audit Committee, with SEC rules. The NYSE listing standards define specific relationships that disqualify directors from being independent and further require that the Board of Directors affirmatively determine that a director has no material relationship with Dollar General in order to be considered “independent.” The SEC’s rules and NYSE listing standards contain separate definitions of independence for members of audit committees and compensation committees, respectively.
How does the Board of Directors determine director independence?
Our Board of Directors determines the independence of each director and director nominee using guidelines it has adopted, which include all elements of independence in the NYSE listing standards and SEC rules as well as certain Board-adopted categorical independence standards. These guidelines are detailed within our Corporate Governance Guidelines posted on the “Corporate Governance” section of our website located at https://investor.dollargeneral.com.
The Board first considers whether any director or nominee has a relationship covered by the NYSE listing standards that would prohibit an independence finding for Board or committee purposes. The Board then analyzes any relationship of the remaining eligible directors and nominees with Dollar General or our management that falls outside the parameters of the Board’s separately adopted categorical independence standards to determine if that relationship is material. The Board may determine that a person who has a relationship outside such parameters is nonetheless independent because the relationship is not considered to be material. Any director who has a material relationship with Dollar General or its management is not considered to be independent. Absent special circumstances, the Board does not consider or analyze any relationship that management has determined falls within the parameters of the Board’s separately adopted categorical independence standards.
Are all of the directors and nominees independent?
As a result of his employment as our Chief Executive Officer, Mr. Vasos is not an independent director, and Mr. Owen, who served as our Chief Executive Officer and as a director until October 12, 2023, was not an independent director under NYSE listing standards. Our Board of Directors has affirmatively determined that each of our remaining directors, Messrs. Bryant, Calbert, McGuire, Rowland and Santana and Mss. Chadwick, Fili-Krushel and Sandler, is independent, and our former Board member Mr. Rhodes, who served for part of 2023, was independent at the time he left our Board, under both the NYSE listing standards and our additional independence standards. Any relationship between an independent director and Dollar General or our management fell within the Board-adopted categorical standards and, accordingly, was not reviewed or considered by the Board in making independence decisions. There is no person currently serving or who served in 2023 on the Audit Committee, the Compensation Committee or the Nominating Committee that does or did not meet, as applicable, the NYSE independence requirements for membership on those committees, our additional standards and, as to the Audit Committee, SEC rules.

   2024 Proxy Statement19

TRANSACTIONS WITH MANAGEMENT AND OTHERS
Does the Board of Directors have a related- party transactions approval policy?
Yes. Our Board of Directors has adopted a written policy for the review, approval or ratification of “related party transactions.” For purposes of this policy, a “related party” includes our directors, director nominees, executive officers and greater than 5% shareholders, and any of their immediate family members, and a “transaction” includes one or a series of similar financial or other transactions, arrangements or relationships in which (1) Dollar General or one of our subsidiaries is a participant; (2) a related party has a direct or indirect material interest; and (3) the total amount may exceed $120,000 and is required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act, as determined by our Law Department.
The policy requires that a designated Board committee review in advance and oversee related party transactions for potential conflicts of interest and prohibit the transaction if it determines the transaction is inconsistent with the interests of Dollar General and our shareholders. The Audit Committee is the designated committee for related party transactions except for compensatory transactions, which the Compensation Committee will review and oversee, and charitable donations or payments to an industry group, which the Nominating Committee will oversee. The related party may not participate in the review or approval of the related party transaction.
In determining whether a related party transaction should be approved or prohibited, the policy directs the designated committee to consider all relevant facts and circumstances, which may include among other factors whether:
•
the terms of the transaction are fair to Dollar General and on the same basis as if the transaction had occurred on an arm’s-length basis;

•
there are any compelling business reasons for Dollar General to enter into the transaction, and the nature of alternative transactions, if any; and

•
the transaction would present an improper conflict of interest for any of our Board members or executive officers.

If approved, the designated committee will review each ongoing related party transaction at least annually to determine whether it should be allowed to continue.
If a related party transaction is inadvertently entered into without the required prior approval, including without limitation if a related party’s interest arises only after the commencement of an ongoing transaction, the designated committee will review the transaction as soon as is reasonably practicable and determine whether to ratify or prohibit the transaction, taking into consideration all relevant facts and circumstances, which may include among other factors those outlined above, the reason the policy was not followed and whether subsequent ratification would be detrimental to Dollar General.
In determining whether a transaction meets the definition of a related party transaction under the policy, the policy directs the Law Department to evaluate all relevant facts and circumstances, but provides that a related party’s interest in the following transactions generally would not be considered material, although the transaction amounts listed are not intended to imply that transaction amounts in excess of such amounts are presumed to be material:
•
transactions involving a total amount that does not exceed the greater of $1 million or 2% of an entity’s annual consolidated revenues (total consolidated assets in the case of a lender) if no related party who is an individual participates in providing the services or goods to, or negotiations with, us on the other entity’s behalf or receives special compensation or benefit as a result; or

•
payments to a charitable organization, foundation or university if the total amount does not exceed 2% of the recipient’s total annual receipts and no related party who is an individual participates in the payment decision or receives any special compensation or benefit as a result.

What related party transactions existed in 2023 or are planned for 2024?
There are no transactions that have occurred since the beginning of 2023, or any currently proposed transactions, in which Dollar General was or is to be a participant, that exceed $120,000 and in which a related party had or has a direct or indirect material interest.

202024 Proxy Statement

EXECUTIVE COMPENSATION
This section provides details of fiscal 2023 compensation for our named executive officers: Todd J. Vasos, Chief Executive Officer; Jeffery C. Owen, former Chief Executive Officer; Kelly M. Dilts, Executive Vice President and Chief Financial Officer; John W. Garratt, former President and Chief Financial Officer; Emily C. Taylor, Executive Vice President and Chief Merchandising Officer; Rhonda M. Taylor, Executive Vice President and General Counsel; Carman R. Wenkoff, Executive Vice President and Chief Information Officer; and Antonio Zuazo, former Executive Vice President, Global Supply Chain.
Compensation Discussion and Analysis
Overview
Our executive compensation program is designed to serve the long-term interests of our shareholders. To deliver superior shareholder returns, we believe it is critical to offer a competitive compensation package that will attract, retain, and motivate experienced executives with the requisite expertise. Our program is designed to pay for performance by effectively balancing short-term and long-term incentives based on achievement of our annual and long-term business objectives, as well as to maintain our competitive position in the market in which we compete for executive talent.
Compensation Best Practices
We strive to align our executives’ interests with those of our shareholders and to follow sound corporate governance practices.
Compensation Practice	Dollar General Policy
Pay for performance
A significant portion of compensation, including our annual Teamshare cash bonus incentive and our equity incentive compensation, is performance-based—dependent on our financial performance, linked to changes in our stock price, or both.

Robust share ownership guidelines and holding requirements	Our share ownership guidelines and holding requirements create further alignment with shareholders’ long-term interests. See “Share Ownership Guidelines and Holding Requirements.”
Clawback policy
Our recently amended clawback policy requires the recovery of erroneously awarded incentive compensation paid to current and former executive officers based on financial results that were subsequently restated as a result of a material noncompliance with any financial reporting requirement under the U.S. federal securities laws, regardless of an executive’s personal culpability.

Hedging, pledging and margin prohibitions
Our policy prohibits executive officers and Board members (and certain of their family members, entities and trusts) from hedging against any decrease in the market value of Dollar General equity securities awarded by our company and held by them, and from pledging as collateral or holding in a margin account any securities issued by Dollar General. See “Hedging and Pledging Policies.”

No excise tax gross-ups and minimal income tax gross-ups	We do not provide tax gross-up payments to named executive officers other than on relocation-related items.
Double-trigger provisions	All equity awards granted to named executive officers as executive compensation include a “double-trigger” vesting provision upon a change in control.
No repricing or cash buyout of underwater stock options without shareholder approval	Our equity incentive plans prohibit repricing underwater stock options, reducing the exercise price of stock options or replacing awards with cash or another award type, without shareholder approval.
Annual compensation risk assessment	At least annually, our Compensation Committee assesses the risk of our compensation program.

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EXECUTIVE COMPENSATION

Pay for Performance
Consistent with our philosophy, and as illustrated to the right, a significant portion of annualized total target compensation for our named executive officers in 2023 was variable/at-risk as a result of being performance-based—dependent on our financial performance, linked to changes in our stock price, or both.
In addition, the following financial performance was achieved in accordance with our short-term and long-term incentive plans:
•
Teamshare Bonus Program
We achieved 2023 adjusted EBIT of $2.597 billion, or 72.3% of the adjusted EBIT target, which was below the threshold required for a payout to named executive officers (see “Short-Term Cash Incentive Plan”).

•
Performance Share Units
We achieved 2023 adjusted EBITDA of $3.437 billion, or 77.6% of the adjusted EBITDA target related to the portion of the awards granted in March 2023 subject to 2023 adjusted EBITDA performance, which was below the threshold required to earn such performance share units (“PSUs”). The portion of the PSUs granted in March 2021 subject to 2021-2023 adjusted ROIC performance was earned at 287.09% of target based on achieving adjusted ROIC of 22.98%, or 104.2% of the adjusted ROIC three-year 2021-2023 target. (see “Long-Term Equity Incentive Program”).

CEO
(Averaged Vasos and Owen)

Salary
12%
STI
18%
88%
VARIABLE/
AT-RISK
LTI
70%

OTHER NEOs*
(Averaged)

Salary
23%
77%
VARIABLE/
AT-RISK
STI
18%
LTI
59%

STI — Short-Term Cash Incentive (Teamshare bonus program)

LTI — Long-Term Equity Incentive (stock options and performance share units)

* Excludes compensation for Mr. Garratt, who did not receive an LTI award in contemplation of his voluntary resignation. LTI also includes restricted stock units awarded to Ms. Dilts in 2023 before she became an executive officer.

Shareholder Response and 2024 Compensation Design
The most recent shareholder advisory vote on our named executive officer compensation was held on May 31, 2023. Excluding abstentions and broker non-votes, 90.9% of total votes were cast in support of the program, which we view as supportive of our compensation policies and practices. In addition, each fall we engage with a majority of our shareholders regarding various matters, including executive compensation, as discussed under “Corporate Governance,” and the feedback we received has been substantially supportive of our program.
While the Compensation Committee believes that the overall executive compensation program structure that was in place for 2023 continues to serve the Company and its shareholders well, it added net sales as a second financial performance metric to the Teamshare bonus program beginning in 2024, after considering the importance of revenue growth in the Company’s valuation, peer group data regarding short-term incentive programs, and shareholder feedback. Net sales will be calculated in accordance with U.S. generally accepted accounting principles and will be assigned a 20% weighting. The Committee has retained the historical adjusted EBIT metric for the program but has reduced its weighting to 80%. In addition, in an effort to drive year-over-year profitability in 2024, the Committee has structured the portion of the 2024 Teamshare bonus based on the adjusted EBIT metric and the portion of the 2024 PSUs based on the adjusted EBITDA metric such that no amounts will be earned if we fail to achieve the applicable target performance level. Further, the Committee has reduced the maximum amounts which may be earned under the 2024 Teamshare program and the 2024 PSU awards to 200% of the target payout and number of PSUs, respectively, to more closely align to peer group practices.
Philosophy and Objectives
We strive to attract, retain, and motivate executives with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. The material compensation principles applicable to the compensation of our named executive officers are outlined below:
•
In determining total compensation, we consider a reasonable range of the median of total compensation of comparable positions at companies within our peer group, while accounting for distinct circumstances not reflected in the market data such as unique job descriptions as well as our particular niche in the retail sector and the impact that a particular officer may have on our ability to meet business objectives. For competitive or other reasons, our levels of total compensation or any component of compensation may exceed or be below the median range of our peer group.

222024 Proxy Statement

EXECUTIVE COMPENSATION

•
We set base salaries to reflect the responsibilities, experience, performance, and contributions of the named executive officers, while also considering market salaries for comparable positions and our desired balance between base salary and incentive compensation.

•
We reward named executive officers who enhance our performance by linking cash and equity incentives to the achievement of our financial goals.

•
We promote share ownership to align the interests of our named executive officers with those of our shareholders.

•
In approving compensation arrangements, we may consider recent compensation history, including special or unusual compensation payments.

In addition, we utilize employment agreements with our named executive officers to promote executive continuity, aid in retention, facilitate implementation of our clawback policy, and, in return for granting such executives reasonable severance and other rights upon various termination scenarios, secure valuable protections for Dollar General, such as non-compete, non-solicitation, non-interference, and confidentiality obligations. The employment agreement with each of our named executive officers, with the exception of Mr. Vasos, has a three-year term and is subject to certain automatic extensions. The employment agreement with Mr. Vasos has a four-year term and is not subject to automatic extensions. A change in control, by itself (“single trigger”), does not trigger any severance provision applicable to our named executive officers under the employment agreements.
Oversight and Process
Oversight
The Compensation Committee of our Board of Directors, or a subcommittee thereof if required for tax or other reasons, in each case consisting entirely of independent directors, determines and approves the compensation of our named executive officers. The Committee has the authority to delegate any of its responsibilities to one or more subcommittees as the Committee may deem appropriate to the extent allowed by applicable law and the NYSE. Throughout this “Compensation Discussion and Analysis,” the use of the term Compensation Committee (or Committee) means either the entire committee or a subcommittee thereof if required for tax or other reasons, as applicable. The independent members of our Board are provided the opportunity, if they choose, to ratify the Committee’s determinations pertaining to the level of CEO compensation.
Use of Outside Advisors
The Compensation Committee has selected Pearl Meyer to serve as its compensation consultant and has determined that Pearl Meyer is independent and that its work has not raised any conflicts of interest. When requested by the Committee, a Pearl Meyer representative attends Committee meetings and participates in private sessions with the Committee, and Committee members are free to consult directly with Pearl Meyer as desired.
The Committee (or its Chairperson) determines the scope of Pearl Meyer’s services and has approved a written agreement that details the terms under which Pearl Meyer will provide independent advice to the Committee. The approved scope of Pearl Meyer’s work generally includes the performance of analyses and provision of independent advice related to our executive and non-employee director compensation programs and related matters in support of the Committee’s decisions, and more specifically includes performing preparation work associated with Committee meetings, providing advice in areas such as compensation philosophy, compensation risk assessment, peer group, incentive plan design, executive compensation disclosure, emerging best practices and changes in the regulatory environment, and providing competitive market studies. Pearl Meyer, along with management, also prepares market data for consideration by the Committee in making decisions on items such as base salary, the Teamshare bonus program, and the long-term incentive program.
Management’s Role
Our executive management team prepares and recommends our annual financial plan to our Board of Directors for approval and establishes a 3-year financial plan. The financial performance targets used in our incentive compensation programs are the same as those in such financial plans and are approved by our Compensation Committee. Our CEO and our executive compensation team, led by our Chief People Officer, provide assistance to the Committee and Pearl Meyer regarding executive compensation matters, including conducting research, compiling data and/or making recommendations regarding compensation amount, compensation mix, incentive program structure alternatives, and compensation-related governance practices, as well as providing information to and coordinating with Pearl Meyer as requested. Additionally, our legal team, led by our General Counsel, may provide legal advice to the Committee regarding executive compensation and related governance and legal matters and contractual arrangements from time to time. Although these recommendations may impact each of such officers’ compensation to the extent they participate in the plans and programs, none of such officers make recommendations to the Committee regarding their specific compensation. For the role of management in named executive officers’ performance evaluations, see “Use of Performance Evaluations” below. Although the Committee values and solicits management’s input, it retains and exercises sole authority to make decisions regarding named executive officer compensation.

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EXECUTIVE COMPENSATION

Use of Performance Evaluations
Each member of the Board of Directors is asked to provide feedback to the Chairman of the Board regarding the CEO’s overall performance. The Chairman of the Board shares such information with the Compensation Committee. The Committee, together with the Chairman of the Board, assesses the performance of the CEO, and the CEO evaluates and reports to the Committee on the performance of each of the other named executive officers, in each case versus previously established goals. The Committee also has the opportunity to provide input into each named executive officer’s performance evaluation. These evaluations are subjective; no objective criteria or relative weighting is assigned to any individual goal or factor.
Performance ratings serve as an eligibility threshold for annual base salary increases and may directly impact the amount of such increases. The Committee starts with the percentage base salary increase that equals the overall budgeted increase for our U.S.-based employee population and approves differing merit increases to base salary based upon each named executive officer’s individual performance rating. The Committee then considers whether additional adjustments are necessary to reflect performance, responsibilities, qualifications, experience, and time in role; to bring pay within a reasonable range of the peer group; to reflect a change in role or duties; to achieve a better balance between base salary and incentive compensation; to more appropriately align relative pay position among internal peers; or for other reasons the Committee believes justify a variance from the merit increase.
The Committee reserves the right to consider individual performance and other factors for the purpose of adjusting Teamshare bonus payments upward or downward for one or more named executive officers, although the Committee does not always exercise this right each year.
An unsatisfactory performance rating will reduce the number of, or completely eliminate, stock options awarded to the named executive officer in the following year. In addition, individual performance and other factors, such as retention, succession, and time in role considerations and company and department performance, are used as part of a subjective assessment to determine each non-CEO named executive officer’s equity award value within the Committee’s agreed upon range of values unless the Committee determines that an individual officer’s circumstances warrant an equity grant value outside of such range.
Use of Market Data
The Compensation Committee approves, periodically reviews, and utilizes a peer group when making compensation decisions (see “Philosophy and Objectives”). The peer group data typically is considered for base salary adjustments and target equity award values and ranges, Teamshare target bonus opportunities, and total target compensation, and periodically when considering structural changes to our executive compensation program.
Our peer group consists of companies selected according to their similarity to our operations, services, revenues, markets, availability of information, and any other information the Committee deems appropriate. Such companies are likely to have executive positions comparable in breadth, complexity and scope of responsibility to ours. The Committee last updated our peer group in May 2022 in order to improve industry and size comparability. This peer group, which was used for all 2023 named executive officer compensation decisions, consists of:
AutoZone Dollar Tree O’Reilly Auto Sysco Tractor Supply	Best Buy Kroger Ross Stores Target Walgreens	CarMax Lowe’s Starbucks TJX Companies
Pearl Meyer typically provides peer group data on an annual basis for the CEO, to ensure that the Committee is aware of any significant movement in CEO compensation levels within the peer group, and biennially for each named executive officer position below CEO. In alternating years, the Committee uses the prior year data for non-CEO compensation decisions after applying an aging factor recommended by Pearl Meyer. Pearl Meyer provided peer group data for all 2023 CEO and non-CEO named executive officer compensation decisions.
Elements of Named Executive Officer Compensation
We provide compensation in the form of base salary, short-term cash incentives, long-term equity incentives, benefits, and limited perquisites. We believe each of these elements is a necessary component of the total compensation package and is consistent with compensation programs at companies with whom we compete both for business and talent. Decisions regarding each named executive officer’s 2023 compensation are discussed below, followed by a description of each element of compensation and the related applicable programs, as well as applicable financial performance results certified with respect to performance periods that ended in 2023.
2023 Compensation Generally
In March 2023, the Compensation Committee considered the annual compensation of each named executive officer except for Mr. Vasos, who had previously announced his retirement planned for April 2023.

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EXECUTIVE COMPENSATION

(a) March 2023 Compensation Decisions for Mr. Owen
The Compensation Committee considered the base salary, short-term incentive, and long-term incentive components of Mr. Owen’s compensation, as well as his total target compensation, in each case in comparison to the peer group data (see “Use of Market Data”). After considering the peer group data, as well as the adjustments made to Mr. Owen’s compensation at the time of his promotion to CEO, effective November 1, 2022, the limited amount of time that had elapsed since such compensation adjustments were made, and Mr. Owen’s and the Company’s fiscal 2022 performance (see “Use of Performance Evaluations”), the Committee determined to maintain Mr. Owen’s base salary and target short-term incentive bonus percentage opportunity at his prior year levels ($1,125,000 and 150% of base salary, respectively). Further, after considering the peer group data, Mr. Owen’s limited CEO experience, and the responsibilities of the CEO position, the Committee determined that a $6,750,000 target equity grant value for his fiscal 2023 annual grant was appropriate, to be structured in the same format as the equity awards to the other named executive officers. Our Board of Directors ratified these compensation decisions. See “Short-Term Cash Incentive Plan” and “Long-Term Equity Incentive Program” for a description of such programs.
(b) March 2023 Compensation Decisions for Mss. Dilts, E. Taylor and R. Taylor and Messrs. Garratt, Wenkoff and Zuazo
The Compensation Committee considered the base salary, short-term incentive, and long-term incentive components, as well as total target compensation, in each case in comparison to the peer group data (see “Use of Market Data”), as well as individual performance (see “Use of Performance Evaluations”). The Committee made no change to the target short-term incentive bonus percentage opportunity for Mr. Garratt (100% of base salary), for Mss. E. Taylor and R. Taylor and Messrs. Wenkoff and Zuazo (75% of base salary) or for Ms. Dilts, who was serving as Senior Vice President, Finance, at the time (50% of base salary), from the prior year’s level, which the Committee concluded remained reasonably aligned with the peer group data. See “Short-Term Cash Incentive Plan” for a description of the bonus program.
Continuing its historical practice, the Committee used an equity award value range, determined by reference to peer group data, within which each applicable named executive officer’s equity award value generally is determined unless an individual officer’s circumstances warrant an equity grant value outside of such range. The use of such a range is designed to achieve better market alignment at the individual position level while allowing for subjective performance differentiation and sufficiently incenting and retaining such officers. The Committee determined, with the exception of Mr. Garratt, each applicable named executive officer’s actual award value within the range based on comparisons of his or her total target compensation against the peer group data, as well as a subjective assessment of a variety of factors outlined above under “Use of Performance Evaluations,” resulting in equity award target values as follows: Mss. E. Taylor and R. Taylor ($2.0 million), Mr. Wenkoff ($1.7 million), Mr. Zuazo ($1.5 million) and Ms. Dilts ($600,000). See “Long-Term Equity Incentive Program” for a description of the equity awards. Consistent with our historical practice for senior officers that have announced their retirement prior to the annual equity grant, Mr. Garratt did not receive an annual equity award because of his planned voluntary termination of employment on June 2, 2023.
In addition, the Committee approved base salary merit increases by reference to the 3.50% overall U.S. merit budget increase for 2023 and adjusted to take into account each such officer’s 2022 performance, resulting in a base salary increase of 4.12% for each of Mr. Garratt and Mss. Dilts, E. Taylor and R. Taylor, and 3.12% for Messrs. Wenkoff and Zuazo, effective April 1, 2023. After comparing each such officer’s proposed total target compensation for 2023 against the peer group data, the Committee determined that, with the exception of Mss. E. Taylor and R. Taylor, each such officer’s total target compensation for 2023 remained within a reasonable range of the peer group median and appropriately accounted for the responsibilities of the position, the experience and contributions of the individual, time in role, and relative pay positions among peers, and thus no additional base salary adjustments were made. However, to more closely align total target compensation with the peer group median and to account for the responsibilities of their positions, their contributions and experience, time in role, and relative pay position among their internal peers, the Committee approved an additional 0.6% base salary increase for Ms. E. Taylor and an additional 6.9% base salary increase for Ms. R. Taylor, each effective April 1, 2023. See “Use of Performance Evaluations.”
(c) Compensation Decisions Related to Mr. Vasos
Mr. Vasos transitioned from CEO to Senior Advisor in November 2022 and retired from the Company in April 2023. Accordingly, consistent with our historical practice for senior officers that have announced their retirement prior to the annual equity grant, Mr. Vasos did not receive an annual equity award in 2023.
In connection with his retirement, and to assist with the CEO transition, we entered into a consulting agreement with Mr. Vasos dated March 23, 2023, pursuant to which Mr. Vasos performed consulting services in satisfaction of the transition services requirements contemplated by the early retirement provisions of the agreements governing certain equity awards that had been granted to him in 2020 and 2021. The continued equity vesting pursuant to the terms of such early retirement provisions constituted consideration for his consulting services, and therefore Mr. Vasos received no additional compensation for such services. Mr. Owen served as CEO from November 2022

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until he left the Company in October 2023, at which time our Board of Directors re-appointed Mr. Vasos as CEO. Upon this re-appointment, the consulting agreement between the Company and Mr. Vasos was terminated on October 12, 2023, and we entered into an employment agreement with Mr. Vasos. See “Philosophy and Objectives” above for more information.
In determining the compensation related to Mr. Vasos’s re-appointment as CEO, including the value, form and primary terms of a one-time equity award, the Compensation Committee considered the following: peer group data pertaining to annual base pay, target total cash compensation, and target total direct compensation; potential total and annualized realizable values of the proposed equity award to Mr. Vasos; Mr. Vasos’s prior CEO compensation history; Mr. Owen’s CEO compensation at the time of his separation from the Company; Mr. Vasos’s unique knowledge of our operations, culture and strategy and deep knowledge of the retail industry; Mr. Vasos’s strong execution ability and his additional experience and qualifications; and the responsibilities of the CEO position. These considerations resulted in the Committee’s approval of (1) a base salary of $1,400,000 (consistent with his base salary prior to his April 2023 retirement); and (2) a target short-term incentive bonus opportunity of 150% of his base salary (consistent with his short-term incentive bonus opportunity prior to his April 2023 retirement), prorated for the portion of 2023 that he served as CEO, in each case effective October 12, 2023. In addition, these considerations informed the number of non-qualified stock options (250,000) awarded to Mr. Vasos on October 17, 2023, following the announcement of his re-appointment as CEO (the “2023 Rehire Option”).
The 2023 Rehire Option is scheduled to fully vest on October 12, 2027, subject to Mr. Vasos’s continued employment with us and accelerated vesting provisions for certain of the scenarios typically addressed in the Company’s equity awards to executive officers (i.e., death, disability termination, and termination within two years after a change in control) as well as certain additional accelerated vesting provisions that will become applicable if: a successor to Mr. Vasos is appointed before the scheduled vesting date; Mr. Vasos resigns (with certain exceptions) or is terminated without cause on or after the appointment of such successor; and Mr. Vasos complies with other obligations under the award agreement (including, if requested, entering into a consulting agreement with a term that does not extend beyond October 12, 2027). The award agreement also provides for certain holding requirements applicable to Mr. Vasos through the originally scheduled vesting date in the event the vesting of the 2023 Rehire Option is accelerated as a result of Mr. Vasos’s employment termination on or after the appointment of a successor to Mr. Vasos. These additional accelerated vesting provisions and holding requirement are designed to incent Mr. Vasos to help ensure a successful transition should a successor be appointed prior to the originally scheduled vesting date of the 2023 Rehire Option. For more information regarding the 2023 Rehire Option, see “Potential Payments Upon Termination or Change in Control.”
Our Board of Directors waived its right to have the opportunity to ratify these compensation decisions, as all non-employee Board members were in attendance at the Committee’s meeting called for the purpose of determining Mr. Vasos’s compensation upon re-appointment as CEO.
(d) Compensation Decisions Related to Ms. Dilts’s Promotion to Executive Vice President and Chief Financial Officer
Effective May 1, 2023, our Board of Directors promoted Ms. Dilts from Senior Vice President, Finance, to Executive Vice President and Chief Financial Officer. In connection with this promotion, the Compensation Committee (1) increased Ms. Dilts’s salary to $750,000 (a 10.8% increase) and increased her target short-term incentive bonus opportunity from 50% (which is applicable to Senior Vice Presidents) to 75% (which is applicable to Executive Vice Presidents) of her base salary (prorated for the portion of 2023 that she served in each applicable role), in each case effective May 1, 2023; and (2) consistent with the equity vehicle the Committee typically uses to deliver other employees’ promotion equity awards, awarded Ms. Dilts a non-qualified stock option with a grant date target value of $878,297 on June 9, 2023 (the date on which the Committee determined in the normal course all equity awards to persons hired or promoted since its prior quarterly consideration of equity awards). These compensation decisions were determined by the Committee as a result of its consideration of the peer group data with respect to each component of pay, target total cash, and target total direct pay and the Committee’s belief that the compensation package was within a reasonable range of the peer group median given the responsibilities of the position and Ms. Dilts’s experience and qualifications. The options vest 25% annually on each of the first four anniversaries of the grant date, subject to Ms. Dilts’s continued employment with us and certain accelerated vesting provisions.
(e) Compensation Decisions Related to Ms. E. Taylor’s Assumption of Additional Responsibilities
Effective June 1, 2023, in recognition of a significant increase in the scope of her responsibilities to include inventory management, the Compensation Committee increased Ms. E. Taylor’s base salary from $725,000 to $800,000 (a 10.3% increase).
(f) Compensation Decisions Related to Certain Named Executive Officer Departures in 2023
As discussed elsewhere in this proxy statement, the employment of each of Messrs. Owen, Garratt and Zuazo terminated in 2023. Payments and other benefits were provided to each such former officer in connection with

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these employment separations in accordance with the terms and conditions of pre-existing applicable plans and agreements as discussed under “Potential Payments Upon Termination or Change in Control” below. See also “Philosophy and Objectives” above.
In anticipation of Mr. Garratt’s June 2023 voluntary termination of employment, and to continue to ensure a smooth transition for Ms. Dilts in the CFO position, we also entered into an engagement letter with Mr. Garratt dated May 30, 2023, pursuant to which Mr. Garratt, at his discretion and on an independent contractor basis, provided advice and consultation on various matters to the Company from time to time on an as-needed basis and at a rate of $1,500 per hour during an engagement period beginning immediately following his termination date and ending on April 1, 2024.
Base Salary
Base salary promotes our recruiting and retention objectives by reflecting the salaries for comparable positions in the competitive marketplace, recognizing performance, and providing a stable and predictable income source for our executives. Our employment agreements set forth minimum base salary levels, which the Compensation Committee retains sole discretion to increase from time to time. The Committee routinely considers annual base salary adjustments in March.
Short-Term Cash Incentive Plan
Our short-term cash incentive plan, called Teamshare, provides an opportunity to receive a cash bonus payment equal to a certain percentage of base salary based upon Dollar General’s level of achievement of one or more pre-established financial performance targets. Accordingly, Teamshare fulfills an important part of our pay for performance philosophy while aligning the interests of our named executive officers and our shareholders.
(a) 2023 Teamshare Structure
The Compensation Committee uses adjusted EBIT as the Teamshare financial performance measure because it is a comprehensive measure of corporate performance that the Committee believes aligns with our shareholders’ interests and is reasonably consistent with the practices of the peer group. The Committee further believes that focusing Teamshare on operating profit ensures that management is focused on two of our key operating priorities: driving profitable sales growth and leveraging and reinforcing our position as a low-cost operator. For purposes of the 2023 Teamshare program, adjusted EBIT is defined as our operating profit as calculated in accordance with U.S. generally accepted accounting principles, but excludes the impact of  (1) costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any transaction that results in a Change in Control (within the meaning of the Dollar General Corporation 2021 Stock Incentive Plan) or
to any securities offering; (2) disaster-related charges; (3) LIFO provision, which exclusion shall be limited to 3% of fiscal year-end consolidated inventory balance, or LIFO benefit, which exclusion shall be limited to 3% of fiscal year-end consolidated inventory balance (such LIFO adjustment limitations are intended to minimize extreme swings that such adjustments may have on the EBIT calculation); and (4) unless the Committee disallows any such item, (A) any unusual unplanned item or event which individually exceeds $30 million; (B) any unbudgeted loss which individually exceeds $1 million as a result of the resolution of a legal matter; (C) any unplanned loss or gain which individually exceeds $1 million related to the implementation of accounting or tax legislative changes or changes in federal, state or local wage or benefit mandates; and (D) any unplanned loss or gain of a non-recurring nature which individually exceeds $1 million, provided that the combined amount of  (4)(B), (C) and (D) equals or exceeds loss(es) or gain(s) of $10 million.
The Committee set the 2023 adjusted EBIT performance goal at approximately $3.592 billion, which was the adjusted EBIT target amount in our Board-approved 2023 annual financial plan. For 2023, the threshold (below which no bonus may be earned) and maximum (above which no further bonus may be earned) performance levels for the adjusted EBIT performance measure were 90% and 120% of the target level, respectively, and the corresponding payout percentages at the threshold and maximum performance level were calculated at 50% and 300%, respectively. The Committee believed that these performance and payout slopes, which were consistent with the historical structure of the Teamshare program, appropriately aligned pay and performance and remained reasonably consistent with the practices of the peer group. Payouts for financial performance are based on actual adjusted EBIT results and are interpolated on a straight-line basis between the threshold and target levels and between the target and maximum levels.
The bonus payable to each named executive officer employed with us on the payment date upon achieving the target level of financial performance is equal to the officer’s applicable percentage of base salary, unless the Committee elects to consider performance or other factors as allowed under the program as described above under “Use of Performance Evaluations.”
(b) 2023 Teamshare Results
The Compensation Committee certified the adjusted EBIT performance result at $2.597 billion (72.3% of the adjusted EBIT target) which was below the threshold required for payouts under the 2023 Teamshare program to named executive officers.
Long-Term Equity Incentive Program
Long-term equity incentives are an important part of our pay for performance philosophy and are designed to motivate named executive officers to focus on long-term

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success for shareholders while rewarding them for a long-term commitment to us. The Compensation Committee approves equity awards to eligible employees, including named executive officers: (1) on an annual basis following its regularly scheduled meeting held in March and (2) who are hired or promoted following the annual equity awards, along with other one-time awards typically for retention purposes, on a quarterly basis following its regularly scheduled quarterly meetings. With respect to a new CEO, however, special meetings are called when necessary to review recommended compensation, including equity awards. At each regularly scheduled quarterly meeting, the Committee discusses the eligible employees and the recommended equity award values, types and, when a change to the terms of a form of award agreement are recommended, terms and conditions. However, to ensure the absence of any material, non-public information at the time of any equity award, the Committee approves the equity awards each quarter via action by unanimous written consent at the earliest possible date after the quarterly meeting that falls either more than four business days before or more than one business day after our public disclosure of any material non-public information.
(a) 2023 Annual Equity Award Structure
Equity awards to our named executive officers in 2023 were made under our shareholder-approved Dollar General Corporation 2021 Stock Incentive Plan. The Compensation Committee delivered the annual equity awards to all named executive officers who received an annual grant, except for Ms. Dilts, 50% in options and 50% in PSUs, believing that this mix continues to appropriately align the interests of management with those of shareholders and remains reasonably aligned with peer group practices. Because Ms. Dilts was serving as Senior Vice President, Finance, at the time of the annual equity award, she received her annual grant 50% in options, 25% in PSUs and 25% in RSUs, which was consistent with the Committee’s established equity mix for our Senior Vice Presidents.
The options are granted with a per share exercise price equal to the fair market value of one share of our common stock on the grant date. The options vest 25% annually on April 1 of each of the four fiscal years following the fiscal year in which the grant is made, subject to continued employment with us and certain accelerated vesting provisions, and have a ten-year term. The Committee believes that stock options are performance-based because they deliver value only to the extent shareholders receive value.
The RSUs vest 33% annually on April 1 of each of the first three fiscal years following the fiscal year in which the grant is made, subject to continued employment with us and certain accelerated vesting conditions. All vested RSUs will be settled in shares of our common stock on a one-for-one basis.
The PSUs can be earned if specified financial performance goals are achieved during the applicable performance periods and if certain additional vesting requirements are met as discussed more specifically below. For PSUs, the Committee selects and sets targets for financial performance measures, then establishes threshold and maximum levels of performance in relation to those targets. The number of PSUs earned, if any, depends on the level of financial performance achieved versus such targets. The Committee selected adjusted EBITDA and adjusted ROIC as the financial performance measures for the 2023 PSUs. Half of the award is subject to adjusted EBITDA performance and half of the award is subject to adjusted ROIC performance. The Committee believes that these financial measures and the mix between them ensure that management is focused on longer-term investments in our business, as the combination of the two financial targets incentivizes management to invest in profitable initiatives with sound returns, thus aligning our strategic initiatives with financial results.
For the 2023 PSU awards, a one-year performance period corresponding to our 2023 fiscal year was established for the PSUs which are subject to the adjusted EBITDA performance measure. The adjusted EBITDA performance goal of approximately $4.428 billion was the target amount set forth in our Board-approved 2023 annual financial plan. Further increasing the focus on multi-year performance as a counterbalance to short-term incentives, the PSUs which are subject to the adjusted ROIC performance measure are subject to a three-year performance period beginning the first day of our 2023 fiscal year and extending through the last day of our 2025 fiscal year. The adjusted ROIC performance goal of 21.59% is the average of the adjusted ROIC goals for each fiscal year within the performance period as set forth in our three-year financial plan as it existed at the time the PSUs were awarded.
For 2023, the threshold (below which no PSUs may be earned) and maximum (above which no further PSUs may be earned) performance levels for the adjusted EBITDA performance measure were 90% and 120% of the target level, respectively, and the corresponding payout percentages at the threshold and maximum performance level were calculated at 50% and 300%, respectively. The Committee believed that these performance and payout slopes were appropriate for the same reasons discussed under “2023 Teamshare Structure” above.
Adjusted EBITDA is calculated as income (loss) from continuing operations before cumulative effect of change in accounting principles plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization, but excludes the impact of all items excluded from the 2023 Teamshare program adjusted EBIT calculation outlined under “2023 Teamshare Structure” above, including the limitation on adjustments for LIFO in

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order to mitigate the impact that extreme swings in the LIFO adjustment may have on the adjusted EBITDA calculation.
Adjusted ROIC for the three-year performance period is calculated as (1) the result of  (A) the sum of  (i) our operating income, plus (ii) depreciation and amortization, plus (iii) single lease cost, minus (B) taxes, divided by (2) the result of  (A) the sum of the averages of the five most recently completed fiscal quarters of: (i) total assets, plus (ii) accumulated depreciation and amortization, minus (B) the difference of the averages of the five most recently completed fiscal quarters of: (i) cash, minus (ii) goodwill, minus (iii) accounts payable, minus (iv) other payables, minus (v) accrued liabilities, but excludes the impact of all items excluded from the 2023 Teamshare program adjusted EBIT calculation outlined under “2023 Teamshare Structure” above.
The following tables show the amount (as a percent of target) of such PSUs that could be earned at each of the threshold, target, and maximum performance levels for each applicable performance period, as well as the 2023 adjusted EBITDA performance result, which resulted in no PSUs being earned by each eligible named executive officer as a result of the failure to meet the threshold performance level.

	Adjusted EBITDA (2023)
Level*	Result v. Target (%)	EBITDA Result ($) (in billions)	PSUs Earned (% of Target)
Below Threshold	<90	<3.985	0
Threshold	90	3.985	50
Target	100	4.428	100
Maximum	120	5.313	300
2023 Results	77.6	3.437	0

*
PSUs earned for performance between threshold, target, and maximum levels are interpolated in a manner similar to that used for our 2023 Teamshare bonus program.

	Adjusted ROIC (2023-2025)
Level*	Result v. Target (%)	ROIC Result (%)	PSUs Earned (% of Target)
Below Threshold	<95.4	<20.59	0
Threshold	95.4	20.59	50
Target	100.0	21.59	100
Maximum	104.6	22.59	300

*
PSUs earned for performance between threshold, target, and maximum levels are interpolated in a manner similar to that used for our 2023 Teamshare bonus program.

Subject to certain pro-rata vesting conditions, the PSUs earned, if any, for adjusted ROIC performance during the three-year performance period will vest on April 1, 2026, subject to the applicable officer’s continued employment with us and certain accelerated vesting provisions. All vested PSUs will be settled in shares of our common stock.
(b) 2021 PSU Awards – Completed 2021-2023 Performance Period
Certain of the PSUs awarded in 2021 were subject to an adjusted ROIC performance measure for a three-year performance period beginning on the first day of our 2021 fiscal year and extending through the last day of our 2023 fiscal year, based on the average adjusted ROIC for each fiscal year within the three-year period. The average adjusted ROIC was derived from our three-year financial plan in place at the time of the award and is calculated in the same manner as adjusted ROIC for the 2023-2025 performance period, but excludes the impact of  (1) any costs, fees and expenses directly related to the consideration, negotiation, preparation or consummation of any transaction that results in a change in control (within the meaning of the Amended and Restated 2007 Stock Incentive Plan) or any security offering; (2) disaster-related charges; (3) any gains or losses associated with our LIFO computation; and (4) unless the Committee disallows any such item, (A) any unbudgeted loss which individually exceeds $1 million as a result of the resolution of a legal matter or (B) any unplanned loss or gain which individually exceeds $1 million related to the implementation of accounting or tax legislative changes or changes in federal, state or local wage or benefit mandates, or (C) any unplanned loss or gain which individually exceeds $1 million of a non-recurring nature, provided that the combined amount of (A), (B) and (C) equals or exceeds loss(es) or gain(s) of $10 million in the aggregate.
The following tables show the amount (as a percent of target) of such PSUs that could be earned at each of the applicable threshold, target and maximum performance levels, as well as the actual performance result and the number of such PSUs earned by each currently-employed named executive officer.

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	Adjusted ROIC (2021-2023)
Level*	Result v. Target (%)	ROIC Result (%)	PSUs Earned (% of Target)
Below Threshold	<95.5	<21.05	0
Threshold	95.5	21.05	50
Target	100.0	22.05	100
Maximum	104.5	23.05	300
2021-2023 Results	104.2	22.98	287.09

*
PSUs earned for performance between threshold, target, and maximum levels are interpolated in a manner similar to that used for our 2023 Teamshare bonus program.

Name	2021-2023 PSUs Earned (Adjusted ROIC)
Mr. Vasos	38,413
Mr. Owen*	—
Ms. Dilts	904
Mr. Garratt*	—
Ms. E. Taylor	4,700
Ms. R. Taylor	5,785
Mr. Wenkoff	5,785
Mr. Zuazo*	—

*
Each of Messrs. Owen, Garratt and Zuazo forfeited the 2021-2023 PSUs upon his departure from Dollar General.

(c) Share Ownership Guidelines and Holding Requirements
Our senior officers, including our named executive officers, are subject to share ownership guidelines and holding requirements. The share ownership guideline is a multiple of annual base salary as in effect from time to time and is to be achieved within a five-year time period.
Officer Level	Multiple of Base Salary
CEO	6X
COO/President (if any)	4X
EVP	3X
SVP	2X
Each senior officer is required to retain ownership of 50% of all net after-tax shares issuable upon vesting or exercise of compensatory awards until the target ownership level is achieved. As of February 2, 2024, each of our currently-employed named executive officers was in compliance with our share ownership and holding requirement policy either because he or she met the guideline or was within the allotted grace period.
(d) Hedging and Pledging Policies
Our policy prohibits Board members, executive officers, and their Controlled Persons from (1) pledging Dollar General securities as collateral, (2) holding Dollar General securities in a margin account, and (3) hedging against any decrease in the market value of equity securities awarded by Dollar General and held by them, such as entering into or trading prepaid variable forward contracts, equity swaps, collars, puts, calls, options, exchange funds (also known as swap funds) or other derivative instruments related to Dollar General equity securities. All other employees, as well as their Controlled Persons, are strongly discouraged from entering into these types of transactions. Controlled Persons include the Board member’s, executive officer’s or employee’s respective spouses, immediate family members sharing their home or that are economically dependent on them, entities that they control, and trusts in which they serve as a trustee or are a beneficiary.
Benefits and Perquisites
Our named executive officers participate in certain benefits on the same terms that are offered to all of our salaried employees. We also provide them with limited additional benefits and perquisites for retention and recruiting purposes, to replace benefit opportunities lost due to regulatory limits, and to enhance their ability to focus on our business. We do not provide tax gross-up payments for named executive officers on any benefits and perquisites other than relocation-related items. The primary additional benefits and perquisites include the following:
•
We provide a compensation deferral plan (the “CDP”) and, for named executive officers hired or promoted prior to May 28, 2008, a defined contribution Supplemental Executive Retirement Plan (the “SERP,” and together with the CDP, the “CDP/SERP Plan”) as discussed in more detail under “Nonqualified Deferred Compensation Fiscal 2023.”

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•
We pay the premiums for a life insurance benefit equal to 2.5 times base salary up to a maximum of $4 million.

•
We provide a salary continuation program that provides income replacement for up to 26 weeks at 100% of base salary for the first three weeks and 70% of base salary thereafter. We also pay the premiums under a group long-term disability plan that provides 60% of base salary up to a maximum monthly benefit of $20,000.

•
We provide a relocation assistance program under a policy applicable to officer-level employees.

•
We offer personal financial and estate planning and tax preparation services through a third party.

In addition, as a result of the terms of his employment agreement with us in order to ensure that Mr. Vasos, who returned to Dollar General from retirement, can maximize his time at our offices, we will reimburse Mr. Vasos up to $500,000 per calendar year (prorated for the 2023 calendar year) for personal air travel to and from his residences and for personal visits with his immediate family members in locations within the continental United States. Furthermore, in light of the benefit that it provides to the Company in the form of time efficiencies and security for Mr. Vasos, the Compensation Committee also has authorized Mr. Vasos’s use of our corporate aircraft to travel to and from his outside board meetings, provided that such use is secondary to any use of the aircraft for Dollar General business, which has priority, and the Committee has reserved the right to revoke this permission at any time.
Further, in 2023, we provided for a third-party-conducted security assessment to audit and provide recommendations regarding Mr. Owen’s general security, including an assessment of his personal residences.
Considerations Associated with Regulatory Requirements
The Compensation Committee views the tax deductibility of executive compensation as one of many factors to be considered in the context of its overall compensation philosophy and therefore reserves the right to approve compensation that may not be deductible in situations it deems appropriate.
Compensation Committee Report
The Compensation Committee of our Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.
This report has been furnished by the members of the Compensation Committee:
•
Patricia D. Fili-Krushel, Chairperson

•
Warren F. Bryant

•
Timothy I. McGuire

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

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Summary Compensation Table
The following table summarizes compensation paid to or earned by our named executive officers in each of the 2023, 2022 and 2021 fiscal years. We have omitted from this table the columns for “Bonus” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” because they are inapplicable.
Name and Principal Position(1)	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Todd J. Vasos, Chief Executive Officer	2023	652,461	—	7,952,550	—	375,106	8,980,117
	2022	1,391,720	5,592,354	5,924,983	2,520,000	192,349	15,621,406
	2021	1,350,052	5,179,592	5,239,005	4,544,529	305,695	16,618,873
Jeffery C. Owen, Former Chief Executive Officer	2023	792,439	3,103,843	2,926,934	—	88,981	6,912,197
	2022	962,310	1,579,023	8,050,200	1,344,299	96,852	12,032,684
	2021	845,241	1,072,461	1,084,805	1,904,528	68,659	4,975,694
Kelly M. Dilts, Executive Vice President & Chief Financial Officer	2023	727,261	275,980	898,569	—	63,390	1,965,200
John W. Garratt, Former President & Chief Financial Officer	2023	309,799	—	—	—	66,451	376,250
	2022	852,150	1,052,610	1,438,947	884,766	74,963	4,303,436
	2021	794,061	828,781	838,227	1,344,028	67,261	3,872,358
Emily C. Taylor, Executive Vice President & Chief Merchandising Officer	2023	769,537	919,726	867,222	—	139,007	2,695,492
	2022	680,214	894,708	947,988	622,837	172,923	3,318,670
Rhonda M. Taylor, Executive Vice President & General Counsel	2023	712,704	919,726	867,222	—	134,203	2,633,855
	2022	647,514	894,708	947,988	585,953	173,228	3,249,391
	2021	626,130	780,007	788,937	1,059,788	182,113	3,436,975
Carman R. Wenkoff, Executive Vice President & Chief Information Officer	2023	692,588	781,736	737,157	—	62,749	2,274,230
	2022	666,692	894,708	947,988	607,500	60,679	3,177,567
	2021	608,273	780,007	788,937	1,051,974	52,169	3,281,360
Antonio Zuazo, Former Executive Vice President, Global Supply Chain	2023	177,348	689,743	650,430	—	2,071,473	3,588,994

(1)
Mr. Vasos served as Chief Executive Officer from June 2015 until November 2022 and then as Senior Advisor until his retirement in April 2023. He resumed his position as Chief Executive Officer in October 2023. Mr. Owen served as Chief Operating Officer from August 2019 until his promotion to Chief Executive Officer in November 2022. His employment with Dollar General ended in October 2023. Ms. Dilts joined Dollar General in 2019 but was not a named executive officer for 2021 or 2022. She served as Senior Vice President, Finance, until her promotion to Executive Vice President & Chief Financial Officer in May 2023. Mr. Garratt served as Executive Vice President & Chief Financial Officer from December 2015 until his promotion to President & Chief Financial Officer in September 2022. He relinquished the Chief Financial Officer role in May 2023 and resigned from Dollar General in June 2023. Ms. E. Taylor joined Dollar General in 1998 but was not a named executive officer for 2021. Mr. Zuazo joined Dollar General in 2010 but was not a named executive officer for 2021 or 2022. His employment with Dollar General ended in May 2023.

(2)
Each named executive officer other than Ms. E. Taylor deferred under the CDP, and each named executive officer contributed to our 401(k) Plan, a portion of salary earned in each of the fiscal years for which salaries are reported above for the applicable named executive officer. The amounts of the fiscal 2023 salary deferrals under the CDP are included in the applicable Nonqualified Deferred Compensation Table.

(3)
The amounts reported represent the aggregate grant date fair value of PSUs, as well as RSUs solely with respect to Ms. Dilts, awarded in each fiscal year for which compensation is required to be reported in the table for each named executive officer, in each case computed in accordance with FASB ASC Topic 718. The PSUs are subject to performance conditions, and the reported value at the grant date is based upon the probable outcome of such conditions on such date. The values of the PSUs at the grant date assuming that the highest level of performance conditions will be achieved are as follows for each fiscal year required to be reported for each applicable named executive officer:

Fiscal Year	Mr. Vasos ($)	Mr. Owen ($)	Ms. Dilts ($)	Mr. Garratt ($)	Ms. E. Taylor ($)	Ms. R. Taylor ($)	Mr. Wenkoff ($)	Mr. Zuazo ($)
2023	—	9,311,528	413,971	—	2,759,179	2,759,179	2,345,209	2,069,228
2022	16,777,061	4,737,068	—	3,157,831	2,684,124	2,684,124	2,684,124	—
2021	15,538,775	3,217,382	—	2,486,343	—	2,340,020	2,340,020	—
Information regarding the assumptions made in the valuation of these awards is set forth in Note 9 of the annual consolidated financial statements in our 2023 Form 10-K.
(4)
The amounts reported represent the aggregate grant date fair value of stock options awarded in each fiscal year for which compensation is required to be reported in the table for each named executive officer, in each case computed in accordance with FASB ASC Topic 718. Information regarding assumptions made in the valuation of these awards is set forth in Note 9 of the annual consolidated financial statements in our 2023 Form 10-K.

322024 Proxy Statement

EXECUTIVE COMPENSATION

(5)
Represents amounts, if any, earned pursuant to our Teamshare bonus program for each fiscal year reported. See the discussion of the “Short-Term Cash Incentive Plan” in “Compensation Discussion and Analysis” above. Ms. E. Taylor and Mr. Wenkoff deferred under the CDP 20% and 12%, respectively, of her or his fiscal 2022 Teamshare bonus payment reported above. Messrs. Vasos and Wenkoff deferred under the CDP 10% and 11%, respectively, of his fiscal 2021 Teamshare bonus payment reported above.

(6)
Includes the following amounts for each named executive officer:

Name	Company Match Contributions – 401(k) ($)	Company Match Contributions – CDP ($)	Company Contributions – SERP ($)	Premiums for Life Insurance Program ($)	Payments/ Accruals in Connection with Termination ($)(a)	Consulting Fees ($)(b)	Aggregate Incremental Cost of Providing Perquisites/Personal Benefits ($)(c)
Mr. Vasos	15,333	16,123	—	1,369	—	—	112,405
Mr. Owen	12,047	27,817	—	1,625	—	—	47,492
Ms. Dilts	16,583	19,446	—	1,526	—	—	25,835
Mr. Garratt	12,937	2,740	—	624	—	50,150	—
Ms. E. Taylor	16,637	—	100,472	1,508	—	—	20,390
Ms. R. Taylor	16,944	18,827	96,937	1,495	—	—	—
Mr. Wenkoff	16,577	18,042	—	1,452	—	—	26,678
Mr. Zuazo	8,424	—	—	354	2,062,695	—	—

(a)
Represents amounts paid or accrued for fiscal 2023 in connection with such officer’s employment termination. See “Potential Payments Upon Termination or Change in Control.”

(b)
Represents fees earned pursuant to the engagement letter between the Company and Mr. Garratt dated May 30, 2023. See “Compensation Discussion and Analysis” above.

(c)
Perquisites and personal benefits for each of Messrs. Garratt and Zuazo and Ms. R. Taylor totaled less than $10,000 and accordingly the incremental cost is not included in the table or detailed in this footnote. None of the remaining named executive officers received any perquisite or personal benefit for which the aggregate incremental cost individually equaled or exceeded the greater of $25,000 or 10% of total perquisites except for (1) Mr. Vasos, for whom the aggregate incremental cost of personal airplane usage and related ground transportation totaled $104,090, which was calculated by adding invoiced expenses reimbursed for travel that did not involve the use of our corporate airplane ($77,850), consisting of private charter costs and ground transportation costs, and costs incurred for the use of our corporate airplane (including any “deadhead” legs) that we would not have incurred but for the personal usage ($26,240), including fuel costs, variable maintenance costs, crew expenses, landing, parking and other associated fees, supplies, and meal and catering costs; and (2) Mr. Owen, for whom the aggregate incremental cost of providing a security assessment totaled $25,452, which represented the fee, inclusive of time and expenses, paid to the third party that conducted the assessment. The aggregate incremental cost of providing other perquisites and benefits related to: (1) for each listed officer, financial and estate planning services, premiums paid under our group long-term disability program and our accidental death and dismemberment policy, and an administrative fee for coverage under our short-term disability program; (2) for Mr. Wenkoff, an executive physical medical examination; (3) for each listed officer other than Mr. Vasos, limited miscellaneous gifts and entertainment costs; and (4) for Mr. Owen and Ms. E. Taylor, limited personal travel costs incurred for spousal attendance at business events. We also offer each named executive officer certain perquisites and personal benefits at no aggregate incremental cost to Dollar General, including access, at his or her option, to participation in a group umbrella liability insurance program through a third party insurer at a group rate paid by the executive and coverage under our business travel accident insurance for which Dollar General pays a flat fee for the eligible employee population.

Further includes the following amounts for Mr. Vasos’s Board service:
Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)(c)
50,372	177,952	1,552

(a)
Mr. Vasos deferred his cash fees earned for Board service as a non-employee director under the Non-Employee Director Deferred Compensation Plan. The amounts of the fiscal 2023 non-employee director fee deferrals under the Non-Employee Director Deferred Compensation Plan are included in the Nonqualified Deferred Compensation Table pertaining to Mr. Vasos. See “Nonqualified Deferred Compensation Fiscal 2023.” See also “Director Compensation” for a description of the Non-Employee Director Deferred Compensation Plan.

(b)
Represents the grant date fair value of RSUs awarded to Mr. Vasos on May 30, 2023 for his service as a non-employee director, computed in accordance with FASB ASC Topic 718. Information regarding the assumptions made in the valuation of this award is included in Note 9 of the annual consolidated financial statements in our 2023 Form 10-K.

(c)
Represents the dollar value of dividend equivalents paid, accumulated or credited on unvested RSUs awarded to Mr. Vasos for his service as a non-employee director.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in Fiscal 2023
The table below shows each named executive officer’s 2023 Teamshare bonus opportunity under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.” No amounts were earned under the 2023 Teamshare program and therefore no amounts are reflected in the Summary Compensation Table for 2023. See “2023 Compensation Generally” and “Short-Term Cash Incentive Plan” in “Compensation Discussion and Analysis” for further discussion of the bonus opportunity under the Teamshare program.
The table below also shows information regarding equity awards made to our named executive officers for fiscal 2023, all of which were granted pursuant to our 2021 Stock Incentive Plan. The awards listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” include the threshold, target and maximum number of PSUs which could be earned by each named executive officer based upon the level of achievement of the applicable financial performance measures. The awards listed under “All Other Stock Awards” represent RSUs awarded to Mr. Vasos for his service as a non-employee Board member prior to his re-appointment as CEO and RSUs awarded to Ms. Dilts for her service as Senior Vice President, Finance, prior to her promotion to CFO, in each case payable in shares of common stock on a one-for-one basis that vest over time. The awards listed under “All Other Option Awards” include nonqualified stock options that vest over time. See “2023 Compensation Generally” and “Long-Term Equity Incentive Program” in “Compensation Discussion and Analysis” and “Director Compensation” for further discussion of these awards.
Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Vasos	—	1,050,000(1)	2,100,000(1)	6,300,000(1)	—	—	—	—	—	—	—
	05/30/2023	—	—	—	—	—	—	873	—	—	177,952
	10/17/2023	—	—	—	—	—	—	—	250,000	117.33	7,952,550
Mr. Owen	—	843,750	1,687,500	5,062,500	—	—	—	—	—	—	—
	03/28/2023	—	—	—	—	—	—	—	54,099	208.13	2,926,934
	03/28/2023	—	—	—	7,457	14,913	44,739	—	—	—	3,103,843
Ms. Dilts	—	254,776	509,553	1,528,658	—	—	—	—	—	—	—
	03/28/2023	—	—	—	—	—	—	—	4,809	208.13	260,183
	03/28/2023	—	—	—	332	663	1,989	—	—	—	137,990
	03/28/2023	—	—	—	—	—	—	663	—	—	137,990
	06/09/2023	—	—	—	—	—	—	—	15,588	153.05	638,386
Mr. Garratt	—	468,550	937,099	2,811,297	—	—	—	—	—	—	—
Ms. E. Taylor	—	290,960	581,920	1,745,759	—	—	—	—	—	—	—
	03/28/2023	—	—	—	—	—	—	—	16,029	208.13	867,222
	03/28/2023	—	—	—	2,210	4,419	13,257	—	—	—	919,726
Ms. R. Taylor	—	271,875	543,750	1,631,250	—	—	—	—	—	—	—
	03/28/2023	—	—	—	—	—	—	—	16,029	208.13	867,222
	03/28/2023	—	—	—	2,210	4,419	13,257	—	—	—	919,726
Mr. Wenkoff	—	261,028	522,056	1,566,167	—	—	—	—	—	—	—
	03/28/2023	—	—	—	—	—	—	—	13,625	208.13	737,157
	03/28/2023	—	—	—	1,878	3,756	11,268	—	—	—	781,736
Mr. Zuazo	—	232,025	464,049	1,392,147	—	—	—	—	—	—	—
	03/28/2023	—	—	—	—	—	—	—	12,022	208.13	650,430
	03/28/2023	—	—	—	1,657	3,314	9,942	—	—	—	689,743

(1)
Represents Mr. Vasos’s 2023 Teamshare bonus opportunity as of the 2023 Teamshare program approval date; however, Mr. Vasos became ineligible to participate in the 2023 Teamshare program when he retired in April 2023. He again became eligible to participate in the 2023 Teamshare program, on a pro-rated basis, upon his re-appointment as CEO in October 2023. In connection with his rehire, Mr. Vasos was granted a new 2023 Teamshare bonus opportunity, with threshold, target and maximum payout opportunities of $328,846, $657,692 and $1,973,077, which reflect proration for his time in service as CEO during fiscal 2023. See “Compensation Decisions Related to Mr. Vasos” in “Compensation Discussion and Analysis.”

(2)
Calculated based on the closing market price of one share of our common stock on the date of grant as reported by the NYSE.

(3)
Represents the aggregate grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. For equity awards that are subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions.

342024 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2023 Fiscal Year-End
The table below sets forth information regarding awards granted under our Amended and Restated 2007 Stock Incentive Plan (for awards granted prior to May 26, 2021) and under our 2021 Stock Incentive Plan (for awards granted on or after May 26, 2021) and held by our named executive officers as of the end of fiscal 2023. We have omitted from this table the column for “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” because it is inapplicable. All awards included in the table, to the extent they have not vested, are subject to certain accelerated vesting provisions as described in “Potential Payments Upon Termination or Change in Control.” PSUs and RSUs reported in the table are payable in shares of our common stock on a one-for-one basis.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Vasos	03/17/2020	33,430(2)	33,430(3)	154.53	04/01/2028	—	—	—	—
	03/16/2021	30,744(2)	61,488(4)	193.55	04/01/2028	—	—	—	—
	03/15/2022	31,155(2)	31,155(5)	214.25	04/01/2028	—	—	—	—
	10/17/2023	—	250,000(6)	117.33	10/17/2033	—	—	—	—
	03/16/2021	—	—	—	—	47,159(7)	6,421,169	—	—
	03/15/2022	—	—	—	—	—	—	5,075(8)	691,012
	05/30/2023	—	—	—	—	884(9)	120,425	—	—
Mr. Owen	—	—	—	—	—	—	—	—	—
Ms. Dilts	08/27/2019	5,732(10)	—	138.75	08/27/2029	—	—	—	—
	03/17/2020	3,789(11)	1,263(11)	154.53	03/17/2030	—	—	—	—
	03/16/2021	2,895(11)	2,892(11)	193.55	03/16/2031	—	—	—	—
	03/15/2022	3,812(11)	11,436(11)	214.25	03/15/2032	—	—	—	—
	03/28/2023	—	4,809(11)	208.13	03/28/2033	—	—	—	—
	06/09/2023	—	15,588(10)	153.05	06/09/2033	—	—	—	—
	03/16/2021	—	—	—	—	1,110(7)	151,138	—	—
	03/15/2022	—	—	—	—	818(12)	111,379	798(8)	108,656
	03/28/2023	—	—	—	—	—	—	166(13)	22,603
	03/16/2021	—	—	—	—	210(14)	28,594	—	—
	03/15/2022	—	—	—	—	1,064(15)	144,874	—	—
	03/28/2023	—	—	—	—	663(16)	90,274	—	—
Mr. Garratt	—	—	—	—	—	—	—	—	—
Ms. E. Taylor	03/22/2017	4,508(11)	—	70.68	03/22/2027	—	—	—	—
	03/21/2018	6,583(11)	—	92.98	03/21/2028	—	—	—	—
	03/20/2019	5,617(11)	—	117.13	03/20/2029	—	—	—	—
	03/17/2020	5,572(11)	1,857(11)	154.53	03/17/2030	—	—	—	—
	12/01/2020	2,745(10)	914(10)	219.84	12/01/2030	—	—	—	—
	03/16/2021	7,525(11)	7,522(11)	193.55	03/16/2031	—	—	—	—
	03/15/2022	4,987(11)	14,952(11)	214.25	03/15/2032	—	—	—	—
	03/28/2023	—	16,029(11)	208.13	03/28/2033	—	—	—
	03/16/2021	—	—	—	—	5,770(7)	785,643	—	—
	03/15/2022	—	—	—	—	2,140(12)	291,382	2,088(8)	284,302
	03/28/2023	—	—	—	—	—	—	1,105(13)	150,457

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EXECUTIVE COMPENSATION

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Ms. R. Taylor	03/20/2019	5,617(11)	—	117.13	03/20/2029	—	—	—	—
	03/17/2020	16,716(11)	5,571(11)	154.53	03/17/2030	—	—	—	—
	03/16/2021	9,261(11)	9,258(11)	193.55	03/16/2031	—	—	—	—
	03/15/2022	4,987(11)	14,952(11)	214.25	03/15/2032	—	—	—	—
	03/28/2023	—	16,029(11)	208.13	03/28/2033	—	—	—	—
	03/16/2021	—	—	—	—	7,102(7)	967,008	—	—
	03/15/2022	—	—	—	—	2,140(12)	291,382	2,088(8)	284,302
	03/28/2023	—	—	—	—	—	—	1,105(13)	150,457
Mr. Wenkoff	08/29/2017	6,412(10)	—	76.89	08/29/2027	—	—	—	—
	03/21/2018	25,545(11)	—	92.98	03/21/2028	—	—	—	—
	03/20/2019	20,865(11)	—	117.13	03/20/2029	—	—	—	—
	03/17/2020	16,716(11)	5,571(11)	154.53	03/17/2030	—	—	—	—
	03/16/2021	9,261(11)	9,258(11)	193.55	03/16/2031	—	—	—	—
	03/15/2022	4,987(11)	14,952(11)	214.25	03/15/2032	—	—	—	—
	03/28/2023	—	13,625(11)	208.13	03/28/2033	—	—	—	—
	03/16/2021	—	—	—	—	7,102 (7)	967,008	—	—
	03/15/2022	—	—	—	—	2,140(12)	291,382	2,088(8)	284,302
	03/28/2023	—	—	—	—	—	—	939(13)	127,854
Mr. Zuazo	—	—	—	—	—	—	—	—	—

(1)
Computed by multiplying the number of units by the closing market price of one share of our common stock on February 2, 2024, as reported by the NYSE.

(2)
Vested on April 1, 2023.

(3)
Scheduled to vest on April 1, 2024.

(4)
Scheduled to vest 50% per year on April 1, 2024, and April 1, 2025.

(5)
Scheduled to vest on March 15, 2024.

(6)
Scheduled to vest on October 12, 2027.

(7)
Part of a PSU grant, 19% of which were earned as a result of our fiscal 2021 adjusted EBITDA performance and 81% of which were earned as a result of our 2021-2023 adjusted ROIC performance, and in each case are scheduled to vest on April 1, 2024.

(8)
Part of a PSU grant that is scheduled to vest on April 1, 2025, if the adjusted ROIC performance goal is achieved for fiscal years 2022-2024. The number of PSUs reported in this column assumes achievement of the target level of adjusted ROIC performance for the performance period, and is pro-rated for Mr. Vasos for his months of employment during the performance period prior to his April 2023 retirement. The actual number of PSUs earned, if any, will be determined based on the actual level of adjusted ROIC performance achieved for the performance period.

(9)
Time-based RSUs awarded for service as a non-employee director and scheduled to vest on May 30, 2024, including additional unvested RSUs credited as a result of dividend equivalents earned with respect to such RSUs.

(10)
Vested or scheduled to vest, as applicable, as to 25% per year on each of the first four anniversaries of the grant date.

(11)
Vested or scheduled to vest, as applicable, as to 25% each year on each of the first four anniversaries of the April 1 following the grant date.

(12)
Part of a PSU grant that was earned as a result of our fiscal 2022 adjusted EBITDA performance and is scheduled to vest 50% per year on each of April 1, 2024, and April 1, 2025.

(13)
Part of a PSU grant that is scheduled to vest on April 1, 2026, if the adjusted ROIC performance goal is achieved for fiscal years 2023-2025. The number of PSUs reported in this column assumes achievement of the threshold level of adjusted ROIC performance for the performance period. The actual number of PSUs earned, if any, will be determined based on the actual level of adjusted ROIC performance achieved for the performance period.

(14)
Time-based RSUs scheduled to vest on April 1, 2024.

(15)
Time-based RSUs scheduled to vest 50% per year on April 1, 2024, and April 1, 2025.

(16)
Time-based RSUs scheduled to vest 33 1∕3% per year on April 1, 2024, April 1, 2025, and April 1, 2026.

362024 Proxy Statement

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested During Fiscal 2023
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Mr. Vasos	32,099	1,270,860	72,426	15,242,776
Mr. Owen	160,631	6,913,555	17,630	3,710,410
Ms. Dilts	—	—	2,615	550,353
Mr. Garratt	22,718	530,719	12,792	2,692,204
Ms. E. Taylor	—	—	3,985	838,683
Ms. R. Taylor	—	—	11,885	2,501,317
Mr. Wenkoff	—	—	11,885	2,501,317
Mr. Zuazo	29,000	2,094,206	3,021	635,800

(1)
Represents the gross number of option shares exercised, without deduction for shares that may have been surrendered or withheld to satisfy the exercise price or applicable tax withholding obligations.

(2)
Value realized is calculated by multiplying the gross number of options exercised by the difference between the market price of our common stock and the exercise price. For shares that were sold immediately upon exercise, the market price is the actual sales price on the date of exercise. Otherwise, the market price is the closing price of our common stock on the date of exercise as reported by the NYSE.

(3)
Represents the gross number of shares acquired upon vesting, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.

(4)
Value realized is calculated by multiplying the gross number of shares vested by the closing market price of our common stock on the vesting date as reported by the NYSE.

Pension Benefits Fiscal 2023
We have omitted the Pension Benefits table because it is inapplicable.
Nonqualified Deferred Compensation Fiscal 2023
(a) CDP/SERP Plan. Information regarding each named executive officer’s participation in our CDP/SERP Plan is included in the following table. The material terms of the CDP/SERP Plan are described after the table. Please also see “Benefits and Perquisites” in “Compensation Discussion and Analysis” above.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions in Last FY ($)(4)(5)	Aggregate Balance at Last FYE ($)(5)
Mr. Vasos	55,957	16,123	206,837	(3,451,085)	62,246
Mr. Owen	39,629	27,817	77,546	—	684,689
Ms. Dilts	42,613	19,446	34,713	—	382,384
Mr. Garratt	15,490	2,740	66,784	(771,020)	—
Ms. E. Taylor	124,567	100,472	326,217	—	2,653,856
Ms. R. Taylor	32,614	115,764	234,792	—	2,647,043
Mr. Wenkoff	156,011	18,042	96,627	—	951,257
Mr. Zuazo	224,867	—	134,680	(1,062,319)	—

(1)
Of the reported amounts, the following are reported in the Summary Compensation Table as “Salary” for 2023: Mr. Vasos ($55,957); Mr. Owen ($39,629); Ms. Dilts ($42,613); Mr. Garratt ($15,490); Ms. E. Taylor ($0); Ms. R. Taylor ($32,614); Mr. Wenkoff ($83,111); and Mr. Zuazo ($8,867).

(2)
Reported as “All Other Compensation” in the Summary Compensation Table.

(3)
The amounts shown are not reported in the Summary Compensation Table because they do not represent above-market or preferential earnings.

(4)
Each distribution was made following Messrs. Vasos’s, Garratt’s and Zuazo’s respective service termination pursuant to prior elections made under the CDP Plan.

(5)
Of the amounts reported, the following were previously reported as compensation for years prior to 2023 in a Summary Compensation Table: Mr. Vasos ($2,702,851); Mr. Owen ($424,966); Ms. Dilts ($0); Mr. Garratt ($564,737); Ms. E. Taylor ($253,522); Ms. R. Taylor ($1,736,885); Mr. Wenkoff ($524,822); and Mr. Zuazo ($0).

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EXECUTIVE COMPENSATION

Pursuant to the CDP, each named executive officer may annually elect to defer up to 65% of his or her base salary if his or her compensation exceeds the limit set forth in Section 401(a)(17) of the Internal Revenue Code, and up to 100% of his or her bonus pay if his or her compensation equals or exceeds the highly compensated limit under Section 414(q)(1)(B) of the Internal Revenue Code. We currently match base pay deferrals at a rate of 100%, up to 5% of annual salary, with annual salary offset by the amount of match-eligible salary under the 401(k) Plan. All named executive officers are 100% vested in compensation and matching deferrals and earnings on those deferrals.
Pursuant to the SERP, we make an annual contribution equal to a certain percentage of a participant’s annual salary and bonus to eligible participants who are actively employed in an eligible job grade on January 1 and continue to be employed as of December 31 of a given year. The contribution percentage is based on age, years of service, and job grade. Persons hired after May 27, 2008, are not eligible to participate in the SERP. The fiscal 2023 contribution percentage was 7.5% for each of Mss. E. Taylor and R. Taylor, each of whom is 100% vested in her SERP account. No other named executive officer was eligible to participate in the SERP in 2023.
The amounts deferred or contributed to the CDP/SERP Plan are credited to a liability account, which is then invested at the participant’s option in an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate. These funds are identical to the funds offered in our 401(k) Plan.
For a participant who ceases employment with at least 10 years of service or after reaching age 50 and whose CDP account balance or SERP account balance exceeds certain dollar thresholds, the account balance will be paid by (a) lump sum, (b) monthly installments over a 5, 10 or 15-year period or (c) a combination of lump sum and installments, pursuant to the participant’s election. Otherwise, payment is made in a lump sum. The vested amount will be payable at the time designated by the CDP/SERP Plan upon the participant’s termination of employment. A participant’s CDP/SERP Plan benefit normally is payable in the following February if employment ceases during the first six months of a calendar year or is payable in the following August if employment ceases during the last six months of a calendar year. However, participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is no sooner than five years after the end of the year in which the amounts were deferred. In addition, a participant who is actively employed may request an “unforeseeable emergency hardship” in-service lump sum distribution of vested amounts credited to the participant’s CDP account. Account balances are payable in cash. As a result of our change in control which occurred in 2007, the CDP/SERP Plan liabilities through July 6, 2007, were fully funded into an irrevocable rabbi trust. We also funded into the rabbi trust deferrals into the CDP/SERP Plan between July 6, 2007, and October 15, 2007. All CDP/SERP Plan liabilities incurred on or after October 15, 2007, are unfunded.
(b) Non-Employee Director Deferred Compensation Plan. Information regarding Mr. Vasos’s participation in our Non-Employee Director Deferred Compensation Plan is included in the following table. As discussed in footnote 6 to the Summary Compensation Table, Mr. Vasos deferred under the Non-Employee Director Deferred Compensation Plan his cash fees earned for Board service during the period in 2023 that he served as a non-employee director. The material terms of the Non-Employee Director Deferred Compensation Plan are described in the “Director Compensation” section. We have omitted from this table the columns pertaining to “Registrant Contributions” and “Aggregate Withdrawals/Distributions” during the fiscal year because they are inapplicable.
Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)
Mr. Vasos	50,372	5,930	56,302

(1)
The amount shown is reported as “Fees Earned or Paid in Cash” for 2023 in the “All Other Compensation” column of the Summary Compensation Table.

(2)
The amount shown is not reported in the Summary Compensation Table because it does not represent above-market or preferential earnings.

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Potential Payments Upon Termination or Change in Control
Our agreements with our named executive officers and certain plans and programs in which they participate, in each case as in effect at the end of 2023, provide for benefits or payments upon certain employment termination or change in control events or, for Mr. Vasos only, Board service termination events. We discuss these benefits and payments below except to the extent they are available generally to all salaried employees and do not discriminate in favor of our executive officers or to the extent already discussed under “Nonqualified Deferred Compensation Fiscal 2023” above. The discussion of equity awards in each scenario includes nonqualified stock options outstanding as of the end of 2023; RSUs outstanding as of the end of 2023 awarded to Ms. Dilts in 2021, 2022 and 2023 prior to her promotion to Executive Vice President; RSUs outstanding as of the end of the 2023 awarded to Mr. Vasos in May 2023 when he was a non-employee director (“2023 NED RSUs”); and PSUs awarded in 2021 (“2021 PSUs”), 2022 (“2022 PSUs”) and 2023 (“2023 PSUs” and, collectively with the 2021 PSUs and the 2022 PSUs, the “PSUs”). In all scenarios discussed below, stock options may not be exercised any later than the 10th anniversary of the grant date. All equity awards discussed below were awarded under our 2021 Stock Incentive Plan except for stock options awarded on or prior to May 25, 2021, the RSUs awarded to Ms. Dilts in 2021, and the 2021 PSUs, each of which were awarded under our Amended and Restated 2007 Stock Incentive Plan.
Because Mr. Owen’s, Mr. Garratt’s and Mr. Zuazo’s employment ended effective October 12, 2023, June 2, 2023, and May 15, 2023, respectively, each of which was before the end of our 2023 fiscal year, we discuss below only the payments and benefits each such person received or will receive in connection with his applicable termination scenario. Such payments and benefits to Messrs. Owen and Zuazo are described under “Payments Upon Involuntary Termination—Involuntary Termination without Cause,” and such payments and benefits to Mr. Garratt are described under “Payments Upon Voluntary Termination—Voluntary Termination without Good Reason,” and all other scenarios are inapplicable to them.
Payments to Mr. Vasos Upon Retirement on April 2, 2023
Mr. Vasos retired on April 2, 2023 (the “Retirement Date”). Unvested stock options and PSUs awarded to Mr. Vasos prior to the Retirement Date either (1) continued to be subject to additional vesting (and, for stock options, exercise) provisions following the Retirement Date, or (2) became vested (and, for stock options, exercisable) on the Retirement Date, or (3) were forfeited on the Retirement Date, in each case in accordance with their terms due to his retirement on the Retirement Date and as further described below. Stock options that were vested prior to the Retirement Date remained exercisable following the Retirement Date for a limited time in accordance with their terms and as further described below. The unvested and vested stock options and unvested PSUs awarded to Mr. Vasos prior to the Retirement Date are referred to as “Pre-2023 Awards.” Our subsequent rehiring of Mr. Vasos on October 12, 2023, did not impact vesting or exercisability provisions of any outstanding Pre-2023 Awards.
With respect to the stock options awarded to Mr. Vasos in March 2020 (“2020 Options”) and March 2021 (“2021 Options”) and the 2021 PSUs awarded to Mr. Vasos, the vesting, exercisability and forfeiture provisions applicable to an “early retirement” (as defined in the governing agreements) were triggered on the Retirement Date because (1) he retired after April 1, 2021, for the 2020 Options and after April 1, 2022, for the 2021 Options and 2021 PSUs; (2) he provided written notice of his retirement within a reasonable period of time prior to the Retirement Date; (3) he agreed in writing to provide reasonable transition services to our Board of Directors and the CEO for 24 months under a consulting agreement effective on his Retirement Date (the “Consulting Agreement”); (4) under the Consulting Agreement, he agreed to extend the “restricted period” of the business protection provisions (the “Early Retirement Business Protection Provisions”) in Sections 16 through 20 of his employment agreement with the Company effective June 3, 2021, as amended effective November 1, 2022 (the “2021 Employment Agreement”), from two years to three years; and (5) there was no basis to terminate him with “cause” (as defined in the governing equity agreement). All references to an employment agreement for Mr. Vasos in “Potential Payments Upon Termination or Change in Control” that do not use the defined term “2021 Employment Agreement” are referring to the employment agreement between Mr. Vasos and the Company effective October 12, 2023. With respect to the stock options awarded to Mr. Vasos in March 2022 (“2022 Options”) and the 2022 PSUs, the vesting, exercisability and forfeiture provisions applicable to “retirement” (as defined in the governing agreement) were triggered on his Retirement Date because (1) he voluntarily retired after reaching age 55 and achieving five years of service; (2) the sum of his age and service exceeded 65; and (3) there was no basis to terminate him with “cause” (as defined in the governing agreement).
Mr. Vasos did not receive annual equity awards in 2023 as a result of his retirement. He received a one-time award of nonqualified stock options upon his rehire in October 2023 (the “2023 Rehire Options”). For readability, the accelerated vesting (and, for stock options, exercisability) provisions that applied to the Pre-2023 Awards on the Retirement Date are described immediately below, while the provisions of the 2023 Rehire Options and 2023 NED RSUs are discussed within (and discussion of the Pre-2023

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Awards are excluded from) the remaining sections of this “Potential Payments Upon Termination or Change in Control” which follow this “Payments to Mr. Vasos Upon Retirement on April 2, 2023” section.
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The outstanding stock options awarded to Mr. Vasos in March 2019 (“2019 Options”) were already vested prior to the Retirement Date and, because Mr. Vasos did not meet the definition of “retirement” (as defined in the governing agreement) on the Retirement Date, Mr. Vasos had 90 days following the Retirement Date to exercise the 2019 Options.

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The outstanding unvested 2020 Options and 2021 Options remain outstanding following the Retirement Date and become vested and exercisable on the scheduled vesting dates as if no such retirement had occurred. However, if: (1) Mr. Vasos violates any of the Early Retirement Business Protection Provisions following the Retirement Date, any unvested 2020 Options and 2021 Options shall instead terminate and be forfeited and any portion of the 2020 Options and the 2021 Options that vested following the Retirement Date shall immediately be forfeited and subject to clawback; (2) Mr. Vasos dies or incurs a disability (as defined in the governing agreement) following the Retirement Date, any unvested 2020 Options and 2021 Options shall instead become immediately vested and exercisable upon his death or disability; or (3) a change in control (as defined in the governing agreement) occurs following the Retirement Date, any unvested 2020 Options and 2021 Options shall instead become immediately vested and exercisable upon such change in control. Mr. Vasos may exercise the 2020 Options and the 2021 Options to the extent vested and exercisable at any time before the fifth anniversary of the Retirement Date.

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The portion of the outstanding unvested 2022 Options that would have become vested and exercisable within the one-year period following the Retirement Date if Mr. Vasos had remained employed with us remain outstanding following the Retirement Date and shall become vested and exercisable on the anniversary of the grant date that falls within the one-year period following the Retirement Date. However, if during such one-year period, Mr. Vasos dies, such portion shall instead become immediately vested and exercisable upon his death. The remaining portion of the unvested 2022 Options immediately expired without payment on the Retirement Date. Mr. Vasos may exercise the 2022 Options to the extent vested and exercisable any time before the fifth anniversary of the Retirement Date.

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Any outstanding earned but unvested 2021 PSUs subject to the one-year Adjusted EBITDA performance goal (“2021 Adjusted EBITDA PSUs”) remain outstanding and unvested following the Retirement Date and will become vested and be paid on the scheduled vesting dates as if no such retirement had occurred, and any outstanding unvested 2021 PSUs subject to the three-year Adjusted ROIC performance goal (“2021 Adjusted ROIC PSUs”) remain outstanding and unvested following the Retirement Date and will become vested (to the extent earned) and be paid on the scheduled vesting date as if no such retirement had occurred. However, (1) with respect to the 2021 Adjusted EBITDA PSUs, if, following the Retirement Date and prior to an applicable vesting date, Mr. Vasos dies or becomes disabled (as defined in the governing agreement) or there is a change in control (as defined in the governing agreement), then such unvested 2021 Adjusted EBITDA PSUs instead shall become vested and nonforfeitable (to the extent earned) as of his death, disability or change in control, as applicable, but be paid on the scheduled vesting dates as if no such event had occurred; and (2) with respect to the 2021 Adjusted ROIC PSUs, if, following the Retirement Date and prior to the vesting date (a) Mr. Vasos dies or becomes disabled, then such unvested 2021 Adjusted ROIC PSUs instead shall become vested and nonforfeitable (to the extent earned) as of the end of the performance period or, if later, as of the date of his death or disability, as applicable, but be paid on the scheduled vesting date as if no such event had occurred; or (b) if there is a change in control, then such unvested 2021 Adjusted ROIC PSUs instead shall become vested and nonforfeitable (to the extent earned, if the change in control occurs after the end of the performance period, or at the target level of performance, if the change in control occurs on or before the end of the performance period) as of such change in control, but be paid on the scheduled vesting date as if no such event had occurred. However, if we become aware of a violation by Mr. Vasos following his Retirement Date of any of the Early Retirement Business Protection Provisions, then any of the 2021 PSUs that vested following the Retirement Date shall immediately be forfeited and subject to clawback and any unvested 2021 PSUs shall immediately be forfeited and cancelled.
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The outstanding earned but unvested 2022 PSUs subject to the one-year Adjusted EBITDA performance goal (“2022 Adjusted EBITDA PSUs”) that would have become vested on the next vesting date following the Retirement Date if the retirement had not occurred became vested and nonforfeitable as of the Retirement Date but will be paid at the same time as if no retirement had occurred. A pro-rata portion (based on months employed during the applicable performance period prior to the Retirement Date) of the outstanding unvested 2022 PSUs subject to the three-year Adjusted ROIC performance goal (“2022 Adjusted ROIC PSUs”) will become vested and nonforfeitable as of the end of such applicable performance period to the extent earned based on performance during the performance period and will be paid at the same time as if no retirement had occurred. Otherwise, any unearned or unvested PSUs were forfeited and cancelled on the Retirement Date.

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Payments Upon Termination Due to Death or Disability
Equity Awards
If a named executive officer’s employment with us terminates due to death or disability (as defined in the governing agreement):
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Stock Options. Outstanding unvested stock options become immediately vested and exercisable with respect to 100% of the underlying shares immediately prior to such event and may be exercised until the first anniversary of the event.

•
Restricted Stock Units. Mr. Vasos’s 2023 NED RSUs become immediately and fully vested and nonforfeitable, and will be paid immediately, if Mr. Vasos ceases to serve on the Board due to his death or disability (as defined in the governing agreement). Additionally, Ms. Dilts’s outstanding unvested RSUs become immediately and fully vested and nonforfeitable upon the date of death or disability termination and will be paid, in the event of death, within 90 days following the date of death and, in the event of a disability termination, six months and one day following the date of the disability termination or, if she dies after the disability termination but prior to such payment, such RSUs will be paid upon the earlier of six months and one day following the date of the disability termination or 90 days following the date of death.

•
Performance Share Units. Unearned or unvested PSUs are forfeited and cancelled on the termination date or the last day of the performance period, as applicable, except that (1) if the termination occurs on or after the end of the applicable one-year or three-year performance period associated with each of the 2021 PSUs, the 2022 PSUs and the 2023 PSUs but before an applicable vesting date, any earned but unvested PSUs shall become vested and nonforfeitable as of the termination date but be paid at the same time as if no termination had occurred; (2) for the 2023 PSUs, if the termination occurs before the end of the one-year performance period, a pro-rata portion (based on months employed during the performance period) of one-third of the 2023 PSUs subject to the one-year Adjusted EBITDA performance goal (the “2023 Adjusted EBITDA PSUs”) earned based on performance during such performance period shall become vested and nonforfeitable as of the end of such performance period and be paid at the same time as if no termination had occurred; and (3) for the 2021 PSUs, the 2022 PSUs and the 2023 PSUs, if the termination occurs before the end of the applicable three-year performance period, a pro-rata portion (based on months employed during the applicable performance period) of the 2021 PSUs, the 2022 PSUs and the 2023 PSUs, in each case subject to the three-year Adjusted ROIC performance goal, and earned based on performance during the applicable performance period, shall become vested and nonforfeitable as of the end of such applicable performance period and be paid at the same time as if no termination had occurred. See “Payments After a Change in Control” for a discussion of treatment of the PSUs if a disability termination occurs within two years following a change in control.
Other Payments
In the event of a named executive officer’s death (provided the cause of death is not excluded from eligibility under the applicable program), the beneficiary will receive payments under our group life insurance program in an amount, up to a maximum of $4 million, equal to 2.5 times the officer’s annual base salary and, in the event of death prior to the date on which the Teamshare bonus payment is paid to all eligible employees for a given fiscal year, payment (prorated when applicable based on the number of days employed during the performance period) for the officer’s incentive bonus earned for that fiscal year under the terms of our Teamshare program (which otherwise generally requires a participant to remain employed through the end of the performance period and on the payment date to receive the bonus payment). In addition, in the event of disability (as defined in the governing agreement), a named executive officer will receive 60% of covered monthly earnings up to a $20,000 monthly benefit under our long-term disability insurance program. In the event of death or disability (as defined in the CDP/SERP Plan), a named executive officer’s CDP/SERP Plan benefit will be payable in a lump sum within 60 days after the end of the calendar quarter in which such termination event occurs, provided that we may delay payment in the event of disability until as soon as reasonably practicable after receipt of the disability determination by the Social Security Administration. Depending upon the cause of death or loss suffered, a named executive officer may also be eligible to receive payment of up to $50,000 under our group accidental death and dismemberment program.
Payments Upon Termination Due to Retirement
Except as provided below with respect to equity awards, retirement is not treated differently from any other voluntary termination of employment without good reason (as discussed below under “Payments Upon Voluntary Termination”) under our plans or agreements for named executive officers. In the event a named executive officer retires on or after reaching a minimum age (age 55 for equity awards beginning in 2021; otherwise age 62) and achieving five consecutive years of service with us, provided that the sum of the officer’s age plus years of service equals a specified minimum (at least 65 for equity awards beginning in 2021; otherwise at least 70) and that there is no basis to terminate the officer with cause (as defined in the governing agreement) (collectively, “Normal Retirement”):

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Stock Options. Other than the 2023 Rehire Options awarded to Mr. Vasos, the portion of the outstanding unvested stock options that would have become vested and exercisable within the one-year period following the Normal Retirement date if the officer had remained employed with us shall remain outstanding following the Normal Retirement date and become vested and exercisable on the anniversary of the grant date that falls within the one-year period following the Normal Retirement date. However, if during such one-year period the officer (1) incurs a disability (as defined in the governing agreement), such portion shall instead become immediately vested and exercisable upon such disability, but only for stock options awarded to named executive officers prior to 2021; or (2) dies, such portion shall instead become immediately vested and exercisable upon such death. Otherwise, except for the 2023 Rehire Options awarded to Mr. Vasos, any option which is unvested and unexercisable on the Normal Retirement date shall immediately expire without payment. The officer may exercise the option to the extent vested and exercisable any time before the fifth anniversary of the Normal Retirement date. See “Voluntary Termination Before Appointment of Successor CEO” or “Voluntary Termination On or After Appointment of Successor CEO” for a discussion of the treatment of the 2023 Rehire Options upon any voluntary termination of employment by Mr. Vasos.

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Restricted Stock Units. See “Voluntary Termination of Board Service” for a discussion of the treatment of the 2023 NED RSUs upon any voluntary termination of Board service by Mr. Vasos. Additionally, the one-third of Ms. Dilts’s outstanding RSUs that would have become vested and nonforfeitable on the next vesting date if she had remained employed through such date will become vested and nonforfeitable upon such Normal Retirement date (provided that if the Normal Retirement occurs on a vesting date no accelerated vesting will occur, but rather she shall be entitled only to the portion of the RSUs that were scheduled to vest on such vesting date) and will be paid six months and one day following the Normal Retirement date or, if she dies prior to such payment, such RSUs will be paid upon the earlier of (1) 90 days following the date of death or (2) six months and one day following the Normal Retirement date.

•
Performance Share Units. With the exception outlined below, the vesting and payment of the PSUs in a Normal Retirement scenario before the end of the applicable one-year or three-year performance period and on or after the end of such periods is identical to the vesting and payment in the death and disability scenarios discussed above for the PSUs during these respective time periods. However, if the Normal Retirement occurs on or after the end of the one-year performance period but before an applicable vesting date, the one-third of the 2021 Adjusted EBITDA PSUs, the one-third of the 2022 Adjusted EBITDA PSUs, and the one-third of the 2023 Adjusted EBITDA PSUs, in each case that would have become vested on the next vesting date shall become vested and nonforfeitable as of the Normal Retirement date but be paid at the same time as if no retirement had occurred. Otherwise, any unearned or unvested PSUs shall be forfeited and cancelled on the Normal Retirement date or the last day of the performance period, as applicable. See “Payments After a Change in Control” for a discussion of treatment of the PSUs if a named executive officer terminates employment due to Normal Retirement within two years following a change in control.
Payments Upon Voluntary Termination
The payments to be made upon other voluntary termination of employment scenarios vary depending upon whether the resignation occurs with or without “good reason” (as defined in the governing agreement) or after our failure to offer to renew, extend or replace the applicable employment agreement under certain circumstances, or, solely with respect to Mr. Vasos, whether the resignation occurs before, or on or after, the appointment of a successor CEO to Mr. Vasos (“Successor CEO”) for the 2023 Rehire Options.
Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement
If a named executive officer (other than Mr. Vasos) resigns with good reason or under the circumstances described in (2) below, he or she will forfeit all then unvested equity awards and generally may exercise any outstanding vested options up to 90 days following the resignation date. See “Voluntary Termination Before Appointment of Successor CEO” or “Voluntary Termination On or After Appointment of Successor CEO” for a discussion of the treatment of the 2023 Rehire Options upon resignation of Mr. Vasos from employment with the Company. See “Payments After a Change in Control” for a discussion of the treatment of equity awards if a named executive officer resigns with good reason within two years following a change in control. See “Voluntary Termination of Board Service” for a discussion of the treatment of the 2023 NED RSUs upon resignation of Mr. Vasos from the Board.
If a named executive officer resigns (1) with good reason after giving 30 days written notice (90 days for Mr. Vasos); or (2) except for Mr. Vasos, within 60 days of our failure to offer to renew, extend or replace his or her employment agreement before, at or within six months after the end of the agreement’s term (unless we enter into a mutually acceptable severance arrangement or the resignation is a result of the officer’s retirement or termination other than for good reason), then in each case, as applicable, the officer will receive the following benefits generally on or beginning on the 60th day after termination of employment but contingent upon the execution and effectiveness of a release of certain claims in the form attached to the employment agreement:

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Continuation of base salary, generally as in effect immediately before the termination, for 24 months payable in accordance with our normal payroll cycle and procedures.

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A lump sum payment of: (1) for Messrs. Vasos and Owen, two times the amount of his annual target bonus under our annual bonus program in respect of the fiscal year in which his termination occurs; and (2) for each other named executive officer, two times the amount of the average percentage of target bonus paid to such officer under our annual bonus program with respect to our two most recently completed fiscal years (not including a fiscal year for which financial performance has not yet been certified) for which annual bonuses have been paid to executives under such program multiplied by such officer’s (A) target bonus level and (B) base salary (in each case, as applicable as of the date immediately preceding the employment termination or, if the termination is for good reason due to the reduction of the officer’s target bonus level or base salary, then his or her target bonus level and base salary applicable immediately prior to such reduction). If no bonus was paid to such officer with respect to one or both of the applicable fiscal years due to Dollar General’s performance or to individual performance (as opposed to ineligibility due to length of employment), then such bonus amount shall be zero in calculating the average. If the named executive officer was not eligible for a bonus with respect to one of the two applicable fiscal years due to length of employment, then such amount shall be calculated based upon the percentage of target bonus to such officer for the applicable fiscal year for which a bonus was paid. If no bonus was paid to the named executive officer with respect to the applicable fiscal years due to length of employment, then no such amount shall be paid.

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Messrs. Vasos and Owen also will receive a lump sum payment, payable when annual bonuses are paid to our other executives, of a pro-rata portion of the annual bonus, if any, that he would have been entitled to receive for the fiscal year of termination, if such termination had not occurred, based on our performance for the fiscal year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days during which he was employed by us in the fiscal year and the denominator of which is 365.

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A lump sum payment of two times our annual contribution that would have been made in respect of the plan year in which such termination occurs for the named executive officer’s participation in our pharmacy, medical, dental and vision benefits programs.

•
Reasonable outplacement services until the earlier of one year or subsequent employment.

Any amounts owed to a named executive officer in the form of salary continuation that would otherwise have been paid during the 60-day period after termination will instead be payable in a single lump sum on the 60th day after such termination and the remainder will be paid in the form of salary continuation payments over the remaining 24-month period as set forth above.
In certain cases, some or all of the payments and benefits provided on termination of employment may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, and any payments due after the six-month period would be paid at the normal payment date provided for under the applicable employment agreement.
To the extent permitted by law, if we reasonably believe a named executive officer engaged in conduct during employment that would have resulted in termination for cause, any unpaid severance amounts under the applicable employment agreement may be forfeited and we may seek to recover any severance amounts paid under the applicable employment agreement.
The named executive officer will forfeit any unpaid severance amounts, and we retain any other rights we have available under law or equity, upon a material breach of any continuing obligation under the applicable employment agreement or the release, which include the following business protection provisions (the “Business Protection Provisions”):
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Such officer must maintain the confidentiality of, and refrain from disclosing or using, our (a) trade secrets for any period of time as the information remains a trade secret under applicable law and (b) confidential information for a period of two years (three years in the case of Mr. Vasos) following the termination date (the “Restricted Period”).

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For the Restricted Period, such officer may not accept or work in a “competitive position” in a state (or, with respect to Messrs. Vasos, Owen and Garratt, a country) where we maintain stores at the termination date or where we plan to open stores within six months of that date. “Competitive position” includes any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the named executive officer and any person or entity engaged wholly or in material part in the business in which we are engaged (including, but not limited to, those entities identified in the applicable employment agreement), or any person or entity then planning to enter the discount consumable basics retail business, if such officer is required to perform services which are substantially similar to those he or she provided or directed at any time while employed by us.

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For the Restricted Period, such officer may not recruit or induce any of our exempt employees to leave our employ and may not solicit or communicate with anyone who has a business relationship with us and with whom such officer had contact while employed by us if it would

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likely interfere with our business relationships or result in an unfair competitive advantage over us.
In addition, each named executive officer’s rights, payments and benefits with respect to any incentive compensation (whether cash or equity) shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by any applicable law, rule or regulation, by any applicable national exchange, or by a separate Dollar General clawback or recoupment policy.
Voluntary Termination without Good Reason
If a named executive officer (other than Mr. Vasos) otherwise resigns without good reason, he or she will forfeit all then unvested equity awards and generally may exercise any outstanding vested options up to 90 days following the resignation date. See “Voluntary Termination Before Appointment of Successor CEO” or “Voluntary Termination On or After Appointment of Successor CEO” for a discussion of the treatment of the 2023 Rehire Options upon Mr. Vasos’s resignation of employment with the Company. See “Voluntary Termination of Board Service” for a discussion of the treatment of the 2023 NED RSUs upon Mr. Vasos’s resignation from the Board.
With respect to Mr. Vasos, if he voluntarily resigns without good reason on or after the appointment of a Successor CEO but contingent upon the execution and effectiveness of a release of certain claims in the form attached to his employment agreement, he will receive a lump sum severance benefit under the employment agreement, payable at such time as annual bonuses are paid to other senior executives of the Company and subject to achievement of applicable performance criteria, of an amount equal to the annual bonus, if any, that he would have been entitled to receive (on a non-prorated basis) under our annual bonus program for the fiscal year of termination, if such termination had not occurred.
Voluntary Termination Before Appointment of Successor CEO
Solely with respect to the 2023 Rehire Options awarded to Mr. Vasos, in the event Mr. Vasos voluntarily resigns his employment prior to the appointment of a Successor CEO (as defined in the governing agreement) and prior to vesting, the unvested 2023 Rehire Options shall immediately expire without payment and, if Mr. Vasos voluntarily terminates his employment prior to the appointment of a Successor CEO and after vesting, Mr. Vasos will have five years from his voluntary termination date to exercise his vested 2023 Rehire Options. See “Payments After a Change in Control” for a discussion of the treatment of the 2023 Rehire Options if Mr. Vasos resigns with good reason within two years following a change in control.
Voluntary Termination On or After Appointment of Successor CEO
Solely with respect to the 2023 Rehire Options awarded to Mr. Vasos, in the event Mr. Vasos voluntarily resigns his employment for any reason on or at any time following the appointment of a Successor CEO, provided such termination is without “cause” (as defined in the governing agreement) and other than a “qualifying termination” (as defined in the governing agreement) (“Successor Appointment Termination”), the 2023 Rehire Options will remain outstanding and will become 100% vested and exercisable on the first anniversary of the Successor Appointment Termination date (unless the unaccelerated vesting date occurs before such anniversary while the 2023 Rehire Options are outstanding), provided that: (1) if we request him to enter into a written agreement with us to provide reasonable consulting services to our Board of Directors and the Successor CEO for up to a period of time following the Successor Appointment Termination date that does not extend beyond October 12, 2027, and he fails to enter into such written agreement within 30 days, then the unvested 2023 Rehire Options will immediately terminate and be forfeited; (2) if he dies following the date of the Successor Appointment Termination, then any unvested 2023 Rehire Options will become immediately vested and exercisable upon his death; or (3) if a “change in control” (as defined in the governing agreement) occurs following the date of the Successor Appointment Termination, then any unvested 2023 Rehire Options will become immediately vested and exercisable upon such change in control. However, if we become aware of a violation by Mr. Vasos following the Successor Appointment Termination date of any of the Business Protection Provisions under the applicable employment agreement, any portion of the 2023 Rehire Options that vested following the Successor Appointment Termination date (unless the unaccelerated vesting date occurred prior the first anniversary following the Successor Appointment Termination date) shall immediately be forfeited and subject to clawback and any unvested portion of the 2023 Rehire Options shall immediately expire without payment. Mr. Vasos will have until the fifth anniversary of the date of his Successor Appointment Termination to exercise outstanding vested 2023 Rehire Options. For any unvested 2023 Rehire Options that vest following a Successor Appointment Termination (unless the unaccelerated vesting date occurred prior the first anniversary following the Successor Appointment Termination date), any shares acquired upon exercise of such portion of the 2023 Rehire Options (other than shares used to pay the exercise price or to satisfy tax withholding) shall be held and not sold until October 12, 2027, provided this holding requirement does not apply if Mr. Vasos later dies or if there is a later change in control. See “Payments After a Change in Control” for a discussion of treatment of the 2023 Rehire Options if Mr. Vasos resigns with good reason within two years following a change in control.

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See “Voluntary Termination without Good Reason” for a discussion of the severance benefits that are payable for a resignation from employment by Mr. Vasos on or after appointment of a Successor CEO.
Voluntary Termination of Board Service
Solely with respect to the 2023 NED RSUs awarded to Mr. Vasos, in the event Mr. Vasos voluntarily resigns his Board service prior to vesting, Mr. Vasos’s 2023 NED RSUs will become immediately and fully vested and nonforfeitable and will be paid immediately.
Payments Upon Involuntary Termination
The payments to be made to a named executive officer upon involuntary termination of employment vary depending upon whether termination is with or without “cause” (as defined in the governing agreement), and solely with respect to Mr. Vasos, if such involuntary termination occurs before, on or after the appointment of a Successor CEO.
Involuntary Termination with Cause
Upon an involuntary termination with cause, a named executive officer will forfeit all unvested equity awards, all vested but unpaid PSUs, and all vested but unexercised options.
Involuntary Termination without Cause
Upon an involuntary termination without cause, a named executive officer (other than Mr. Vasos):
•
Will forfeit all then unvested equity awards.

•
Generally may exercise any outstanding vested options up to 90 days following the termination date. However, in such circumstance and solely with respect to the special stock option award granted to Mr. Owen in November 2022, Mr. Owen will be required to hold any net shares acquired upon exercise for a period of time ending on the fifth anniversary of the grant date.

•
Will receive the same severance payments and benefits on the same terms and conditions as described under “Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement” above. Messrs. Owen and Zuazo received such severance payments and benefits in connection with their terminations of employment in 2023.

With respect to Mr. Vasos, upon an involuntary termination without cause that occurs (1) on or after the appointment of a Successor CEO, Mr. Vasos will receive the same benefits on the same terms and conditions as are described in “Voluntary Termination On or After Appointment of Successor CEO;” (2) prior to the appointment of a Successor CEO and prior to vesting, the unvested 2023 Rehire Options shall immediately expire without payment; and (3) prior to the appointment of a
Successor CEO and on or after vesting, Mr. Vasos will have 90 days from termination to exercise his vested 2023 Rehire Options.
See “Payments After a Change in Control” for a discussion of the treatment of equity awards if a named executive officer is involuntarily terminated without cause within two years following a change in control.
Upon an involuntary termination of employment without cause prior to the appointment of a Successor CEO but contingent upon the execution and effectiveness of a release of certain claims in the form attached to his employment agreement, Mr. Vasos will receive the same severance payments and benefits on the same terms and conditions as described in “Voluntary Termination with Good Reason or After Failure to Renew the Employment Agreement.” However, if Mr. Vasos’s employment is terminated without cause on or after the appointment of a Successor CEO but contingent upon the execution and effectiveness of a release of certain claims in the form attached to the employment agreement, he will receive a lump sum severance benefit, payable at such time as annual bonuses are paid to our other senior executives and subject to achievement of applicable performance criteria, of an amount equal to the annual bonus, if any, that he would have been entitled to receive (on a non-prorated basis) under our annual bonus program for the fiscal year of termination if such termination had not occurred.
Payments After a Change in Control
Equity Awards
With respect to PSUs, if a change in control (as defined in the governing agreement) occurs on or before the end of an applicable performance period, and the named executive officer has remained continuously employed until the change in control, the target number of the applicable unvested PSUs shall be deemed earned but otherwise continue to be subject to the service and payment provisions, including applicable pro-ration requirements, of the applicable award agreement, unless the officer experiences a “qualifying termination.” A change in control that occurs after the end of an applicable performance period with respect to PSUs, or that occurs at any time with respect to stock options, including the 2023 Rehire Options, or Ms. Dilts’s RSUs, will have no effect upon any such PSUs, stock options or RSUs unless the named executive officer experiences a “qualifying termination.”
Upon a named executive officer’s “qualifying termination,” which includes involuntary termination (including, with respect to the PSUs, due to a disability termination) without cause or resignation with good reason (unless cause to terminate exists), in each case as defined in the governing agreement, as well as voluntary resignation due to Normal Retirement (unless cause to terminate exists) in the case of PSUs, in each case within two years after a change in control (provided that the officer was

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continuously employed by us until the change in control): (1) all of his or her outstanding unvested options, including the 2023 Rehire Options, will immediately vest and become exercisable as to 100% of the shares underlying such options on the termination date, and the officer may exercise any outstanding vested options up to three years following the termination date; (2) all of Ms. Dilts’s outstanding RSUs will become vested and nonforfeitable and will be paid six months and one day following the qualifying termination date or, if she dies prior to such payment, such RSUs will be paid upon the earlier of (A) 90 days following the date of death or (B) six months and one day following the qualifying termination date; and (3) all of his or her previously earned, or deemed earned, but unvested PSUs that have not been previously forfeited will immediately vest, become nonforfeitable and be paid on the termination date (or the previously scheduled applicable vesting date if earlier) subject to a six-month delay if applicable to comply with Section 409A of the Internal Revenue Code.
With respect to Mr. Vasos’s 2023 NED RSUs, if a change in control (as defined in the governing agreement) occurs prior to vesting and while Mr. Vasos is a member of the Board, the unvested RSUs shall be 100% vested and shall be paid upon the change in control.
Other Payments
In the event of a change in control as defined in Section 280G of the Internal Revenue Code, each named executive officer’s employment agreement provides for capped payments (taking into consideration all payments and benefits covered by such Section 280G) of $1 less than the amount that would trigger the “golden parachute” excise tax under federal income tax rules (the “excise tax”) unless he or she signs a release and the after-tax benefit would be at least $50,000 more than it would be without capping the payments. In such case, such officer’s payments and benefits would not be capped and he or she would be responsible for the excise tax payment. We would not pay any additional amount to cover the excise tax. The tables below reflect the uncapped amounts, subject to reduction in the circumstances described in this paragraph.
Except for Messrs. Owen and Zuazo, for each of whom a separate table is provided below to reflect actual payments made in 2023 or which may be made subsequent to 2023 subject to the conditions outlined above based upon his applicable termination scenario (in each case, involuntary termination without cause), and Mr. Garratt, who is not included in the table because he did not and will not receive any such payments as a result of his voluntary termination without good reason, the following tables reflect potential payments to (1) Mr. Vasos; and (2) each of Mss. Dilts, E. Taylor and R. Taylor and Mr. Wenkoff, in each case in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on, and assuming the scenario was effective as of, February 2, 2024. For stock valuations, we have used the closing price of our stock on the NYSE on February 2, 2024 ($136.16). The tables omit columns for any scenario that would not result in payments to any of the applicable named executive officers. The tables below report only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario and, as a result, exclude earned but unpaid base salary through the employment termination date and equity awards and CDP/SERP Plan benefits that had vested prior to the event. For more information regarding the CDP/SERP Plan benefits, see “Nonqualified Deferred Compensation Fiscal 2023” above. The tables also exclude any amounts that are available generally to all salaried employees and do not discriminate in favor of our executive officers. Other than with respect to Messrs. Owen and Zuazo, the amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

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Potential Payments to Named Executive Officers Upon Occurrence of Various Termination Events or Change in Control as of February 2, 2024
Potential Payments to Mss. Dilts, E. Taylor and R. Taylor and Mr. Wenkoff
Name/Item	Death ($)(1)	Disability ($)(1)	Retirement ($)(2)	Involuntary Without Cause or Voluntary With Good Reason ($)	Change in Control With Qualifying Termination ($)(3)
Ms. Dilts
Equity Vesting Due to Event(4)	606,230	606,230	n/a	n/a	533,475
Cash Severance	—	n/a	n/a	3,720,869	3,720,869
Health Payment	n/a	n/a	n/a	28,702	28,702
Outplacement(5)	n/a	n/a	n/a	8,000	8,000
Life Insurance Proceeds	1,875,000	n/a	n/a	n/a	n/a
Total	2,481,230	606,230	n/a	3,757,571	4,291,046
Ms. E. Taylor
Equity Vesting Due to Event(4)	1,316,713	1,316,713	n/a	n/a	1,366,774
Cash Severance	—	n/a	n/a	3,666,527	3,666,527
Health Payment	n/a	n/a	n/a	29,332	29,332
Outplacement(5)	n/a	n/a	n/a	8,000	8,000
Life Insurance Proceeds	2,000,000	n/a	n/a	n/a	n/a
Total	3,316,713	1,316,713	n/a	3,703,859	5,070,633
Ms. R. Taylor
Equity Vesting Due to Event(4)	1,498,078	1,498,078	1,352,387	n/a	1,548,139
Cash Severance	—	n/a	n/a	3,322,790	3,322,790
Health Payment	n/a	n/a	n/a	28,702	28,702
Outplacement(5)	n/a	n/a	n/a	8,000	8,000
Life Insurance Proceeds	1,813,000	n/a	n/a	n/a	n/a
Total	3,311,078	1,498,078	1,352,387	3,359,492	4,907,632
Mr. Wenkoff
Equity Vesting Due to Event(4)	1,490,544	1,490,544	n/a	n/a	1,533,162
Cash Severance	—	n/a	n/a	3,190,218	3,190,218
Health Payment	n/a	n/a	n/a	29,332	29,332
Outplacement(5)	n/a	n/a	n/a	8,000	8,000
Life Insurance Proceeds	1,741,000	n/a	n/a	n/a	n/a
Total	3,231,544	1,490,544	n/a	3,227,550	4,760,711

(1)
In addition to the amounts reported above, depending upon the cause of death or loss suffered, a named executive officer may also be eligible to receive payment of up to $50,000 under our group accidental death and dismemberment program.

(2)
Ms. R. Taylor meets the Normal Retirement requirements with respect to her 2021, 2022 and 2023 equity awards. None of the remaining named executive officers listed in the table were eligible for retirement on February 2, 2024.

(3)
Reflects the value of accelerated equity vesting upon a “qualifying termination” after a change in control under the applicable award agreement, as well as the value of payments and benefits provided under the applicable employment agreement for involuntary termination without cause or voluntary termination with good reason with or without a change in control, which are types of “qualifying termination.”

(4)
For the portion of PSUs that are subject to performance for periods ending after February 2, 2024, the equity vesting value included in the Death, Disability and Retirement columns assumes a target payout of 100% for 2022 and a threshold payout of 50% for 2023, prorated for a death, disability or retirement termination scenario occurring on February 2, 2024.

(5)
Estimated based on information provided by our outplacement services provider.

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Potential Payments to Mr. Vasos
Item	Death ($)(1)(2)	Disability ($)(1)(2)	Before Appointment of Successor CEO Involuntary Without Cause or Voluntary With Good Reason ($)(3)	Voluntary With Good Reason On or After Appointment of Successor CEO ($)(2)	On or After Appointment of Successor CEO Voluntary Without Good Reason or Involuntary Without Cause ($)(2)	Voluntary Termination of Board Service ($)(4)	Change in Control With Qualifying Termination or After 2023 Retirement ($)(5)
Equity Vesting Due to Event	11,249,095	11,249,095	120,425	4,827,925	4,827,925	120,425	7,840,601
Cash Severance	—	n/a	7,000,000	7,000,000	—	n/a	7,000,000
Health Payment	n/a	n/a	28,390	28,390	n/a	n/a	28,390
Outplacement(6)	n/a	n/a	8,000	8,000	n/a	n/a	8,000
Life Insurance Proceeds	3,500,000	n/a	n/a	n/a	n/a	n/a	n/a
Total	14,749,095	11,249,095	7,156,815	11,864,315	4,827,925	120,425	14,876,991

(1)
In addition to the amounts reported above, depending upon the cause of death or loss suffered, Mr. Vasos may also be eligible to receive payment of up to $50,000 under our group accidental death and dismemberment program.

(2)
The equity vesting value includes the accelerated vesting of Mr. Vasos’s 2023 NED RSUs, assuming his Board service terminated due to death, disability or resignation, as applicable, on the same date as his employment.

(3)
The equity vesting value reflects the accelerated vesting of Mr. Vasos’s NED RSUs, assuming his Board service terminated due to resignation on the same date as his employment.

(4)
The equity vesting value reflects the accelerated vesting of Mr. Vasos’s NED RSUs.

(5)
The equity vesting value includes the accelerated vesting of Mr. Vasos’s NED RSUs, which vest upon a change in control.

(6)
Estimated based on information provided by our outplacement services provider.

Payments to Messrs. Owen and Zuazo
Mr. Owen	Payments in Connection with Termination ($)
Equity Vesting Due to Event	n/a
Cash Severance	$5,625,000
Health Payment	$27,164
Outplacement(1)	$8,000
Total	$5,660,164
Mr. Zuazo	Payments in Connection with Termination ($)
Equity Vesting Due to Event	n/a
Cash Severance	$2,835,747
Health Payment	$26,144
Outplacement(1)	$8,000
Total	$2,869,891

(1)
Estimated based on information provided by our outplacement services provider.

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Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain of our financial performance. For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with our performance, refer to “Compensation Discussion and Analysis.”
							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO Todd J. Vasos ($)	Summary Compensation Table Total for Former CEO Jeffery C. Owen ($)	Compensation Actually Paid to CEO Todd J. Vasos ($)(1)	Compensation Actually Paid to Former CEO Jeffery C. Owen ($)(1)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers ($)(2)	Average Compensation Actually Paid to Non-CEO Named Executive Officers ($)(1)(2)	Total Shareholder Return ($)(3)	Peer Group Total Shareholder Return ($)(4)	Former Peer Group Total Shareholder Return ($)(4)	Net Income ($)(5)	Adjusted EBIT ($)(6)
2023	8,980,117	6,912,197	(2,056,638)	(24,320)	2,255,670	(464,265)	92.43	159.96	162.21	1,661,274,000	2,597,313,000
2022	15,621,406	12,032,684	34,630,029	15,272,360	3,512,266	6,376,349	152.34	141.50	125.62	2,415,989,000	3,590,529,000
2021	16,618,873	—	30,774,890	—	3,891,597	6,426,452	135.23	139.54	153.61	2,399,232,000	3,455,592,000
2020	16,452,823	—	51,714,395	—	3,991,825	8,861,693	127.80	117.55	141.39	2,655,050,000	3,630,107,000

(1)
Compensation Actually Paid reflects the value of equity calculated in accordance with the SEC methodology for determining Compensation Actually Paid for each year shown. The equity award valuations used in these calculations are consistent with, and do not materially differ from, the Company’s practice of equity award valuation at grant date. For the PSUs tied to adjusted ROIC performance, change in fair value is based on the Company’s estimate of the probable outcome of the adjusted ROIC performance goal for the relevant performance period as of the last day of the relevant fiscal year. The dollar amounts do not reflect the actual amounts of compensation earned by or paid to Messrs. Vasos or Owen or the actual average amount of compensation earned by or paid to our other named executive officers as a group during the applicable year. To calculate Compensation Actually Paid, the following amounts were deducted from and added to Summary Compensation Table total compensation:

CEO (Vasos) Summary Compensation Table Total to Compensation Actually Paid:
Year	Salary ($)	Stock and Option Awards ($)	Non-Equity Incentive Compensation ($)	All Other Compensation ($)(a)	Summary Compensation Table Total ($)	Deductions from Summary Compensation Table Total ($)(b)	Additions to Summary Compensation Table Total ($)(c)	Compensation Actually Paid ($)
2023	652,461	7,952,550	—	375,106	8,980,117	(7,952,550)	(3,084,205)	(2,056,638)
2022	1,391,720	11,517,337	2,520,000	192,349	15,621,406	(11,517,337)	30,525,960	34,630,029
2021	1,350,052	10,418,597	4,544,529	305,695	16,618,873	(10,418,597)	24,574,614	30,774,890
2020	1,341,718	8,948,115	6,075,000	87,990	16,452,823	(8,948,115)	44,209,687	51,714,395
Former CEO (Owen) Summary Compensation Table Total to Compensation Actually Paid:
Year	Salary ($)	Stock and Option Awards ($)	Non-Equity Incentive Compensation ($)	All Other Compensation ($)(a)	Summary Compensation Table Total ($)	Deductions from Summary Compensation Table Total ($)(b)	Additions to Summary Compensation Table Total ($)(c)	Compensation Actually Paid ($)
2023	792,439	6,030,777	—	88,981	6,912,197	(6,030,777)	(905,740)	(24,320)
2022	962,310	9,629,223	1,344,299	96,852	12,032,684	(9,629,223)	12,868,899	15,272,360
Average Non-CEO Named Executive Officers Summary Compensation Table Total to Compensation Actually Paid (all amounts are averaged for each component of each relative year):
Year	Salary ($)	Stock and Option Awards ($)	Non-Equity Incentive Compensation ($)	All Other Compensation ($)(a)	Summary Compensation Table Total ($)	Deductions from Summary Compensation Table Total ($)(b)	Additions to Summary Compensation Table Total ($)(c)	Compensation Actually Paid ($)
2023	564,873	1,267,919	—	422,879	2,255,670	(1,267,919)	(1,452,017)	(464,265)
2022	711,643	2,004,911	675,264	120,448	3,512,266	(2,004,911)	4,868,994	6,376,349
2021	718,426	1,740,541	1,340,080	92,551	3,891,597	(1,740,541)	4,275,396	6,426,452
2020	634,595	1,620,602	1,353,871	382,757	3,991,825	(1,620,602)	6,490,470	8,861,693

(a)
Reflects “All Other Compensation” reported in the Summary Compensation Table for each year shown.

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(b)
Represents the grant date fair value of equity-based awards granted each year. We did not report a change in pension value for any of the years reflected in this table, therefore a deduction from the Summary Compensation Table total related to pension value was not required.

(c)
Reflects the value of equity calculated in accordance with the SEC’s methodology for determining Compensation Actually Paid for each year shown.

The following table includes supplemental data for the calculation resulting in the equity component of Mr. Vasos’s Compensation Actually Paid for the periods indicated:
Year	Addition of Fair Value of Current Year Equity Awards Unvested at Fiscal Year End ($)	Addition of Change in Value of Prior Years’ Equity Awards Unvested at Fiscal Year End ($)	Addition of Change in Value of Prior Years’ Equity Awards That Vested in Fiscal Year ($)	Equity Value Included in Compensation Actually Paid ($)
2023	12,092,500	(11,953,353)	(3,223,353)	(3,084,205)
2022	18,548,895	7,315,148	4,661,916	30,525,960
2021	20,063,063	2,900,588	1,610,963	24,574,614
2020	24,865,308	16,856,565	2,487,814	44,209,687
The following table includes supplemental data for the calculation resulting in the equity component of Mr. Owen’s Compensation Actually Paid for the period indicated:
Year	Addition of Fair Value of Current Year Equity Awards Unvested at Fiscal Year End ($)	Addition of Change in Value of Prior Years’ Equity Awards Unvested at Fiscal Year End ($)	Addition of Change in Value of Prior Years’ Equity Awards That Vested in Fiscal Year ($)	Equity Value Included in Compensation Actually Paid ($)
2023	—	—	(905,740)	(905,740)
2022	10,142,910	1,682,984	1,043,005	12,868,899
The following table includes supplemental data for the calculation resulting in the equity component of the non-CEO named executive officers’ average Compensation Actually Paid for the periods indicated:
Year	Additions of Average Fair Value of Current Year Equity Awards Unvested at Fiscal Year End ($)	Additions of Average Change in Value of Prior Years’ Equity Awards Unvested at Fiscal Year End ($)	Additions of Average Change in Value of Prior Years’ Equity Awards That Vested in Fiscal Year ($)	Average Equity Value Included in Compensation Actually Paid ($)
2023	353,167	(1,418,895)	(386,289)	(1,452,017)
2022	3,168,564	1,048,097	652,334	4,868,994
2021	3,351,740	535,079	388,578	4,275,396
2020	4,004,324	2,332,449	153,697	6,490,470

(2)
Named executive officers (other than the CEO) for each fiscal year are:

2023 Other Named Executive Officers	2022 Other Named Executive Officers	2021 Other Named Executive Officers	2020 Other Named Executive Officers
Kelly M. Dilts, Executive Vice President & Chief Financial Officer	John W. Garratt, President & Chief Financial Officer	John W. Garratt, Executive Vice President & Chief Financial Officer	John W. Garratt, Executive Vice President & Chief Financial Officer
John W. Garratt, Former President & Chief Financial Officer	Emily C. Taylor, Executive Vice President & Chief Merchandising Officer	Jeffery C. Owen, Chief Operating Officer	Jeffery C. Owen, Chief Operating Officer
Emily C. Taylor, Executive Vice President & Chief Merchandising Officer	Rhonda M. Taylor, Executive Vice President & General Counsel	Rhonda M. Taylor, Executive Vice President & General Counsel	Jason S. Reiser, former Executive Vice President & Chief Merchandising Officer
Rhonda M. Taylor, Executive Vice President & General Counsel	Carman R. Wenkoff, Executive Vice President & Chief Information Officer	Carman R. Wenkoff, Executive Vice President & Chief Information Officer	Rhonda M. Taylor, Executive Vice President & General Counsel
Carman R. Wenkoff, Executive Vice President & Chief Information Officer			Carman R. Wenkoff, Executive Vice President & Chief Information Officer
Antonio Zuazo, Former Executive Vice President, Global Supply Chain

(3)
Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period.

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(4)
Represents the peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P 500 Consumer Staples Distribution & Retail Index. The former peer group used for this purpose is the following published industry index: S&P 500 Consumer Discretionary Distribution & Retail Index. Until 2023, we were included in the S&P 500 Consumer Discretionary Distribution & Retail Index (formerly known as the S&P 500 Retailing Index), but during 2023, we were moved to the S&P 500 Consumer Staples Distribution & Retail Index. As a result, we have selected the S&P 500 Consumer Staples Distribution & Retail Index as our peer index.

(5)
The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year.

(6)
Adjusted EBIT is defined in “Compensation Discussion and Analysis—Short-Term Cash Incentive Plan—2023 Teamshare Structure.” All amounts for prior years have been calculated using this Adjusted EBIT definition. While we use several financial performance measures for the purpose of evaluating performance for our compensation programs, we have determined that adjusted EBIT, in our assessment, represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our named executive officers, for the most recently completed fiscal year, to Company performance.

Financial Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay for performance philosophy. The financial metrics that the Compensation Committee selects for both our short-term cash incentive plan and our long-term equity incentive program are selected in order to fulfill our pay for performance philosophy and to align the interests of our named executive officers and our shareholders. Our most important financial performance measures for linking executive compensation actually paid to our named executive officers, for the most recently completed fiscal year, to our performance are as follows:
•
Adjusted EBIT

•
Adjusted EBITDA

•
Adjusted ROIC

Adjusted EBIT, adjusted EBITDA and adjusted ROIC are defined in “Compensation Discussion and Analysis—Short-Term Cash Incentive Plan—2023 Teamshare Structure,” “Compensation Discussion and Analysis—Long-Term Equity Incentive Program—2023 Annual Equity Award Structure,” and “Compensation Discussion and Analysis—Long-Term Equity Incentive Program—2021 PSU Awards—Completed 2021-2023 Performance Period,” respectively.
Relationship Between Compensation Actually Paid and Performance Measures
The charts below show, for the past four years, the relationship between the CEO and non-CEO compensation actually paid and our (1) cumulative TSR, (2) net income, and (3) adjusted EBIT, as well as the relationship of our cumulative TSR relative to the cumulative TSR of the current and former peer groups.

Compensation Actually Paid vs. TSR
$55,000
$45,000
$35,000
$25,000
$15,000
$5,000
-$5,000
$000s
$160
$150
$140
$130
$120
$110
$100
$90
$80
TSR
Value of Initial Fixed $100 Investment
51,714
8,862
$128
$135
30,775
6,426
$152
15,272
34,630
6,376
$92
(24)
(2,057)
(464)
FY20
FY21
FY22
FY23
Compensation Actually Paid (Owen)
Compensation Actually Paid (Vasos)
Average Compensation Actually Paid (Non-CEO NEOs)
Dollar General TSR

   2024 Proxy Statement51

EXECUTIVE COMPENSATION

Compensation Actually Paid vs. Net Income & Adjusted EBIT
$55,000
$45,000
$35,000
$25,000
$15,000
$5,000
-$5,000
$000s
4,000
3,500
3,000
2,500
2,000
1,500
1,000
Net Income & Adjusted EBIT $Millions
3,630
3,456
3,591
2,597
2,655
2,399
2,416
1,661
51,714
8,862
30,775
6,426
15,272
34,630
6,376
(24)
(2,057)
(464)
FY20
FY21
FY22
FY23
CAP (Owen)
CAP (Vasos)
Average CAP (Non-CEO NEOs)
Net Income
Adjusted EBIT

TSR: Dollar General vs. Peer Group
TSR
Value of Initial Fixed $100 Investment
$170
$160
$150
$140
$130
$120
$110
$100
$90
$100
$141
$128
$118
$154
$140
$135
$152
$141
$126
$162
$160
$92
Initial Investment (FYE19)
FYE20
FYE21
FYE22
FYE23
Dollar General
S&P 500 Consumer Discretionary Distribution & Retail (former peer group)
S&P 500 Consumer Staples Distribution & Retail (current peer group)

The above disclosures under “Pay Versus Performance” should not be deemed incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates such disclosures by reference therein.

522024 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation
None of Ms. Fili-Krushel or Messrs. Bryant and McGuire, each of whom was a member of our Compensation Committee during all or a portion of 2023: (1) was at any time during 2023 an officer or employee, or was at any time prior to 2023 an officer, of Dollar General or any of our subsidiaries; or (2) had any relationship requiring disclosure under “Transactions with Management and Others.” Also, none of our executive officers serves, or in the past fiscal year has served, as a director or compensation committee (or equivalent committee) member of any entity that has an executive officer serving as a Dollar General director or Compensation Committee member.
Compensation Risk Considerations
In March 2024, our Compensation Committee reviewed a risk assessment of our compensation program for employees, including executive officers, prepared by its compensation consultant with input from management. The assessment included a review of our compensation programs for certain design features which could potentially encourage excessive risk-taking or otherwise create risk to Dollar General. The Committee concluded, after considering the degree to which risk-aggravating factors were offset by risk-mitigating factors, that the net risks created by our overall compensation program are not reasonably likely to have a material adverse effect on Dollar General.
Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and our Chief Executive Officer (our “CEO”). This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.
Dollar General had two CEOs in fiscal year 2023. For purposes of calculating the pay ratio, we annualized the salary of our current CEO, Mr. Vasos, who began serving in the role in October 2023, and included other components of his compensation in the same amounts as disclosed in the Summary Compensation Table. Accordingly, Mr. Vasos’s fiscal year 2023 annual total compensation for purposes of the pay ratio calculation was $9,727,656.
The fiscal year 2023 annual total compensation of the median compensated employee (a full-time store associate) of our temporary, part-time and full-time employee base who were employed as of the last day of our 2023 fiscal year (February 2, 2024), other than our CEO, calculated in accordance with the rules applicable to the Summary Compensation Table, was $18,657, resulting in an estimated pay ratio of 1:521.
As of February 2, 2024, our total population, excluding the CEO, consisted of 175,776 compensated employees, of which 232 were located in non-U.S. jurisdictions as follows: Mexico (123); China (96); Hong Kong (12); and Turkey (1). As permitted by SEC rules, we excluded all such 232 non-U.S. employees. After applying this exemption, the employee population used to identify the median employee consisted of 175,544 temporary, part-time and full-time employees located solely in the U.S.
To identify the median compensated employee, we used W-2 Box 5 Medicare wages for the period from February 4, 2023 (the first day of our 2023 fiscal year) through February 2, 2024 (the last day of our 2023 fiscal year), with such amounts annualized for those permanent employees who did not work for the full year. Our determination of the median compensated employee yielded two median compensated employees because the median population we used had an even number of employees. From the two employees, we selected as the median compensated employee the employee who worked more of the year than the other.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices, may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios, and may not have had two CEOs during 2023.

   2024 Proxy Statement53

PROPOSAL 2: Advisory Vote to Approve Named Executive Officer Compensation
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we provide our shareholders each year with an opportunity to vote on an advisory and nonbinding basis on the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. Accordingly, you may vote on the following resolution at the annual meeting: “RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Dollar General’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures in this proxy statement.”
As discussed in detail in the “Compensation Discussion and Analysis” section, the Compensation Committee actively oversees our executive compensation program, adopting changes and awarding compensation as appropriate to reflect Dollar General’s circumstances and to promote the main objectives of the program. Our compensation programs are designed to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term goals and the realization of increased shareholder value. We firmly believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure alignment of management’s and shareholders’ interests to support long-term value creation. At our 2023 annual meeting of shareholders, over 90% of shareholder votes were cast in support of our executive compensation program.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. This vote also is not a vote on director compensation, as described under “Director Compensation,” or on our compensation policies as they relate to risk management, as described under “Compensation Risk Considerations” in the “Executive Compensation” section.
Our Board of Directors is asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement in accordance with SEC rules by voting for this proposal. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded and will not be binding on or overrule any decisions by the Compensation Committee or the Board. Nonetheless, our Board and the Compensation Committee value our shareholders’ views and intend to consider the outcome of the vote, along with other relevant factors, when making future named executive officer compensation decisions.
At our annual meeting of shareholders held on May 31, 2023, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, our Board of Directors implemented an annual advisory vote on executive compensation until the next advisory vote on the frequency of shareholder votes on executive compensation, which will occur at the 2029 annual meeting.

The Board of Directors unanimously recommends that shareholders vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

542024 Proxy Statement

SECURITY OWNERSHIP
The following tables show the amount of our common stock beneficially owned by the listed persons as of March 20, 2024. For purposes of such tables, a person “beneficially owns” a security if that person directly or indirectly has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Percentage computations are based on 219,670,239 shares of our common stock outstanding as of March 20, 2024, unless otherwise noted.
Security Ownership of Certain Beneficial Owners
The following table pertains to beneficial ownership by those known by us to beneficially own more than 5% of our common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group(1)	25,071,171	11.4%
BlackRock, Inc.(2)	19,372,663	8.8%
Capital International Investors(3)	19,181,090	8.7%
T. Rowe Price Associates, Inc.(4)	18,218,386	8.3%
Capital World Investors(5)	13,083,450	6.0%

(1)
The Vanguard Group has shared power to vote or direct the vote of 296,570 shares, sole power to dispose or direct the disposition of 24,121,429 shares, and shared power to dispose or direct the disposition of 949,742 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. All information is based solely on Amendment No. 11 to Statement on Schedule 13G filed on February 13, 2024.

(2)
BlackRock, Inc., through various subsidiaries, has sole power to vote or direct the vote of 17,824,788 shares and sole power to dispose or direct the disposition of 19,372,663 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001. All information is based solely on Amendment No. 9 to Statement on Schedule 13G filed on February 12, 2024.

(3)
Capital International Investors (“CII”) is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the “Investment Management Entities”). CII’s divisions of each of the Investment Management Entities collectively provide investment management services under the name “Capital International Investors.” CII is deemed to be the beneficial owner of the shares reported in the table above but disclaims such beneficial ownership pursuant to Exchange Act Rule 13d-4. CII has sole power to vote or direct the vote of 19,126,583 shares and sole power to dispose or direct the disposition of 19,181,090 shares. The address of CII is 333 South Hope Street, 55th Fl, Los Angeles, California 90071. All information is based solely on Statement on Schedule 13G filed on February 9, 2024.

(4)
T. Rowe Price Associates, Inc. has sole power to vote or direct the vote of 8,537,130 shares and sole power to dispose or direct the disposition of 18,132,035 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. All information is based solely on Amendment No. 9 to Statement on Schedule 13G filed on February 14, 2024.

(5)
Capital World Investors (“CWI”) is a division of the Investment Management Entities. CWI’s divisions of each of the Investment Management Entities collectively provide investment management services under the name “Capital World Investors.” CWI is deemed to be the beneficial owner of the shares reported in the table above but disclaims such beneficial ownership pursuant to Exchange Act Rule 13d-4. CWI has sole power to vote or direct the vote of 13,071,136 shares and sole power to dispose or direct the disposition of 13,083,450 shares. The address of CWI is 333 South Hope Street, 55th Fl, Los Angeles, California 90071. All information is based solely on Statement on Schedule 13G filed on February 9, 2024.

   2024 Proxy Statement55

SECURITY OWNERSHIP

Security Ownership of Officers and Directors
The following table shows the beneficial ownership of our directors, nominees and named executive officers individually and our current directors and executive officers as a group. Unless otherwise noted, to our knowledge these persons have sole voting and investment power over the shares listed. These persons may be contacted at our executive offices.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Warren F. Bryant(3)	40,045	*
Michael M. Calbert(4)	121,303	*
Ana M. Chadwick(5)	1,722	*
Patricia D. Fili-Krushel(6)	23,684	*
Timothy I. McGuire	11,990	*
David P. Rowland	1,209	*
Debra A. Sandler	3,013	*
Ralph E. Santana	6,257	*
Todd J. Vasos	347,717	*
Jeffery C. Owen	50,131	*
Kelly M. Dilts	29,324	*
John W. Garratt	27,234	*
Emily C. Taylor	73,132	*
Rhonda M. Taylor	104,192	*
Carman R. Wenkoff	138,058	*
Antonio Zuazo	9,647	*
All current directors and executive officers as a group (17 persons)(3)(4)(5)(6)	1,087,236	*

*
Denotes less than 1% of class.

(1)
Share totals have been rounded to the nearest whole share.

(2)
Includes the following number of shares (1) underlying RSUs (including RSUs credited, where applicable, as a result of dividend equivalents earned with respect to the RSUs) and earned PSUs, in each case that are or could be settleable within 60 days of March 20, 2024, over which the person will not have voting or investment power until the applicable RSUs and PSUs are settled, and (2) subject to options exercisable either currently or within 60 days of March 20, 2024, over which the person will not have voting or investment power until exercised: Mr. Bryant (2,986 RSUs); Mr. Calbert (25,094 RSUs); Ms. Chadwick (1,602 RSUs); Ms. Fili-Krushel (884 RSUs); Mr. McGuire (884 RSUs); Mr. Rowland (1,149 RSUs); Ms. Sandler (1,685 RSUs); Mr. Santana (884 RSUs); Mr. Vasos (884 RSUs; 53,849 PSUs; 190,658 options); Ms. Dilts (963 RSUs; 1,519 PSUs; 23,952 options); Ms. E. Taylor (6,840 PSUs; 52,147 options); Ms. R. Taylor (8,172 PSUs; 55,773 options); Mr. Wenkoff (8,172 PSUs; 102,377 options); and all current directors and executive officers as a group (38,953 RSUs; 89,778 PSUs; 564,217 options). Such shares are considered outstanding for computing the percentage owned by each named person and by the group but not for any other person. Excludes shares underlying RSUs that are vested but deferred at the election of Mr. Calbert and Ms. Sandler, but over which such persons will not have voting or investment power until the applicable RSUs are settled on a date that is later than 60 days after March 20, 2024.

(3)
Mr. Bryant may be deemed to share voting and investment power over 425 shares held by the Christopher W. Bryant Legacy Trust and 425 shares held by the Jennifer M. Bryant Legacy Trust.

(4)
Mr. Calbert shares voting and investment power over 90,209 shares with his spouse, Barbara Calbert, as co-trustee of The Michael and Barbara Calbert 2007 Joint Revocable Trust.

(5)
Ms. Chadwick shares voting and investment power over 120 shares with her spouse, Tomás Chadwick.

(6)
Ms. Fili-Krushel shares voting and investment power over 7,591 shares with her spouse, Kenneth Krushel.

Delinquent Section 16(a) Reports
The U.S. securities laws require our executive officers, directors and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Based solely upon a review of these reports furnished to us during and with respect to 2023, or written representations that no Form 5 reports were required, we believe that each of those persons filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act, except that Mr. Bryant filed one Form 4 in 2024 that reported on an untimely basis a total of two transactions during 2023 involving a cumulative total of 850 shares.

562024 Proxy Statement

AUDIT COMMITTEE REPORT
The Audit Committee of our Board of Directors has:
•
reviewed and discussed with management the audited financial statements for the fiscal year ended February 2, 2024,

•
discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC,

•
received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and

•
discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

Based on these reviews and discussions, the Audit Committee unanimously recommended to the Board of
Directors that Dollar General’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 2, 2024, for filing with the SEC.
This report has been furnished by the members of the Audit Committee:
•
Ana M. Chadwick, Chairperson

•
Warren F. Bryant

•
David P. Rowland

•
Debra A. Sandler

The above Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Dollar General filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Dollar General specifically incorporates this report by reference therein.

   2024 Proxy Statement57

FEES PAID TO AUDITORS
The table below lists the aggregate fees for professional audit services rendered to us by Ernst & Young LLP for the audit of our consolidated financial statements for the past two fiscal years and fees billed for other services rendered by Ernst & Young LLP during the past two fiscal years. Information related to audit fees for 2023 includes amounts billed through February 2, 2024, and additional amounts estimated to be billed for the 2023 period for services rendered.
Service	2023 Aggregate Fees Billed ($)	2022 Aggregate Fees Billed ($)
Audit Fees(1)	2,930,831	2,865,581
Audit-Related Fees(2)	—	—
Tax Fees(3)	2,403,021	2,445,218
All Other Fees(4)	6,504	3,600

(1)
Represents for each fiscal year the aggregate fees billed for professional services for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Represents for each fiscal year the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(3)
Represents for each fiscal year the aggregate fees billed for professional services for tax compliance, tax advice and tax planning. Fees for 2023 and 2022 relate primarily to tax compliance services, which represented $2,171,555 and $1,895,136 in 2023 and 2022, respectively, for work related to work opportunity tax credit assistance, federal jobs credits and state tax credit assistance, foreign sourcing offices’ tax compliance, and solely for 2023, annual tax basis inventory calculations assistance. Tax fees for 2023 and 2022 also included fees for tax advisory services related to start up and initial year services related to Mexico, income tax advisory services, and solely for 2022, tax advisory services related to inventory.

(4)
Represents for each fiscal year the aggregate fees billed for other products and services, which in each year consisted solely of subscription fees to an on-line accounting research tool.

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditor. Where feasible, the Committee considers and, when appropriate, pre-approves services at regularly scheduled meetings after disclosure by management and the independent auditor of the nature of the proposed services, the estimated fees (when available), and their opinions that the services will not impair the independence of the independent auditor. The Committee’s Chairman (or any Committee member if the Chairman is unavailable) may pre-approve such services between Committee meetings and must report to the Committee at its next meeting with respect to all services so pre-approved. The Committee pre-approved 100% of the services provided by Ernst & Young LLP during 2023 and 2022.

582024 Proxy Statement

PROPOSAL 3: Ratification of Appointment of Auditors
Who is responsible for the selection of the independent auditor?
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor.
Is the Audit Committee involved in the lead audit partner selection process?
Yes. Prior to the selection of a lead audit partner, the Chairman of the Audit Committee, typically one additional Audit Committee member, and the Chairman of the Board interview the candidates. Following the interviews, the Audit Committee discusses each candidate’s credentials, experience level and independence prior to making the final selection.
Does the Audit Committee evaluate the independent auditor and the lead audit partner?
Yes. The Audit Committee annually evaluates the lead audit partner, as well as the independent auditor’s qualifications, performance and independence. The evaluation, which includes the input of management, entails consideration of a broad range of factors, including the quality of services and sufficiency of resources that have been provided; the skills, knowledge and experience of the firm and the audit team; the effectiveness and sufficiency of communications and interactions; independence and level of objectivity and professional skepticism; reasonableness of fees; and other factors.
Who has the Audit Committee selected as the independent auditor?
After conducting the evaluation process discussed above, the Audit Committee selected Ernst & Young LLP as our independent auditor for the 2024 fiscal year. Ernst & Young
LLP has served in that capacity since October 2001. The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP is in the best interests of Dollar General and our shareholders and request that shareholders vote for the ratification of Ernst & Young LLP as our independent auditor for the 2024 fiscal year.
What are the benefits of a longer-tenured independent auditor?
A longer-tenured auditor possesses institutional knowledge of our business operations, accounting policies and practices, personnel and internal control over financial reporting, which enhances the efficiency and quality of the audit process. In addition, we are able to negotiate a competitive fee structure due to the auditing firm’s deep knowledge and familiarity with Dollar General. There would be additional fees required in changing audit firms.
Will representatives of Ernst & Young LLP attend the annual meeting?
Representatives of Ernst & Young LLP have been requested and are expected to attend the annual meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
What if shareholders do not ratify the appointment?
The Audit Committee is not bound by a vote either for or against the firm. If the shareholders do not ratify this appointment, our Audit Committee will consider that result in selecting our independent auditor in the future.

The Board of Directors unanimously recommends that shareholders vote FOR the ratification of Ernst & Young LLP as our independent auditor for the 2024 fiscal year.

   2024 Proxy Statement59

Shareholder Proposal

PROPOSAL 4: Shareholder Proposal to Improve Clawback Policy for Unearned Executive Pay
Introduction and Board of Directors’ Recommendation
John Chevedden (the “Proponent”), located at 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified us that he intends to present the shareholder proposal set forth below (“Proposal 4”) at the annual meeting. The Proponent has provided us with documentation indicating that he is the beneficial owner of at least 40 shares of our common stock. Proposal 4 will be voted upon at the annual meeting if the Proponent or his qualified representative is present at the annual meeting and properly presents Proposal 4 for a vote.
Dollar General is not responsible for the accuracy or content of Proposal 4, which is printed verbatim as received in accordance with SEC rules, and we have not endeavored to correct any typographical errors it may contain. Proposal 4 may contain assertions about Dollar General that we believe are incorrect, and we have not tried to refute all such inaccuracies in our response.

The Board of Directors unanimously recommends that shareholders vote AGAINST Proposal 4 for the reasons set forth in the Board’s Statement in Opposition, which follows the shareholder proposal.
Shareholder Proposal
Proposal 4 —
Improve Clawback Policy for Unearned Executive Pay
Shareholders ask the Board of Directors to amend the Company Policy on recoupment of incentive pay to apply to the each Named Executive Officer and to state that conduct or negligence — not merely misconduct — shall trigger mandatory application of that policy. Also the Board shall report to shareholders in each annual meeting proxy the results of any deliberations regarding the policy, including the Board’s reasons for not applying the policy after specific deliberations conclude, about whether or not to cancel or seek recoupment of unearned compensation paid, granted or awarded to NEOs under this policy. There shall at least be the full web address of the complete Clawback Policy in each annual meeting proxy.
These amendments should operate prospectively, be in plain English and be implemented so as not to violate any contract, compensation plan, law or regulation. This includes that at the time of the amendment that no section of such revised policy be adopted that would act against this proposal and make it more difficult to clawback unearned NEO pay and that no section of such revised policy shall further restrict the current policy.
The Dollar General Clawback Policy, described by only 52 words in the 2023 DG annual meeting proxy, seems to be completely optional so that the Board can decide to give an offending executive a free ride. Plus there is no web address in the proxy for the complete Clawback Policy. And the Clawback Policy seems to mostly restrict the Board to situations that involve executive misconduct.
Because the DG Clawback clawback policy merely gives the Board the option of clawback and does not require disclosure to shareholders of its being put to use in actual cases, the current policy is too narrow, too vague, and may not address situations where an executive negligently fails to exercise oversight responsibilities that result in significant financial or reputational damage to DG. It should.
A 2022 rule from the Securities and Exchange Commission requires a clawback of erroneously awarded incentive pay — even with no misconduct — if a company restates its financial statements owing to material errors.
Wells Fargo offers a prime example of why DG needs a stronger policy. After 2016 Congressional hearings, Wells Fargo agreed to pay $185 million to resolve claims of fraudulent sales practices. Wells Fargo’s board then moved to claw back $136 million from 2 top executives. Wells Fargo unfortunately concluded that the CEO had only turned a blind eye to the practice of opening fraudulent accounts.
Please vote yes:
Improve Clawback Policy for Unearned Executive Pay—Proposal 4

602024 Proxy Statement

Shareholder Proposal

Board of Directors’ Statement in Opposition to Proposal 4
Our Board of Directors has carefully considered Proposal 4 and believes that Proposal 4 is unnecessary, potentially harmful, and not in the best interests of the Company or our shareholders for the reasons outlined below. Accordingly, the Board unanimously recommends that shareholders vote AGAINST Proposal 4.
We have already adopted a “no-fault” clawback policy which requires the recovery of incentive compensation from our executive officers following a material accounting restatement.
On November 14, 2023, pursuant to the SEC rules implementing the executive compensation clawback requirement mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and subsequent listing standards adopted by the NYSE, our Board of Directors, upon the recommendation of the Compensation Committee, adopted the Dollar General Corporation Amended and Restated Incentive Compensation Recovery Policy (the “Clawback Policy”), which became effective on December 1, 2023. Our Clawback Policy requires the recovery of erroneously awarded incentive compensation paid to current and former executive officers based on financial results that were subsequently restated as a result of material noncompliance with any financial reporting requirement under the U.S. federal securities laws, regardless of an executive’s personal culpability. Thus, our Clawback Policy already applies to each named executive officer and is triggered by “conduct or negligence—not merely misconduct,” in each case as requested by Proposal 4. In fact, our Clawback Policy applies to a broader group of employees than named executive officers and operates irrespective of any personal culpability, or any conduct at all, on a “no fault” basis.
By way of reference, the Dollar General clawback policy to which Proposal 4 refers is not the Clawback Policy referenced above, which replaced our previous clawback policy in its entirety as of its December 1, 2023 effective date.
Recovery under our Clawback Policy of incentive compensation erroneously paid to current and former executive officers is already mandatory with only a narrow exception designed to ensure that the recovery does not further harm the Company.
In the event of a covered scenario, our Clawback Policy already requires the mandatory application requested by Proposal 4. The only exception to this mandatory recovery, as allowed by SEC rules and NYSE listing standards, is when it is demonstrated that the direct costs of seeking recovery would exceed the recoverable amount or that the recovery would likely cause a tax-qualified retirement plan to violate the requirements of the Internal Revenue Code. This narrow exception is designed to ensure that the recovery does not further harm the Company or our shareholders.
Our Clawback Policy is already publicly available in a location that is easily accessible and common to all publicly-held companies with listed securities.
SEC rules require that all publicly-held companies with securities listed on a national securities exchange file their clawback policies as an exhibit to their Annual Report on Form 10-K. Accordingly, our Clawback Policy is publicly available as Exhibit 97 to our 2023 Form 10-K, ensuring that our shareholders can easily locate and access this important document in a consistent manner. We do not believe that publication of the Clawback Policy in an additional location chosen by the Proponent would further the interests of our shareholders.
We believe that we already effectively manage the reputational risks described in Proposal 4 through our current practices.
As described under “What is the Board’s role in risk oversight—Enterprise Risk Oversight” on pages 12 - 13 of this Proxy Statement, our Board, through the Audit Committee, oversees our enterprise risk management program, which includes the evaluation of significant internal and external reputational risks, identification of mitigation strategies, and assessment of any residual risk. Additionally, we have implemented compliance policies throughout our Company, such as our Code of Business Conduct and Ethics, which defines our expectations for ethical decision-making, accountability and responsibility. Our Code of Business Conduct and Ethics applies to all of our employees, including our executive officers, and is designed to uphold Dollar General’s values of honesty, fairness and respect by outlining the Company’s expectations of employees to, among other things, act with honesty and integrity, proactively promote ethical behavior, maintain a safe and healthy workplace, ensure product safety, comply with applicable laws, protect company assets, ensure the accuracy of public disclosure, handle conflicts of interest and protect the environment.
As part of our commitment to maintaining a culture of ethics and integrity, Dollar General does not tolerate misconduct, including conduct that results in reputational harm to the Company, by our executives or other employees. However, recovery of compensation is not the only action that is available to address such misconduct. Alternative responses include disciplinary action including termination, alterations to compensation in future years, changes in responsibility or further training—all of which might be more reasonable and effective corrective actions under the applicable circumstances to address the misconduct at issue and which our Board, acting in good faith and in its business judgment considering the unique set of facts and circumstances, is best positioned to determine.
Furthermore, recovery of compensation for reputational harm to the Company is a vague and potentially sweeping term. Placing executives’ incentive compensation at constant risk using a metric incapable of a precise or consistent means of measurement could result in difficulty recruiting and retaining executive talent. Similarly, a clawback policy that, outside the context of an accounting

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Shareholder Proposal

restatement, does not take into account personal culpability is inappropriate because it would potentially allow for recovery of compensation for legitimate business decisions that are subsequently scrutinized. By seeking to disregard personal culpability in all such circumstances, Proposal 4 could discourage executives from exercising the business judgment necessary to deliver shareholder value.
We are already required by SEC rules and NYSE listing standards to provide detailed disclosure in our proxy statement regarding our Clawback Policy in the event of an accounting restatement. The additional disclosure being sought by Proposal 4 is overly prescriptive, could restrict our Board’s ability to exercise judgement and could result in disclosure that is misleading to our shareholders.
In the event of a determination that recovery of incentive compensation is required under our Clawback Policy as a result of an accounting restatement, we are already required by SEC rules and NYSE listing standards to disclose in our proxy statement the aggregate dollar amount of the erroneously awarded compensation attributable to such accounting restatement (including the calculation methodology) and the aggregate dollar amount of any erroneously awarded compensation that remains outstanding at the end of the last completed fiscal year. Further, in the event of a determination that recovery of erroneously awarded compensation is “impracticable,” as defined in the SEC rules, we are required to disclose the monetary amount foregone and describe why we decided not to pursue recovery from each applicable executive. Additionally, if we are required to prepare an accounting restatement and conclude that recovery of incentive compensation is not required under our Clawback Policy, we must disclose such fact and our related reasoning.
In addition to expanding the circumstances under which compensation recovery is required to include negligent exercise of oversight responsibilities that results in significant financial or reputational harm, Proposal 4 also seeks to require proxy statement disclosure that far exceeds the disclosure mandated by applicable SEC rules and NYSE listing standards, which in turn would likely dilute the usefulness of information regarding our Clawback Policy that the SEC and the NYSE believe is important to investors. Proposal 4 seeks to require disclosure of “the results of any deliberations regarding the policy, including the Board’s reasons for not applying the policy after specific deliberations conclude.” Such disclosure, without regard for confidentiality, competitive, commercial and legal or privilege considerations, could effectively limit the ability of our Board to exercise its business judgment in connection with determining the most appropriate action to address a specific situation. Further, disclosure by the Company that our Board determined that a clawback of compensation was not required in a particular situation covered by Proposal 4 could be wrongly interpreted by our shareholders as a failure by the Company to take any remedial or corrective action in response to that same situation. As discussed above, the Company does not tolerate misconduct by its executives or other employees. Even if recovery of compensation is not required in a particular situation, other corrective or remedial actions may be taken.
Conclusion
In summary, our Board opposes Proposal 4 because it believes that we have substantially implemented Proposal 4 through the adoption of our Clawback Policy and the remaining differences between our Clawback Policy and what the Proponent appears to be seeking are unnecessary, potentially harmful, and not in the best interests of Dollar General or our shareholders.

The Board of Directors unanimously recommends that shareholders vote AGAINST Proposal 4.

622024 Proxy Statement

SHAREHOLDER PROPOSALS FOR 2025 ANNUAL MEETING
All shareholder proposals and notices discussed below must be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072. Shareholder proposals and director nominations that are not included in our proxy materials will not be considered at any annual meeting of shareholders unless such proposals or nominations have complied with the requirements of our Bylaws.
Shareholder Proposals
To be considered for inclusion in our proxy materials relating to the 2025 annual meeting of shareholders (the “2025 Annual Meeting”), eligible shareholders must submit proposals that comply with Rule 14a-8 under the Exchange Act and other relevant SEC regulations for our receipt by December 6, 2024.
New Business at 2025 Annual Meeting
To introduce new business outside of the Rule 14a-8 process or to nominate directors (other than a proxy access nomination, which is described below) at the 2025 Annual Meeting, or to recommend a candidate for our Nominating Committee’s consideration, you must deliver written notice to us, including the information required by Rule 14a-19 under the Exchange Act, if applicable, no earlier than the close of business on January 29, 2025, and no later than the close of business on February 28, 2025, and comply with the advance notice provisions of our Bylaws. If we do not receive a properly submitted proposal by February 28, 2025, then the proxies held by our management may provide the discretion to vote against such proposal even though the proposal is not discussed in our proxy materials sent in connection with the 2025 Annual Meeting.
Proxy Access
Our Bylaws contain proxy access provisions that permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of our stock continuously for at least three years, to nominate and include in our proxy materials candidates for election as directors. Such shareholder or group may nominate up to 20% of our Board, provided that the shareholder or group and the nominee(s) satisfy the requirements specified in our Bylaws. In order to be properly brought before our 2025 Annual Meeting, an eligible shareholder’s notice of nomination of a director candidate pursuant to the proxy access provisions of our Bylaws must be received by us no earlier than the close of business on November 6, 2024, and no later than the close of business on December 6, 2024, and comply with the other relevant provisions of our Bylaws pertaining to proxy access nominees.

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SCAN TO
VIEW MATERIALS & VOTE

V36836-P01954

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

DOLLAR GENERAL CORPORATION

The Board of Directors recommends you vote FOR each of the listed nominees.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Warren F. Bryant	☐	☐	☐
1b. Michael M. Calbert	☐	☐	☐
1c. Ana M. Chadwick	☐	☐	☐
1d. Patricia D. Fili-Krushel	☐	☐	☐
1e. Timothy I. McGuire	☐	☐	☐
1f. David P. Rowland	☐	☐	☐
1g. Debra A. Sandler	☐	☐	☐
1h. Ralph E. Santana	☐	☐	☐
1i. Todd J. Vasos	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To approve, on an advisory (non-binding) basis, the resolution regarding the compensation of Dollar General Corporation's named executive officers as disclosed in the proxy statement.	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as Dollar General Corporation's independent registered public accounting firm for fiscal 2024.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 4.	**For**	**Against**	**Abstain**
4. To vote on a shareholder proposal to improve clawback policy for unearned executive pay.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

DOLLAR GENERAL CORPORATION ATTN: INVESTOR RELATIONS100 MISSION RIDGEGOODLETTSVILLE, TN 37072 SCAN TOVIEW MATERIALS & VOTEVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 28, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 28, 2024. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IF YOU ARE NOT VOTING BY INTERNET OR PHONE,TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V36836-P01954 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY 1a.1b.1c.1d.Warren F. Bryant Michael M. Calbert Ana M. ChadwickPatricia D. Fili-Krushel!!!!!!!!!!!!1e.Timothy I. McGuire!!!1f.David P. Rowland!!!1g.Debra A. Sandler!!!1h.Ralph E. Santana!!!1i.Todd J. Vasos!!!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V36837-P01954DOLLAR GENERAL CORPORATIONProxy solicited by and on behalf of the Board of Directors for theAnnual Meeting of Shareholders to be held on May 29, 2024The undersigned shareholder(s) of Dollar General Corporation, a Tennessee corporation (the "Company"), hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 5, 2024, and hereby appoint(s)Christine L. Connolly and Elizabeth S. Inman, or either of them, proxies, each with full power of substitution, and authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of the Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 29, 2024 at9:00 A.M. Central Time, at Dollar General Corporation, Turner One Building, 100 Mission Ridge, Goodlettsville, Tennessee, and at any adjournment(s) thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees for director in Proposal 1, FOR Proposals 2 and 3,AGAINST Proposal 4, and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment(s) thereof.Continued and to be signed on reverse side